Filed Pursuant to Rule 424(b)(5)
Registration No. 333-214949

This preliminary prospectus supplement relates to an effective registration statement under the Securities Act of 1933, but it is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any other jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated March 6, 2018

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated December 7, 2016)

Shares

% Series B Fixed-to-Floating Rate Cumulative Preferred Shares

Each Series B Fixed-to-Floating Rate Cumulative Preferred Share Represents One Corresponding

Beneficial Interest in Compass Diversified Holdings

We are offering                 shares of                % Series B Fixed-to-Floating Rate Cumulative Preferred Shares (the “Series B Preferred Shares” or the “Shares”) of Compass Diversified Holdings, which we refer to as the trust.

Holders of Series B Preferred Shares will be entitled to receive cumulative cash distributions (i) from and including the original issue date to, but excluding            , 2028, at a rate equal to            % per annum and (ii) from and including        , 2028, at a floating rate equal to three-month LIBOR (as defined herein) plus a spread of                % per annum. Distributions will be payable quarterly in arrears on                ,                ,                 and                of each year, when and as declared by the board of directors of Compass Group Diversified Holdings LLC, which we refer to as the company, beginning on            , 2018, except in each case where such day is not a business day. Distributions will accumulate and be cumulative from, and including, the date of original issuance of the Series B Preferred Shares.

At any time or from time to time on or after                 , 2028, we may, at our option, redeem the Series B Preferred Shares, in whole or in part, at a price of $25.00 per Series B Preferred Share plus any accumulated and unpaid distributions thereon (whether or not authorized or declared) to, but excluding, the redemption date. See “Description of the Series B Preferred Shares—Optional Redemption.” If a Tax Redemption Event (as defined herein) occurs prior to             , 2028, we may, at our option, redeem the Series B Preferred Shares, in whole but not in part, at a price of $25.25 per Series B Preferred Share plus any accumulated and unpaid distributions thereon (whether or not authorized or declared) to, but excluding, the redemption date. We may be required to make an offer to repurchase the Series B Preferred Shares upon the occurrence of certain corporate events. See “Description of the Series B Preferred Shares—Repurchase at the Option of Holders upon a Fundamental Change.” The Series B Preferred Shares will rank equally with other series of our parity shares, junior to our senior shares and senior to our junior shares (as such terms are defined herein) with respect to payment of distributions and distribution of our assets upon our liquidation, dissolution or winding up. See “Description of the Series B Preferred Shares—Ranking.” The Series B Preferred Shares will not have any voting rights, except as set forth under “Description of the Series B Preferred Shares—Voting Rights.”

Each Series B Preferred Share of the trust corresponds to one Series B Trust Preferred Interest of the company.

You should read this prospectus supplement and the accompanying prospectus carefully before you invest. Investing in the Series B Preferred Shares involves risks. See the section entitled “Risk Factors,” beginning on page S-22 of this prospectus supplement and in the documents we file with the Securities and Exchange Commission that are incorporated in this prospectus supplement and the accompanying prospectus by reference for certain risks and uncertainties you should consider.

We intend to apply to list the Series B Preferred Shares on the New York Stock Exchange (the “NYSE”) under the symbol “CODI PR B.” If the application is approved, we expect trading of the Series B Preferred Shares on the NYSE to begin within 30 days after the Series B Preferred Shares are first issued.

	Per Share	Total
Public offering price	$	$
Underwriting discount and commissions	$	$
Proceeds, before expenses, to us (1)	$	$

(1)	Assumes no exercise of the underwriters’ over-allotment option described below.

We have granted the underwriters the option to purchase, exercisable within 30 days of the date of this prospectus supplement, up to                additional Series B Preferred Shares on the same terms and conditions set forth above, solely to cover over-allotments.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the Shares in book-entry form only, through the facilities of The Depository Trust Company, against payment on or about                 , 2018.

BofA Merrill Lynch	Morgan Stanley	UBS Investment Bank
J.P. Morgan	Janney Montgomery Scott	William Blair

Prospectus Supplement dated             , 2018

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NOTE TO READER

In reading this prospectus supplement, references to:

•	the “trust” and “Holdings” refer to Compass Diversified Holdings;

•	the “company” refer to Compass Group Diversified Holdings LLC;

•	“manager” refer to Compass Group Management LLC;

•	“businesses” refer to, collectively, the businesses controlled by the company;

•	the “trust agreement” refer to the Second Amended and Restated Trust Agreement of the trust dated as of December 6, 2016;

•	the “LLC agreement” refer to the Fifth Amended and Restated Operating Agreement of the company dated as of December 6, 2016;

•	the “common shares” refer to the common shares of the trust, each representing one undivided beneficial interest in the trust property and corresponding to one underlying trust common interest in the company;

•	the “preferred shares” refer to the preferred shares of the trust, each representing one undivided beneficial interest in the trust property and corresponding to one underlying trust preferred interest in the company;

•	the “shares” refer to the common shares and preferred shares, collectively;

•	the “trust common interests” refer to the trust common interests in the company;

•	the “trust preferred interests” refer to the trust preferred interests in the company;

•	the “trust interests” refer to the trust common interests and trust preferred interests, collectively;

•	the “Series B Preferred Shares” or the “Shares” refer to the % Series B Fixed-to-Floating Rate Cumulative Preferred Shares of the trust; and

•	“we,” “us” and “our” refer to the trust, the company and our businesses together.

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ABOUT THIS PROSPECTUS SUPPLEMENT

We provide information to you about our Series B Preferred Shares in two separate documents: (1) this prospectus supplement, which describes the specific terms of this offering of our Series B Preferred Shares and adds to and updates the information contained in the accompanying prospectus and the documents incorporated by reference in the accompanying prospectus, and (2) the accompanying prospectus, which provides general information about preferred shares we may offer from time to time. You should read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

The accompanying prospectus was filed with the Securities and Exchange Commission (“SEC”) as part of a registration statement on Form S-3, as amended (File No. 333-214949), which became effective on December 7, 2016.

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with any other information. If you receive any information not authorized by us or the underwriters, you should not rely on it.

Our Series B Preferred Shares are being offered for sale only in places where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of our Series B Preferred Shares in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about and observe any restrictions relating to the offering of our Series B Preferred Shares and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

You should not assume that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than its respective date. The information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein is accurate only as of the date of the respective document regardless of the time of delivery of such document or any sale of the Series B Preferred Shares. Our business, financial condition, results of operations and prospects may have changed since that date. In case there are any differences or inconsistencies between this prospectus supplement, the accompanying prospectus and the information incorporated by reference, you should rely on the information in the document with the most recent date.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, including the sections entitled “Prospectus Supplement Summary” and “Risk Factors,” contains or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are based on our current expectations, estimates and projections. We may, in some cases, use words such as “project,” “predict,” “believe,” “anticipate,” “plan,” “expect,” “estimate,” “intend,” “should,” “would,” “could,” “potentially” or “may,” or other words that convey uncertainty of future events or outcomes, to identify these forward-looking statements. Forward-looking statements in this prospectus supplement are subject to a number of risks and uncertainties, some of which are beyond our control, including, among other things:

•	our ability to successfully operate our businesses on a combined basis, and to effectively integrate and improve any future acquisitions;

•	our ability to remove our manager and our manager’s right to resign;

•	our trust and organizational structure, which may limit our ability to meet our dividend and distribution policy;

•	our ability to service and comply with the terms of our indebtedness;

•	our cash flow available for distribution and our ability to make distributions in the future to our shareholders;

•	our ability to pay the management fee and profit allocation when due;

•	our ability to make and finance future acquisitions;

•	our ability to implement our acquisition and management strategies;

•	the regulatory environment in which our businesses operate;

•	trends in the industries in which our businesses operate;

•	changes in general economic or business conditions or economic or demographic trends in the United States and other countries in which we have a presence, including changes in interest rates and inflation;

•	environmental risks affecting the business or operations of our businesses;

•	our and our manager’s ability to retain or replace qualified employees of our businesses and our manager;

•	costs and effects of legal and administrative proceedings, settlements, investigations and claims; and

•	extraordinary or force majeure events affecting the business or operations of our businesses.

Our actual results, performance, prospects or opportunities could differ materially from those expressed in or implied by the forward-looking statements. A description of some of the risks that could cause our actual results to differ appears under the section “Risk Factors” herein and in our Annual Report on Form 10-K for the

S-iv

fiscal year ended December 31, 2017, as incorporated by reference herein, and elsewhere in this prospectus supplement or the other documents incorporated herein by reference. Additional risks of which we are not currently aware or which we currently deem immaterial could also cause our actual results to differ.

In light of these risks, uncertainties and assumptions, you should not place undue reliance on any forward-looking statements. The forward-looking events discussed in this prospectus supplement may not occur. These forward-looking statements are made as of the date of this prospectus supplement. We undertake no obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances, whether as a result of new information, future events or otherwise, except as required by law.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information concerning us can be read and copied at the SEC’s Public Reference Room at 101 F Street, N.E., Washington, D.C. 20549. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of the SEC’s Internet website is http://www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on the operations of the Public Reference Room. We maintain an Internet website at http://www.compassdiversifiedholdings.com. The information on our website is not a part of this prospectus supplement or the accompanying prospectus (or any document incorporated by reference herein or therein).

We filed a registration statement on Form S-3 to register with the SEC the securities described in this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus is a part of that registration statement. As permitted by SEC rules, this prospectus supplement and the accompanying prospectus do not contain all the information contained in the registration statement or the exhibits to the registration statement. Whenever a reference is made in this prospectus supplement or the accompanying prospectus to a contract or other document, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement or our other SEC filings for a copy of the contract or other document.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We “incorporate by reference” into this prospectus supplement and the accompanying prospectus some of the information we file with the SEC. This permits us to disclose important information to you by referring you to those filings. The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus. Any information contained in future SEC filings will automatically update and supersede the information contained in this prospectus supplement or the accompanying prospectus. We incorporate by reference the documents listed below that have been filed with the SEC (other than current reports on Form 8-K that are furnished rather than filed):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on February 28, 2018;

•	our definitive Proxy Statement (the “2017 Proxy Statement”), in connection with our 2017 Annual Meeting of Shareholders, filed with the SEC on April 12, 2017; and

•	our Current Reports on Form 8-K, filed with the SEC on January 4, 2018, January 16, 2018, January 18, 2018, January 24, 2018 and February 16, 2018 (as amended on March 2, 2018) and February 27, 2018.

We also incorporate by reference any future filings (other than current reports on Form 8-K that are furnished rather than filed) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the termination of the offering of the securities made by this prospectus supplement and the accompanying prospectus.

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We will provide without charge upon written or oral request a copy of any or all of the documents that are incorporated by reference into this prospectus supplement and the accompanying prospectus, other than exhibits unless specifically incorporated by reference into such documents. Requests should be directed to:

Compass Diversified Holdings

301 Riverside Avenue

Second Floor

Westport, CT 06880

Telephone number (203) 221-1703

Attention: Investor Relations

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PROSPECTUS SUPPLEMENT SUMMARY

This prospectus supplement summary highlights information contained elsewhere in this prospectus supplement and in the documents we file with the SEC that are incorporated by reference in this prospectus supplement. This summary is not complete and does not contain all of the information that you should consider before investing in our Series B Preferred Shares. You should read carefully the entire prospectus supplement and the accompanying prospectus and the information incorporated by reference in this prospectus supplement and accompanying prospectus, including “Risk Factors” included below and our consolidated financial statements and related notes included in our most recently filed Annual Report on Form 10-K, in each case as updated or supplemented by subsequent reports that we file with the SEC, before making an investment decision. Further, unless the context otherwise indicates, numbers in this prospectus supplement have been rounded and are, therefore, approximate.

Overview

Compass Group Diversified Holdings LLC, a Delaware limited liability company, which we refer to as the company, was formed on November 18, 2005. Compass Diversified Holdings, a Delaware statutory trust, which we refer to as the trust, was also created in Delaware on November 18, 2005. The trust and the company were formed to acquire and manage a group of small and middle-market businesses headquartered in North America. The trust is the sole owner of 100% of the trust interests, as defined in our LLC agreement, of the company, which consist of trust common interests and trust preferred interests. Pursuant to that LLC agreement, the trust owns an identical number of trust common interests and trust preferred interests in the company as exist for the number of outstanding common shares and preferred shares of the trust, respectively. Accordingly, the holders of our common shares and preferred shares are treated as beneficial owners of trust common interests and trust preferred interests, respectively, in the company and, as such, are subject to tax under partnership income tax provisions.

The company is an operating entity with a board of directors whose corporate governance responsibilities are similar to that of a Delaware corporation. The company’s board of directors oversees the management of the company and our businesses and the performance of Compass Group Management LLC, which we refer to as our manager. Certain members of our manager indirectly own our allocation interests, as defined in our LLC agreement, through their ownership of a Delaware limited liability company.

We acquire controlling interests in and actively manage businesses that we believe (i) operate in industries with long-term macro economic growth opportunities, (ii) have positive and stable cash flows, (iii) face minimal threats of technological or competitive obsolescence and (iv) have strong management teams largely in place.

Our unique public structure provides investors of our common shares with an opportunity to participate in the ownership and growth of companies which have historically been owned by private equity firms, wealthy individuals or families. Through the acquisition of a diversified group of businesses with these characteristics, we believe we offer investors in our common shares an opportunity to diversify their own portfolio risk while participating in the ongoing cash flows of those businesses through the receipt of quarterly distributions.

Our disciplined approach to our target market provides opportunities to methodically purchase attractive businesses at values that are accretive to our shareholders. For sellers of businesses, our unique financial structure allows us to acquire businesses efficiently with little or no third-party financing contingencies and, following acquisition, to provide our businesses with substantial access to growth capital.

We believe that private company operators and corporate parents looking to sell their businesses units may consider us an attractive purchaser because of our ability to:

•	provide ongoing strategic and financial support for their businesses;

•	maintain a long-term outlook as to the ownership of those businesses where such an outlook is required for maximization of return on investment in our common shares ; and

•	consummate transactions efficiently without being dependent on third-party transaction financing.

In particular, we believe that our outlook on length of ownership may alleviate the concern that many private company operators and parent companies may have with regard to their businesses going through multiple sale processes in a short period of time. We believe this outlook reduces both the risk that businesses may be sold at unfavorable points in the overall market cycle and enhances our ability to develop a comprehensive strategy to grow the earnings and cash flows of each of our businesses, which we expect will better enable us to meet our long-term objective of continuing to pay distributions on our common shares while increasing the value of our common shares. Finally, it has been our experience that our ability to acquire businesses without the cumbersome delays and conditions typical of third-party transactional financing is appealing to sellers of businesses who are interested in confidentiality and certainty to close. In this respect, we believe that in the future, we may need to pursue additional debt or equity financings, or offer equity in trust or target businesses to the sellers of such target businesses, in order to fund multiple future acquisitions. For example, in light of our recently announced acquisitions of Foam Fabricators, Inc. and Rimports, Inc., we are considering, subject to market conditions among other factors, appropriate debt and other instruments to provide medium and longer term financing for acquisitions. Any such additional debt may increase our risk associated with leverage, such as our ability to meet our debt service obligations or make distributions on our preferred shares, or cause one or more rating agencies to lower the credit ratings assigned to us or our debt.

We believe our management team’s strong relationships with industry executives, accountants, attorneys, business brokers, commercial and investment bankers, and other potential sources of acquisition opportunities offer us substantial opportunities to access small to middle market businesses available for acquisition. In addition, the flexibility, creativity, experience and expertise of our management team in structuring transactions allows us to consider non-traditional and complex transactions tailored to fit a specific acquisition target.

In terms of the businesses in which we have a controlling interest as of December 31, 2017, we believe that these businesses have strong management teams, operate in strong markets with defensible market niches and maintain long standing customer relationships. The strength of our diversified business model, which includes significant industry, customer and geographic diversity, provides for generally consistent financial performance, even in the face of a more challenging economic environment.

Our Businesses

Business Segments

We categorize the businesses we own into two separate groups of businesses (i) branded consumer businesses, and (ii) niche industrial businesses. Branded consumer businesses are characterized as those businesses that we believe capitalize on a valuable brand name in their respective market sector. We believe that our branded consumer businesses are leaders in their particular product category. Niche industrial businesses are characterized as those businesses that focus on manufacturing and selling particular products and industrial services within a specific market sector. We believe that our niche industrial businesses are leaders in their specific market sector.

Branded Consumer

Our branded consumer subsidiaries are lifestyle brands with aspirational appeal. Products tend to be market share leaders, and our well-known brands can extend beyond their core into adjacencies, driving growth. Our branded consumer businesses have loyal customers as our products match their lifestyle, allowing us to maintain pricing power throughout economic cycles.

Niche Industrial

Our niche industrial subsidiaries are market leading companies that operate in stable end markets. Our niche industrial businesses have defensible market positions due to cost leadership, strong market share and scale from a diverse customer base. Our niche industrial subsidiaries produce strong free cash flow due to high operating margins and have relatively low capital expenditure and working capital requirements.

Branded Consumer Businesses

5.11 Tactical

5.11 ABR Corp., which we refer to as 5.11 Tactical, headquartered in Irvine, California, is a leading provider of purpose-built tactical apparel and gear for law enforcement, firefighters, EMS and military special operations as well as outdoor and adventure enthusiasts. 5.11 Tactical operates sales offices and distribution centers globally and its products are widely distributed in uniform stores, military exchanges, outdoor retail stores, its own retail stores and on 511tactical.com. We made loans to and purchased a controlling interest in 5.11 Tactical on August 31, 2016 for approximately $408.2 million. As of December 31, 2017, we owned approximately 98% of the outstanding stock of 5.11 Tactical on a primary basis and approximately 86% on a fully diluted basis.

Crosman

CBCP Products, LLC, which we refer to as Crosman, headquartered in East Bloomfield, NY, is a leading designer, manufacturer and marketer of airguns, archery products and related accessories. Crosman serves customers worldwide, including mass merchants, sporting goods retailers, online channels and distributors serving smaller specialty stores and international markets. Its diversified product portfolio includes the widely known Crosman, Benjamin and CenterPoint brands. We made loans to and purchased a controlling interest in Crosman on June 2, 2017 for approximately $150.4 million. As of December 31, 2017, we owned approximately 99% of the outstanding stock of Crosman on a primary basis and approximately 89% on a fully diluted basis.

Ergobaby

EBP Lifestyle Brands Holdings, Inc., which we refer to as Ergobaby, headquartered in Los Angeles, California, is a designer, marketer and distributor of wearable baby carriers and accessories, blankets and swaddlers, nursing pillows, strollers and related products. Ergobaby primarily sells its Ergobaby and Baby Tula branded products through juvenile specialty retailers, national chain stores, online retailers, its own websites and in select international markets through distributors. We made loans to, and purchased a controlling interest in, Ergobaby on September 16, 2010 for approximately $85.2 million. On May 11, 2016, Ergobaby acquired all of the outstanding membership interests in Baby Tula, a maker of premium baby and toddler carriers, slings, baskets and wraps. As of December 31, 2017, we owned approximately 83% of the outstanding stock of Ergobaby on a primary basis and approximately 77% on a fully diluted basis.

Liberty Safe

Liberty Safe Holding Corporation, which we refer to as Liberty Safe, headquartered in Payson, Utah, is a designer, manufacturer and marketer of premium home and gun safes in North America. From its over 300,000 square foot manufacturing facility, Liberty Safe produces a wide range of home and gun safe models in a broad assortment of sizes, features and styles. We made loans to and purchased a controlling interest in Liberty Safe on March 31, 2010 for approximately $70.2 million. As of December 31, 2017, we owned approximately 89% of the outstanding stock of Liberty Safe on a primary basis and approximately 85% on a fully diluted basis.

Manitoba Harvest

FHF Holdings Ltd., which we refer to as Manitoba Harvest, headquartered in Winnipeg, Manitoba, is a pioneer and leader in branded, hemp based foods and ingredients. Manitoba Harvest’s products are currently carried in approximately 13,000 retail stores across the United States and Canada. We made loans to and purchased a controlling interest in Manitoba Harvest on July 10, 2015 for approximately $102.7 million. On December 15, 2015, Manitoba Harvest acquired all of the outstanding stock of Hemp Oil Canada Inc., which is a wholesale supplier and a private label packager of hemp food products and ingredients. As of December 31, 2017, we owned approximately 77% of the outstanding stock of Manitoba Harvest on a primary basis and approximately 67% on a fully diluted basis.

Niche Industrial Businesses

Advanced Circuits

Compass AC Holdings, Inc., which we refer to as Advanced Circuits, headquartered in Aurora, Colorado, is a provider of small volume and quick-turn rigid printed circuit boards, or “PCBs”, and small volume PCB assembly services throughout the United States. PCBs are a vital component of virtually all electronic products. The prototype and quick-turn portions of the PCB industry are characterized by customers requiring high levels of responsiveness, technical support and timely delivery. We made loans to and purchased a controlling interest in Advanced Circuits, on May 16, 2006, for approximately $81.0 million. As of December 31, 2017, we owned approximately 69% of the outstanding stock of Advanced Circuits on a primary basis and approximately 69% on a fully diluted basis.

Arnold Magnetics

AMTAC Holdings, LLC, which we refer to as Arnold Magnetics, headquartered in Rochester, New York, with nine additional facilities worldwide, is a manufacturer of engineered, application specific magnetic solutions. Arnold Magnetics products are used in applications such as aerospace and defense, motorsport/automotive, oil and gas, medical, general industrial, electric utility, reprographics and advertising specialties. Arnold Magnetics is the largest U.S. manufacturer of engineered magnets, as well as only one of two domestic producers to design, engineer and manufacture rare earth magnetic solutions. We made loans to, and purchased a controlling interest in, Arnold Magnetics on March 5, 2012 for approximately $128.8 million. As of December 31, 2017, we owned approximately 97% of the outstanding stock of Arnold Magnetics on a primary basis and approximately 85% on a fully diluted basis.

Clean Earth

CEHI Acquisition Corporation, which we refer to as Clean Earth, headquartered in Hatboro, Pennsylvania, provides environmental services for a variety of contaminated materials, including soils, dredged material, hazardous waste and universal and electronic waste. Clean Earth analyzes, treats, documents and recycles waste streams generated in multiple end-markets such as power, construction, oil and gas, medical, infrastructure, industrial and dredging. Treatments performed by Clean Earth include thermal desorption, dredged material stabilization, bioremediation, physical treatment/screening and chemical fixation. Prior to Clean Earth accepting contaminated materials, it identifies a third-party “beneficial reuse” site, such as commercial redevelopment or landfill capping, where the materials will be sent after they are treated. Clean Earth holds the largest market share in the contaminated materials and dredged material management market and operates 24 permitted facilities in the Eastern U.S. We made loans to, and purchased a controlling interest in, Clean Earth on August 26, 2014 for approximately $251.4 million. As of December 31, 2017, we owned approximately 98% of the outstanding stock of Clean Earth on a primary basis and approximately 80% on a fully diluted basis.

Sterno

SternoCandleLamp Holdings, Inc., which we refer to as Sterno, headquartered in Corona, California, is a manufacturer and marketer of portable food warming fuel and creative table lighting solutions for the foodservice industry. Sterno Products offers a broad range of wick and gel chafing fuels, butane stoves and accessories, liquid wax, traditional wax and flameless candles, catering equipment and lamps. We made loans to and purchased a controlling interest in, Sterno Products on October 13, 2014 for approximately $160.0 million. On January 22, 2016, Sterno Products acquired all of the outstanding stock of Northern International Inc., a seller of flameless candles and outdoor lighting products. On February 26, 2018, Sterno acquired all of the outstanding stock of Rimports, Inc, a manufacturer and marketer of scented wax cubes, wax warmers, essential oils and diffusers, for $145.0 million, plus an earn-out of up to an additional $25.0 million. As of December 31, 2017, we owned approximately 100% of the outstanding stock of Sterno Products on a primary basis and approximately 90% on a fully diluted basis.

Foam Fabricators

FFI Compass Inc., which we refer to as Foam Fabricators, headquartered in Scottsdale, Arizona, is a leading designer and manufacturer of custom molded protective foam solutions and OEM components made from expandable polystyrene. Foam Fabricators serves a diverse set of end markets, including appliances, biopharmaceuticals, meal delivery, among others. Foam Fabricators operates 11 plants domestically and 2 plants in Mexico. We made loans to and purchased a controlling interest in Foam Fabricators on February 15, 2018 for approximately $247.5 million. As of February 15, 2018, we owned approximately 100% of its outstanding stock on a primary basis and approximately 92% on a fully diluted basis.

Financial Summary

The following table represents the percentage of net revenue and operating income each of our businesses contributed to our consolidated results since the date of acquisition for the years ended December 31, 2017, 2016 and 2015, and the total assets of each of our businesses as a percentage of the consolidated total as of December 31, 2017 and 2016.

	Year ended December 31,			Year ended December 31,			Year ended December 31,
	2017	2016	2015	2017	2016	2015	2017	2016
	Net Revenue			Operating Income (1)			Total Assets
Branded Consumer:
5.11	24.4%	11.2%	n/a	(10.5)%	(17.8)%	n/a	26.1%	25.4%
Crosman	6.2%	n/a	n/a	1.9%	n/a	n/a	10.9%	n/a
Ergobaby	8.1%	10.6%	11.9%	36.1%	30.0%	26.4%	9.8%	10.4%
Liberty Safe	7.2%	10.6%	13.9%	13.9%	23.2%	14.1%	4.0%	4.1%
Manitoba Harvest	4.4%	6.1%	2.4%	(13.7)%	0.6%	(7.3)%	7.8%	8.4%

	50.3%	38.5%	28.2%	27.7%	36.0%	33.2%	58.6%	48.2%

	Year ended December 31,			Year ended December 31,			Year ended December 31,
	2017	2016	2015	2017	2016	2015	2017	2016
	Net Revenue			Operating Income (1)			Total Assets
Niche Industrial:
Advanced Circuits	6.9%	8.8%	12.0%	34.7%	39.8%	28.8%	4.4%	4.6%
Arnold Magnetics	8.3%	11.1%	16.5%	(8.4)%	(22.6)%	9.0%	6.0%	6.5%
Clean Earth	16.6%	19.3%	24.1%	17.7%	13.9%	13.1%	19.4%	20.0%
Sterno	17.8%	22.4%	19.2%	28.2%	32.9%	15.8%	11.2%	12.0%

	49.7%	61.5%	71.8%	72.3%	64.0%	66.8%	41.0%	43.1%

Corporate	—	—	—	—	—	—	0.4%	8.7%

	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

(1)	Operating income (loss) reflected is as a percentage of the total contributed by the businesses and does not include expenses incurred at the corporate level.

Acquisitions Details

The following table shows the purchase price paid for each of our businesses as well as our ownership stake at December 31, 2017.

			Ownership Interest December 31, 2017

Business	Acquisition Date	CODI Purchase Price	Primary	Diluted
CBS Holdings (Staffmark) (1)	May 16, 2006	$183,200	N/a	N/a
Crosman (4)	May 16, 2006	$72,600	N/a	N/a
Advanced Circuits (3)	May 16, 2006	$81,000	69.4%	69.2%
Silvue	May 16, 2006	$36,000	N/a	N/a
Tridien (3)	August 1, 2006	$31,000	N/a	N/a
Aeroglide	February 28, 2007	$58,200	N/a	N/a
Halo	February 28, 2007	$62,300	N/a	N/a
American Furniture	August 31, 2007	$97,000	N/a	N/a
FOX (2)	January 4, 2008	$80,400	N/a	N/a
Liberty Safe (3)	March 31, 2010	$70,200	88.6%	84.7%
Ergobaby (3)	September 16, 2010	$85,200	82.7%	76.6%
CamelBak	August 24, 2011	$251,400	N/a	N/a
Arnold Magnetics	March 5, 2012	$128,800	96.7%	84.7%
Clean Earth (3)	August 7, 2014	$251,400	97.5%	79.8%
Sterno (3)	October 10, 2014	$160,000	100.0%	89.5%
Manitoba Harvest (3)	July 10, 2015	$102,700	76.6%	67.0%
5.11	August 31, 2016	$408,200	97.5%	85.5%
Crosman (3) (4)	June 2, 2017	$150,400	98.8%	89.2%

(1)	The total purchase price for CBS Holdings includes the acquisition of Staffmark Investment LLC on January 21, 2008 for a purchase price of $128.6 million. We renamed the CBS Personnel business Staffmark subsequent to the acquisition.

(2)	FOX completed an IPO of its common stock in August 2013 in which we sold a 22% interest in FOX, reducing our ownership interest to 53%. In July 2014, FOX completed a secondary offering in which we sold a 12% interest in FOX, reducing our ownership interest to 41% and resulting in the deconsolidation of FOX from our financial results. We subsequently sold our remaining shares of FOX and now hold no ownership interest in FOX. We recognized total net proceeds from the sale of our FOX shares of approximately $465.1 million.

(3)	The total purchase price does not reflect add-on acquisitions made by our businesses subsequent to their purchase by CODI.

(4)	Crosman was purchased by us in May 2006 and subsequently sold in January 2007. We reacquired Crosman in June 2017.

(5)	The above table does not give effect to our recent acquisitions of Foam Fabricators, Inc. and Rimports, Inc. as described in “—Recent Developments.”

Market Opportunity

We acquire and actively manage small and middle-market businesses. We characterize small to middle-market businesses as those that generate annual cash flows of up to $60 million. We believe that the merger and acquisition market for small to middle-market businesses is highly fragmented and provides opportunities to purchase businesses at attractive prices. We believe that the following factors contribute to lower acquisition multiples for small and middle market businesses:

•	there are fewer potential acquirers for these businesses;

•	third-party financing generally is less available for these acquisitions;

•	sellers of these businesses frequently consider non-economic factors, such as continuing participation or the effect of the sale on their employees; and

•	these businesses are less frequently sold pursuant to an auction process.

Frequently, opportunities exist to augment existing management at such businesses and improve the performance of these businesses upon their acquisition. In the past, our management team has acquired businesses that were owned by entrepreneurs or large corporate parents. In these cases, our management team has frequently found that there have been opportunities to further build upon the management teams of acquired businesses beyond those that existed at the time of acquisition. In addition, our management team has frequently found that financial reporting and management information systems of acquired businesses may be improved, both of which can lead to improvements in earnings and cash flow. Finally, because these businesses tend to be too small to have their own corporate development efforts, opportunities frequently exist to assist these businesses as they pursue organic or external growth strategies that were often not pursued by their previous owners.

Our Strategy

We employ three primary strategies to create shareholder value. First, we focus on growing the earnings and cash flow from our acquired businesses, including identifying and consummating add-on acquisitions. Second, we identify, perform due diligence on, negotiate and consummate additional platform acquisitions of small to middle market businesses. Third, we opportunistically divest companies when a sale is warranted, and in doing so have created over $770 million in realized gains since our initial public offering in 2006.

We target for acquisition established North American companies with strong, motivated management teams; significant market share within defensible industry niches; EBITDA of at least $10 million; low obsolescence risk; customer and supplier diversification; positive and strong cash flows; and long-term growth potential. Acquisitions are made with cash on hand and through available capacity on our debt facilities. Throughout the duration of control ownership status, we are the only lender to our subsidiary companies. Thus, we control both the equity and the debt, which also differentiates us from many competitors. The management teams of the acquired companies typically remain in place and are provided incentives to stay with the company and drive strong, long-term performance.

We look for businesses that produce strong cash flow and are accretive to cash available for distribution and reinvestment, which we refer to as “CAD”. Working with the management team, we focus on optimizing operations and growing sales in order to increase cash flow from operations. We also work with the management teams in a corporate development capacity, often times pursuing external growth opportunities in the form of add-on acquisitions.

Compass Group Management LLC (“CGM”) also provides direct support to portfolio companies, although day-to-day managerial responsibility is handled at the subsidiary level. CGM provides oversight and works closely with our subsidiary companies to augment management, develop long range strategic planning, set annual budgets and develop quantifiable goals and performance metrics to measure progress. Additionally, CGM ensures incentives are aligned and helps management evaluate and execute on strategic add-on acquisitions. With our businesses, we focus on driving free cash flow through increased net income and effective working capital management, enabling continued investment in our businesses, strategic acquisitions, and distributions to our shareholders

Core Strengths

Diversified and growing businesses

Our businesses operate across two segments, Branded Consumer and Niche Industrial, which provides us with diverse sources of cash flow across a broad set of industries. Our subsidiary companies are each leaders in a niche market. They have defensible market positions and proven management teams with meaningful incentives. The branded consumer subsidiaries typically have a higher growth profile as we seek to expand distribution into global markets and extend our leading brands into adjacent markets, while our niche industrial businesses produce strong, predictable free cash due to our strong operating margins, relatively low capital expenditure requirements and our diverse set of end markets and customers.

We believe that our businesses operate in growing markets with defensible competitive positioning and maintain solid, long-standing customer relationships. We believe that the strength of our diversified business model, which includes significant industry, customer and geographic diversification, provides for generally consistent financial performance, even in the face of a more challenging economic environment.

Attractive operating subsidiaries with significant value and realizations

Our company has an established track record acquiring control positions and partnering with management teams to build successful middle-market businesses across a broad range of industries. CGM’s value-oriented investment approach is based on a disciplined due diligence process that measures risk while identifying the catalysts to produce growing earnings and cash flow.

We have demonstrated a history of successfully acquiring businesses and improving and enhancing their operations and financial results. For example, we made loans to and purchased a controlling interest in FOX on January 4, 2008, for approximately $80.4 million. In August 2013, we took FOX public through an initial public offering. Through the IPO and a series of secondary share sales, we exited the entire FOX position in March 2017, realizing a total gain of approximately $428.7 million. Including FOX and other opportunistic sales of subsidiaries, we have realized total gains for shareholders in excess of $770 million since our IPO in 2006.

Favorable corporate structure providing enhanced optionality

Our public structure uniquely positions us among private equity investors who have typically engaged in the acquisition of small and middle market companies. In the highly competitive acquisition market, we differentiate ourselves by being able to: (i) complete transactions without relying on external financing; (ii) maintain a long term outlook given that we have no set time frame to invest funds and/or monetize investments; and (iii) provide continued support for the acquired businesses, both financial and managerial.

Our structure is viewed favorable relative to private equity investors due to our ability to consummate transactions without using third party financing and our long term outlook. Unlike private equity investors who need to return capital to investors under a defined timeline, we can be a patient investor since we have access to permanent capital. This structure allows us to have a long term outlook and make investment decisions with respect to our subsidiary companies that position them for long term success. Additionally, because we fund acquisitions through the utilization of our existing financing facilities, we expect to minimize the delays and closing conditions typically associated with transaction specific financing, as is typically the case in such acquisitions. We believe this advantage can be a powerful one, especially in a tight credit environment, and is highly unusual in the marketplace for acquisitions in which we operate.

We invest in our subsidiaries using equity and debt in order to optimize the capital structure. We draw on our credit facility to fund the subsidiary company’s debt and equity needs. We charge market rates on the subsidiary debt in order to maintain an arm’s length transaction. The subsidiaries pay interest and principal on the debt, which serves as the primary mechanism for cash to flow from the subsidiary company to us. From time to time we may recapitalize a subsidiary company which has repaid its debt to a below market level, sending a dividend to us and to the subsidiary’s minority investors, which includes the subsidiary’s management team.

Experienced management team and proven track record

Based on the experience of our management team and its ability to identify and negotiate acquisitions, we believe we are well-positioned to acquire additional businesses. Our management team also has a successful track record of acquiring and managing small to middle-market businesses in various industries. In negotiating these acquisitions, we believe our management team has been able to successfully navigate complex situations surrounding acquisitions, including corporate spin-offs, transitions of family-owned businesses, management buy-outs and reorganizations.

Our management team has a large network of approximately 2,000 deal intermediaries who we expect to expose us to potential acquisitions. Through this network, as well as our management team’s proprietary transaction sourcing efforts, we have a substantial pipeline of potential acquisition targets. Our management team also has a well-established network of contacts, including professional managers, attorneys, accountants and other third-party consultants and advisors, who may be available to assist us in the performance of due diligence and the negotiation of acquisitions, as well as the management and operation of our acquired businesses.

Our management team has a proven track record of creating value in the middle-market. Since inception, we have acquired 19 platform businesses and monetized nine investments for total realized gains of over $770 million.

2018 Outlook

Middle-market deal flow remained steady in 2017 relative to 2016, in part due to continued attractive valuations for sellers. High valuation levels continue to be driven by the availability of debt capital with favorable terms and financial and strategic buyers seeking to deploy available equity capital.

We remain focused on marketing our attractive ownership and management attributes to potential sellers of middle-market businesses and intermediaries. In addition, we continue to pursue opportunities for add-on acquisitions by certain of our existing subsidiary companies, which can be particularly attractive from a strategic perspective.

The areas of focus for 2018, which are generally applicable to each of our businesses, include:

•	Achieving sales growth through a combination of new product development, increasing distribution and international expansion;

•	Taking market share, where possible, in each of our niche market leading companies, generally at the expense of less well capitalized competitors;

•	Striving for excellence in supply chain management, manufacturing and technological capabilities;

•	Continuing to pursue expense reduction and cost savings in lower margin business lines or in response to lower production volume;

•	Continuing to grow through disciplined, strategic acquisitions and rigorous integration processes; and

•	Driving free cash flow through increased net income and effective working capital management, enabling continued investment in our businesses, strategic acquisitions and distributions to our shareholders.

Recent Developments

Acquisition of Foam Fabricators, Inc.

On January 18, 2018, we, through FFI Compass, Inc., a Delaware corporation and our wholly-owned subsidiary, entered into a stock purchase agreement to acquire all equity interests in Foam Fabricators, Inc., a Delaware corporation, for a purchase price of approximately $247.5 million. Concurrently with the closing of the acquisition on February 15, 2018, we provided a credit facility to Foam Fabricators and certain of its affiliates, under which the initial amount outstanding was approximately $115 million.

Foam Fabricators, Inc. is a leading designer and manufacturer of custom molded protective foam solutions and OEM components made from expanded polymers such as expanded polystyrene and expanded polypropylene. Headquartered in Scottsdale, AZ, Foam Fabricators, Inc. operates 13 molding and fabricating facilities across North America. For more information about our recent acquisition of Foam Fabricators, Inc., see our Current Report on Form 8-K filed with the SEC on February 16, 2018, which is incorporated herein by reference.

Acquisition of Rimports Inc.

On January 23, 2018, we, through our portfolio company, Sterno Products, LLC, a Delaware limited liability company, entered into a stock purchase agreement to acquire all equity interests in Rimports Inc., a Utah corporation (“Rimports”), for a cash amount equal to the base purchase price of $145 million on a debt-free basis plus any cash on hand and less any employee closing payments, subject to a working capital adjustment and together with a potential earn-out payment of up to $25 million (less any closing bonus payment by Rimports) (the “Earn-Out”). The payment of the Earn-Out is contingent on the attainment of certain future performance criteria of Rimports for the twelve-month period from May 1, 2017 to April 30, 2018 and the fourteen-month period from March 1, 2018 to April 30, 2019. We funded the purchase price through a draw on our revolving credit facility. Concurrently with the closing of the acquisition on February 26, 2018, we provided to Sterno Products, LLC additional term loans in the aggregate amount of $136 million and revolving loans in the amount of $10 million to, in part, fund the acquisition.

Headquartered in Provo, UT, Rimports is a manufacturer and distributor of branded and private label scented wickless candle products used for home décor and fragrance. Rimports offers an extensive line of wax warmers, scented wax cubes, essential oils and diffusers, and other home fragrance systems, through the mass retailer channel. For more information about our recent acquisition of Rimports, see our Current Report on Form 8-K filed with the SEC on February 27, 2018, which is incorporated herein by reference.

Our Manager

Our manager, CGM, has been engaged to manage our day-to-day operations and affairs and to execute our strategy, as discussed below. Our management team has worked together since 1998. Collectively, our management team has extensive experience in acquiring and managing small and middle-market businesses. We believe our manager is unique in the marketplace in terms of the success and experience of its employees in acquiring and managing diverse businesses of the size and general nature of our businesses. We believe this experience will provide us with an advantage in executing our overall strategy. Our management team devotes a majority of its time to our affairs.

We have entered into a management services agreement (the “Management Services Agreement” or “MSA”), pursuant to which our manager manages our day-to-day operations and affairs and oversees the management and operations of our businesses. We pay our manager a quarterly management fee for the services it performs on our behalf. In addition, certain persons who are employees and partners of our manager receive a profit allocation with respect to its allocation interests in us. All of the allocation interests in us are owned by Sostratus LLC.

Our Chief Executive Officer and Chief Financial Officer are employees of our manager and have been seconded to us. Neither the trust nor the company has any other employees. Although our Chief Executive Officer and Chief Financial Officer are employees of our manager, they report directly to the company’s board of directors. The management fee paid to our manager covers all expenses related to the services performed by our manager, including the compensation of our Chief Executive Officer and other personnel providing services to us. The company reimburses our manager for the compensation and related costs and expenses of our Chief Financial Officer and his staff, who dedicate substantially all of their time to our affairs.

Organizational Structure(1)

An illustration of our organizational structure is set forth below.

(1)	The percentage holdings shown in respect of the trust reflect the ownership of the common shares of the trust as of December 31, 2017 and does not give effect to our recent acquisition of Foam Fabricators, Inc. and Rimports, Inc. as described in “—Recent Developments” or the completion of this offering of Series B Preferred Shares.

(2)	Our non-affiliated holders of common shares own approximately 84.2% of the common shares, and CGI Magyar Holdings, LLC owns approximately 13.2% of the common shares and is our single largest shareholder. Path Spirit Limited is the ultimate controlling person of CGI Magyar Holdings LLC. Mr. Offenberg is not a director, officer or member of CGI Magyar Holdings LLC or any of its affiliates. The remaining 2.6% of the common shares is owned by our directors and officers.

(3)	63.4% beneficially owned by certain persons who are employees and partners of our manager. C. Sean Day, a director of the company, CGI Diversified Holdings, LP, which is ultimately controlled by Path Spirit Limited, and the former founding partner of the manager, are non-managing members.

(4)	Mr. Offenberg is a partner of this entity.

(5)	The allocation interests, which carry the right to receive a profit allocation, represent less than a 0.1% equity interest in the company.

SUMMARY FINANCIAL DATA

The following table presents the summary historical consolidated financial data of the company. This information should be read in conjunction with, and is qualified by reference to, (i) the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited consolidated financial statements and their notes included in our Annual Report on Form 10-K for the year ended December 31, 2017, (ii) Foam Fabricators, Inc.’s audited consolidated financial statements as of and for the year ended December 31, 2017 attached as Exhibit 99.1 to our Current Report on Form 8-K/A filed on March 2, 2018, (iii) our unaudited condensed combined pro forma statements of operations for the year ended December 31, 2017 included in our Current Report on Form 8-K filed on March 2, 2018 relating to the acquisition of Foam Fabricators, Inc. in February 2018, as well as (iv) the other financial information included in this prospectus supplement and the accompanying prospectus and documents incorporated by reference in this prospectus supplement or the accompanying prospectus. We derived the consolidated financial information as of December 31, 2017 and 2016 and for the years ended December 31, 2017, 2016 and 2015 from our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, which is incorporated by reference in this prospectus supplement. We derived the consolidated financial information as of December 31, 2015, 2014 and 2013 and for the years ended December 31, 2014 and 2013 from our audited consolidated financial statements, which are not incorporated by reference in this prospectus supplement. Our historical results are not necessarily indicative of results to be expected in any future period.

	Year ended December 31,
	2017	2016	2015	2014	2013
Statements of Operations Data:
Net sales	$1,269,729	$978,309	$727,978	$636,675	$680,639
Cost of sales	822,020	651,739	487,242	431,658	457,913

Gross profit	447,709	326,570	240,736	205,017	222,726
Operating expenses:
Selling, general and administrative	318,484	217,830	136,399	128,190	116,549
Supplemental put expense (reversal)	—	—	—	—	(45,995)
Management fees	32,693	29,406	25,658	21,872	17,782
Amortization expense	52,003	35,069	28,761	23,063	19,350
Impairment expense/ loss on disposal of assets	17,325	25,204	—	—	—

Operating income	27,204	19,061	49,918	31,892	115,040

Gain on deconsolidation of subsidiary	—	—	—	264,325	—
(Loss) gain on equity method investment	(5,620)	74,490	4,533	11,029	—

Income from continuing operations	33,272	53,749	8,991	270,077	71,052
Income and gain from discontinued operations	340	2,781	156,779	21,078	7,764

Net income	33,612	56,530	165,770	291,155	78,816
Net income from continuing operations - noncontrolling interest	5,621	1,961	5,133	11,661	12,124
Net income (loss) from discontinued operations - noncontrolling interest	—	(116)	(1,201)	659	(1,372)

Net income attributable to Holdings	$27,991	$54,685	$161,838	$278,835	$68,064

Basic and fully diluted income (loss) per share attributable to Holdings:
Continuing operations	$(0.45)	$0.46	$(0.30)	$4.98	$0.86
Discontinued operations	0.01	0.05	2.91	0.40	0.19

Basic and fully diluted income (loss) per share attributable to Holdings	$(0.44)	$0.51	$2.61	$5.38	$1.05

	Year ended December 31,
	2017	2016	2015	2014	2013
Cash distribution declared per common share	$1.44	$1.44	$1.44	$1.44	$1.44
Cash Flow Data:
Cash provided by operating activities	$81,771	$111,372	$84,548	$70,695	$72,374
Cash (used in) provided by investing activities	(77,278)	(363,021)	233,880	(424,753)	66,286
Cash (used in) provided by financing activities	(2,588)	208,726	(254,357)	265,487	(44,122)
Foreign currency impact on cash	(1,792)	(3,174)	(1,905)	(955)	450

Net increase (decrease) in cash and cash equivalents	$113	$(46,097)	$62,166	$(89,526)	$94,988

	December 31,
	2017	2016	2015	2014	2013
Balance Sheet Data:
Current assets	$526,818	$452,819	$291,363	$320,799	$399,133
Total assets	1,820,303	1,777,155	1,421,042	1,547,430	1,044,913
Current liabilities	212,193	202,521	116,479	141,231	130,130
Long-term debt	584,347	551,652	308,639	485,547	280,389
Total liabilities	894,304	882,611	547,823	739,096	475,978
Noncontrolling interests	52,791	38,139	47,135	40,903	95,550
Shareholders’ equity attributable to Holdings	873,208	856,405	826,084	767,431	473,385

The table below details cash receipts and payments that are not reflected on our income statement in order to provide an additional measure of management’s estimate of cash flow available for distribution and reinvestment, which we refer to as CAD. CAD is a non-GAAP measure that we believe provides additional information to our shareholders in order to enable them to evaluate our ability to make anticipated quarterly distributions. Because other entities do not necessarily calculate CAD in the same way as we do, our presentation of CAD may not be comparable to similarly titled measures provided by other entities. We believe that our historical and future CAD, together with our cash balances and access to cash via our debt facilities, will be sufficient to meet our anticipated distributions over the next twelve months. The table below reconciles CAD to net income and to cash flow provided by operating activities, which we consider to be the most directly comparable financial measure calculated and presented in accordance with GAAP.

	Year ended December 31,
(in thousands)	2017	2016	2015
Net income	$33,612	$56,530	$165,770
Adjustment to reconcile net income to cash provided by operating activities:
Depreciation and amortization	110,051	87,405	63,072
Impairment expense/ Loss on disposal of assets	17,325	25,204	9,165
Gain on sale of businesses	(340)	(2,308)	(149,798)
Amortization of debt issuance costs and original issue discount	5,007	3,565	2,883
Unrealized (gain) loss on interest rate hedges	(648)	1,539	5,662
Noncontrolling stockholders charges	7,027	4,382	3,737
Loss (gain) on equity method investment	5,620	(74,490)	(4,533)
Excess tax benefit on stock compensation	(417)	(1,163)	—
Provision for loss on receivables	3,964	407	(48)
Deferred taxes	(59,429)	(9,669)	(3,131)
Other	393	1,486	82
Changes in operating assets and liabilities	(40,394)	18,484	(8,313)

Net cash provided by operating activities	81,771	111,372	84,548

	Year ended December 31,
(in thousands)	2017	2016	2015
Plus:
Unused fee on revolving credit facility	$2,856	$1,947	$1,612
Excess tax benefit from subsidiary stock option exercise	417	1,163	—
Successful acquisition expense	2,050	3,888	1,826
Integration services agreement (1)	3,083	1,667	3,500
Realized loss from foreign currency effect (2)	—	—	2,561
Earnout provision adjustment (3)	—	394	—
Other	—	421	200
Changes in operating assets and liabilities	40,394	—	8,313
Less:
Changes in operating assets and liabilities	—	18,484	—
Payment on interest rate swap	3,964	4,303	2,007
Earnout provision adjustment (3)	4,736	—	—
Realized gain from foreign currency effect (2)	3,315	1,327	—
Other (4)	3,586	—	—
Maintenance capital expenditures: (5)
Compass Group Diversified Holdings LLC	—	—	—
5.11	2,934	1,838	—
Advanced Circuits	628	2,931	1,525
American Furniture (divested October 2015)	—	—	311
Arnold	4,851	3,801	2,618
CamelBak (divested August 2015)	—	—	1,295
Clean Earth	5,289	6,202	6,295
Crosman	1,831	—	—
Ergobaby	1,041	826	1,543
Liberty	706	1,098	1,158
Manitoba Harvest	647	1,495	594
Sterno	2,343	1,787	1,928
Tridien (divested September 2016)	—	385	927
Preferred share distributions	2,457	—	—

Estimated cash flow available for distribution and reinvestment	$92,243	$76,375	$82,359

Distribution paid in April 2017/2016/2015	$(21,564)	$(19,548)	$(19,548)
Distribution paid in July 2017/2016/2015	(21,564)	(19,548)	(19,548)
Distribution paid in October 2017/2016/2015	(21,564)	(19,548)	(19,548)
Distribution paid in January 2018/2017/2016	(21,564)	(21,564)	(19,548)

	$(86,256)	$(80,208)	$(78,192)

(1)	Represents fees paid by newly acquired companies to the Manager for integration services performed during the first year of ownership, payable quarterly.

(2)	Represents the foreign currency transaction gain or loss resulting from the Canadian dollar intercompany loans issued to Manitoba Harvest.

(3)	Earnout provision adjustment related to the change in estimate of contingent consideration that was recorded in the consolidated statement of operations.

(4)	Includes amounts for the establishment of accounts receivable reserves related to two retail customers who filed bankruptcy during the first and third quarters of 2017.

(5)	Represents maintenance capital expenditures that were funded from operating cash flow and excludes growth capital expenditures of approximately $24.3 million, $3.4 million and $1.0 million incurred during the years ended December 31, 2017, 2016 and 2015, respectively.

Earnings of certain of our operating segments are seasonal in nature. Earnings from Liberty Safe are typically lowest in the second quarter due to lower demand for safes at the onset of summer. Crosman typically has higher sales in the third and fourth quarter each year, reflecting the hunting and holiday seasons. Earnings from Clean Earth are typically lower during the winter months due to the limits on outdoor construction and development activity because of the colder weather in the Northeastern United States. Sterno typically has higher sales in the second and fourth quarter of each year, reflecting the outdoor summer and holiday seasons, respectively.

THE OFFERING

This summary is not a complete description of the Series B Preferred Shares. You should read the full text and more specific details contained elsewhere in this prospectus supplement and the accompanying prospectus. For a more detailed description of the Series B Preferred Shares, see the section entitled “Description of the Series B Preferred Shares” in this prospectus supplement.

In this portion of the summary, the “trust” means Compass Diversified Holdings and not any of its subsidiaries and the “company” means Compass Group Diversified Holdings LLC and not any of its subsidiaries.

Issuer	Compass Diversified Holdings.

Series B Preferred Shares	% Series B Fixed-to-Floating Rate Cumulative Preferred Shares.

Liquidation Preference	$25.00 per Series B Preferred Share.

Option to Purchase Additional Shares	The underwriters have an option to purchase, exercisable within 30 days of the date of this prospectus supplement, up to an additional Series B Preferred Shares, at the public offering price less the underwriting discount, solely to cover over-allotments, if any.

Maturity	The Series B Preferred Shares do not have a maturity date, and the trust is not required to redeem or repurchase the Series B Preferred Shares. Accordingly, the Series B Preferred Shares will remain outstanding indefinitely unless the company decides to cause the trust to redeem or repurchase them.

Distributions	Holders of Series B Preferred Shares will be entitled to receive cumulative cash distributions (i) from and including the date of issuance to, but excluding, , 2028 at a rate equal to % per annum and (ii) from and including , 2028, at a floating rate equal to the then applicable three-month LIBOR (as defined herein) plus a spread of % per annum. The distribution rate will be reset quarterly. The amount of any distribution will be computed in the manner described under “Description of the Series B Preferred Shares—Distributions—Floating Rate Period.”

Distributions will be payable quarterly in arrears, when and as declared by the board of directors of the company. Distributions will accumulate and be cumulative from, and including, the date of original issuance, which is expected to be , 2018. The first distribution is scheduled to be payable on or about , 2018 (long first distribution period) in the amount of $ per share and will be paid to the persons who are holders of record of the Series B Preferred Shares at the close of business on the corresponding record date fixed by the board of directors of the company in accordance with the share interest designation classifying and designating the Series B Preferred Shares.

Unless full cumulative distributions on the Series B Preferred Shares have been or contemporaneously are declared and paid or declared and set apart for payment on the Series B Preferred Shares for all past distribution periods, no distribution may be declared or paid or set apart for payment on the common shares or junior shares (as defined herein), other than distributions paid in junior shares or options, warrants or rights to subscribe for or purchase junior shares, and we and our subsidiaries may not directly or indirectly repurchase, redeem or otherwise acquire for consideration common shares (or any junior shares). These restrictions are not applicable during the initial distribution period, which is the period from the original issue date to but excluding , 2018.

Distribution Payment Dates	Distributions on the Series B Preferred Shares will be payable quarterly, in arrears, on , , and of each year (each, a “distribution payment date”), beginning on , 2018. Each period from and including a distribution payment date (or the date of the issuance of the Series B Preferred Shares) to, but excluding, the following distribution payment date is referred to as a distribution period.

During the Fixed Rate Period (as defined below), if any date on which distributions would otherwise be payable is not a business day, then the distribution will be paid on the next business day as if it were paid on the scheduled distribution payment date, and no interest or other amount will accrue on the distribution so payable for the period from and after that distribution payment date to the date the distribution is paid. During the Floating Rate Period (as defined below), if any date on which distributions would otherwise be payable is not a business day, then payment of any distribution payable on such date will be made on the next succeeding business day unless that day falls in the next calendar month, in which case the distribution payment date will be the immediately preceding business day, and, in either case, declared distributions will accrue to, but exclude, the actual date the distribution is paid.

Amounts Payable in Liquidation

Upon an Early Termination Event other than a Voluntary Exchange or Acquisition Exchange (all as defined in the trust agreement), if the trust liquidates, dissolves or winds up, then the holders of the Series B Preferred Shares outstanding at such time will be entitled to receive a payment out of the trust’s assets available for distribution to such holders equal to their preferred capital account balance, which is expected to be the sum of the $25.00 liquidation preference per Series B Preferred Share, plus any accumulated and unpaid distributions thereon (whether or not authorized or declared) to, but excluding, the date the trust liquidates, dissolves or winds up (the “Preferred Share Liquidation Value”). To the extent that a holder’s capital account balance is less than the Preferred Share Liquidation Value, the trust will specially allocate gross income (from any source) in an amount required so that the positive balance in such holder’s capital account

(to the extent attributable to the Series B Preferred Shares) equals the Preferred Share Liquidation Value. For more information about voluntary exchange or acquisition exchange, see the sections entitled “Description of Securities—Voluntary Exchange” and “—Acquisition Exchange and Optional Purchase” in the accompanying prospectus.

Optional Redemption	The company, at its option, may cause the trust to redeem the Series B Preferred Shares, in whole or in part, at any time on or after , 2028 at a price of $25.00 per Series B Preferred Share, plus any accumulated and unpaid distributions thereon (whether or not authorized or declared) to, but excluding, the redemption date. Holders of the Series B Preferred Shares will have no right to require the redemption of the Series B Preferred Shares.

Tax Redemption	If a Tax Redemption Event (as defined under “Description of the Series B Preferred Shares—Tax Redemption Event”) occurs prior to , 2028, the company, at its option, may cause the trust to redeem the Series B Preferred Shares, in whole but not in part, upon at least 30 days’ notice, within 60 days of the occurrence of such Tax Redemption Event, out of funds received by the trust on the corresponding trust preferred interests and legally available therefor, at a price of $25.25 per Series B Preferred Share, plus any accumulated and unpaid distributions thereon (whether or not authorized or declared) to, but excluding, the redemption date.

Repurchase at the Option of Holders upon a Fundamental Change	If a Fundamental Change (as defined under “Description of the Series B Preferred Shares—Repurchase at the Option of Holders upon a Fundamental Change”) occurs, unless, prior to or concurrently with the time we are required to make an offer to repurchase the Series B Preferred Shares, we provide a redemption notice with respect to all of the outstanding Series B Preferred Shares, we will be required to offer to repurchase the Series B Preferred Shares, out of funds received by the trust on the corresponding trust preferred interests, at a purchase price of $25.25 per Series B Preferred Share, plus any accumulated and unpaid distributions thereon (whether or not authorized or declared) to, but excluding, the date of purchase.

Distribution Rate Step-Up Following Failure to make Repurchase Offer	If (i) a Fundamental Change occurs and (ii) we do not give notice prior to the 31st day following the Fundamental Change to repurchase or redeem all the outstanding Series B Preferred Shares, the distribution rate per annum on the Series B Preferred Shares will increase by 5.00%, beginning on the 31st day following such Fundamental Change. Notwithstanding any requirement that we offer to repurchase or redeem all the outstanding Series B Preferred Shares, the increase in the distribution rate is the sole remedy to holders in the event we fail to do so, and following any such increase, we will be under no obligation to offer to repurchase or redeem any Series B Preferred Shares. See “Description of the Series B Preferred Shares—Repurchase at the Option of Holders upon a Fundamental Change.”

Voting Rights	Holders of the Series B Preferred Shares will only be entitled to the voting rights provided in the share designation. See “Description of the Series B Preferred Shares—Voting Rights.”

Ranking	The Series B Preferred Shares will rank senior to the trust’s common shares (and any other shares that the trust may issue in the future ranking, as to the payment of distributions, junior to the Series B Preferred Shares).

The Series B Preferred Shares will rank equally with any equity securities, including our Series A Preferred Shares (as defined below under “Description of the Series B Preferred Shares—General”) and other preferred shares, that the trust may issue in the future, the terms of which provide that such securities will rank equally with the Series B Preferred Shares with respect to payment of distributions and distribution of the trust’s assets upon its liquidation, dissolution or winding up.

The Series B Preferred Shares will rank junior to (i) all of the trust’s existing and future indebtedness, and (ii) any of the trust’s equity securities, including preferred shares, that the trust may issue in the future, the terms of which provide that such securities will rank senior to the Series B Preferred Shares with respect to payment of distributions and distribution of the trust’s assets upon its liquidation, dissolution or winding up. In addition, the rights allocated to the company’s allocation interests may reduce the amount available for distribution by the trust upon its liquidation, dissolution or winding up.

See “Description of the Series B Preferred Shares—Ranking.”

No Conversion Rights	The Series B Preferred Shares will not be convertible into common shares or any other class or series of the trust’s shares or any other security.

Use of Proceeds	The estimated net proceeds from the sale of the Series B Preferred Shares in this offering by the trust will be approximately $ million (or approximately $ million if the underwriters exercise their over-allotment option in full), after deducting underwriting discounts and commissions and estimated public offering costs. We intend to use our net proceeds from this offering for repayment of debt under our revolving credit facility and for general corporate purposes. See the section entitled “Use of Proceeds” for more information about the use of the proceeds of this offering.

Conflicts of Interest	Certain of the underwriters or their affiliates are lenders under our revolving credit facility and may receive 5% or more of the net proceeds of the offering by reason of the repayment of outstanding amounts under such revolving credit facility. Any such underwriter may be deemed to have a “conflict of interest.” See “Underwriting—Conflicts of Interest.”

Listing	We intend to apply to list the Series B Preferred Shares on the NYSE under the symbol “CODI PR B.” If the application is approved, we expect trading in the Series B Preferred Shares on the NYSE to begin within 30 days after the Series B Preferred Shares are first issued.

Series B Trust Preferred Interests	Each Series B Preferred Share will correspond to one underlying trust preferred interest of the company held by the trust of the same class and series, and with corresponding rights, powers and duties, as the Series B Preferred Shares (the “Series B Trust Preferred Interests”). Unless the trust is dissolved, it must remain the holder of 100% of the company’s trust interests, including the Series B Preferred Trust Interests, and, at all times, the trust will have outstanding the identical number of common shares and preferred shares, including the Series B Preferred Shares, as the number of outstanding trust common interests and trust preferred interests, including the Series B Preferred Trust Interests, of the company that are of the corresponding class and series.

Material U.S. Federal Income Tax Considerations	Subject to the discussion in “Material U.S. Federal Income Tax Considerations” in the accompanying prospectus, neither the trust nor the company will incur U.S. federal income tax liability; rather, each holder of Series B Preferred Shares will be required to take into account his or her allocable share of gross income (excluding capital gains) in an amount equal to distributions paid in respect of such shares. It is anticipated that such gross income will be wholly or largely interest income. The trust is treated as a partnership for U.S. federal income tax purposes, and will issue a Schedule K-1 to holders of Series B Preferred Shares.

See the section entitled “Supplemental Material U.S. Federal Income Tax Considerations” in this prospectus supplements and the section entitled “Material U.S. Federal Income Tax Considerations” in the accompanying prospectus for information about the potential U.S. federal income tax consequences of the purchase, ownership and disposition of Series B Preferred Shares.

Transfer Agent, Registrar and Paying Agent	Broadridge Corporate Issues Solutions, Inc.

Risk factors	Investing in Series B Preferred Shares involves risks. See the section entitled “Risk Factors” and read this prospectus supplement carefully before making an investment decision with the respect to the Series B Preferred Shares or the company.

RISK FACTORS

An investment in the Series B Preferred Shares involves risk. You should carefully read and consider all of the risks described in our Annual Report on Form 10-K for the year ended December 31, 2017, as supplemented by the discussion below, before making a decision to invest in our Series B Preferred Shares. The risks described in our Annual Report on Form 10-K that reference our shares are generally applicable to the Series B Preferred Shares unless otherwise addressed herein. Our financial condition, business and results of operations (including cash flows) may be materially adversely affected by any of these risks. In that event, the market price of the Series B Preferred Shares could decline, we may be unable to pay distributions on the Series B Preferred Shares and you could lose all or part of your investment.

Risks Related to the Series B Preferred Shares

The Series B Preferred Shares are equity securities and are subordinated to our existing and future indebtedness.

The Series B Preferred Shares are our equity interests and do not constitute indebtedness. This means that the Series B Preferred Shares will rank junior to all of our indebtedness and to other non-equity claims on us and our assets available to satisfy claims on us, including claims in our liquidation. In addition, the rights allocated to the company’s allocation interests may reduce the amount available for distribution by the trust upon its liquidation, dissolution or winding up.

Further, the Series B Preferred Shares place no restrictions on our business or operations or on our ability to incur indebtedness or engage in any transactions, subject only to the limited voting rights referred to below under “Risk Factors—Holders of the Series B Preferred Shares will have limited voting rights.”

The trust’s sole asset is its interest in the company, which holds controlling interests in our businesses. Therefore, we are dependent upon the ability of our businesses to generate earnings and cash flow and distribute them to us in the form of interest and principal payments on indebtedness and, from time to time, dividends on equity to enable us, first, to satisfy our financial obligations and, second to make distributions to our shareholders. This ability may be subject to limitations under laws of the jurisdictions in which they are incorporated or organized. If, as a consequence of these various restrictions, we are unable to generate sufficient receipts from our businesses, we may not be able to declare, or may have to delay or cancel payment of, distributions to our shareholders.

We do not own 100% of our businesses. While we receive cash payments from our businesses which are in the form of interest payments, debt repayment and dividends, if any dividends were to be paid by our businesses, they would be shared pro rata with the minority shareholders of our businesses and the amounts of dividends made to minority shareholders would not be available to us for any purpose, including company debt service or distributions to our shareholders. Any proceeds from the sale of a business will be allocated among us and the non-controlling shareholders of the business that is sold.

We may not be able to pay distributions on the Series B Preferred Shares.

The board of directors of the company may, in its sole discretion, determine to suspend distributions on the Series B Preferred Shares, which may have a material adverse effect on the market price of the Series B Preferred Shares. There can be no assurances that our operations will generate sufficient cash flows to enable us to pay distributions on the Series B Preferred Shares. Our financial and operating performance is subject to prevailing economic and industry conditions and to financial, business and other factors, some of which are beyond our control.

The terms of our current indebtedness restrict, and the terms of our future indebtedness may restrict, our ability to make distributions on the Series B Preferred Shares or to redeem the Series B Preferred Shares.

Distributions will only be paid if the distribution is not restricted or prohibited by law or the terms of any senior equity securities or indebtedness. Our credit facilities contain, and the instruments governing the terms of future financing or the refinancing of any borrowings may contain, covenants that restrict our ability to make distributions on the Series B Preferred Shares or redeem the Series B Preferred Shares. The Series B Preferred Shares place no restrictions on our ability to incur indebtedness with such restrictive covenants.

The fees to be paid to our manager pursuant to the management services agreement, the offsetting management services agreements and integration services agreements and the profit allocation to be paid to certain persons who are employees and partners of our manager, as holders of the allocation interests, pursuant to the LLC agreement may significantly reduce the amount of cash available for distribution to our shareholders.

Under the management services agreement between the company and our manager, the company will be obligated to pay a management fee to and, subject to certain conditions, reimburse the costs and out-of-pocket expenses of our manager incurred on behalf of the company in connection with the provision of services to the company. Similarly, our businesses will be obligated to pay fees to and reimburse the costs and expenses of our manager pursuant to any offsetting management services agreements entered into between our manager and one of our businesses, or any integration services agreements to which such businesses are a party. In addition, Sostratus LLC, as holder of the allocation interests, will be entitled to receive profit allocations. While it is difficult to quantify with any certainty the actual amount of any such payments in the future, we do expect that such amounts could be substantial. See the section entitled “Certain Relationships and Related Party Transactions” in our 2017 Proxy Statement, as incorporated by reference herein, for more information about these payment obligations of the company. The management fee and profit allocation will be payment obligations of the company and, as a result, will be paid, along with other company obligations, prior to the payment of distributions to shareholders. As a result, the payment of these amounts may significantly reduce the amount of cash flow available for distribution to our shareholders.

We may pursue future acquisitions or dispositions that you may not consider to be in the best interest of holders of preferred shares.

We seek to acquire and manage businesses consistent with our long-term investment strategy. We may incur indebtedness for future acquisitions, which would be senior to our preferred shares. Future acquisitions may also reduce our cash available for distribution to our shareholders, including holders of preferred shares, following such acquisitions. To the extent such acquisitions do not perform as expected, such risk may be particularly heightened. In addition to acquiring businesses, we sell those businesses that we own from time to time when attractive opportunities arise that outweigh the future growth and value that we believe we will be able to bring to such businesses consistent with our long-term investment strategy. As such, our decision to sell a business is based on our belief that doing so will increase shareholder value to a greater extent than through our continued ownership of that business. Future dispositions of businesses may reduce our cash flows from operations, which may impact our ability to pay distributions to our shareholders, including holders of preferred shares, or require us to pay distributions out of capital. We cannot assure you that we will use the proceeds from any future dispositions to maintain distributions on the Series B Preferred Shares or otherwise in a manner with which you agree. For example, we may choose to repurchase our common shares or to pay incremental dividends to holders of our common shares, neither of which you may agree with or consider to be in the best interest of holders of preferred shares, and either of which may result in a decline in the price of our preferred shares. You will generally not be entitled to vote with respect to our future acquisitions or dispositions, and we may pursue future acquisitions or dispositions with which you do not agree.

The market price of the Series B Preferred Shares could be adversely affected by various factors.

Following the offering, the market price for the Series B Preferred Shares may fluctuate based on a number of factors, including:

•	the trading price of our common shares;

•	the trading price of our Series A Preferred Shares;

•	additional issuances of other series or classes of preferred shares;

•	whether we declare or fail to declare distributions on the Series B Preferred Shares or other preferred shares from time to time and our ability to make distributions under the terms of our indebtedness;

•	our creditworthiness, results of operations and financial condition;

•	the credit ratings of the Series B Preferred Shares or other preferred shares;

•	whether we declare or fail to declare regular or special distributions on our common shares or repurchase, or announce or enter into programs to repurchase, any of our common shares;

•	the prevailing interest rates or rates of return being paid by other companies similar to us and the market for similar securities; and

•	economic, financial, geopolitical, regulatory or judicial events that affect us or the financial markets generally.

Our performance, market conditions and prevailing interest rates have fluctuated in the past and can be expected to fluctuate in the future. Fluctuations in these factors could have an adverse effect on the price and liquidity of the Series B Preferred Shares. In general, as market interest rates rise, securities with fixed interest rates or fixed distribution rates, such as the Series B Preferred Shares, decline in value. Consequently, if you purchase the Series B Preferred Shares and market interest rates increase, the market price of the Series B Preferred Shares may decline. We cannot predict the future level of market interest rates.

Our ability to pay quarterly distributions on the Series B Preferred Shares will be subject to, among other things, general business conditions, our financial results, gains or losses recognized by us on the disposition of assets and our liquidity needs. Any reduction or discontinuation of quarterly distributions could cause the market price of the Series B Preferred Shares to decline significantly. Accordingly, the Series B Preferred Shares may trade at a discount to their purchase price.

The Series B Preferred Shares have not been rated, and the lack of a rating, or a decrease in our rating or the rating of our debt, may adversely affect the trading price of the Series B Preferred Shares.

We have not sought to obtain a rating for the Series B Preferred Shares, and the shares may never be rated. It is possible, however, that one or more rating agencies might independently determine to assign a rating to the Series B Preferred Shares or that we may elect to obtain a rating of our Series B Preferred Shares in the future. In addition, we may elect to issue other securities or debt for which we may seek to obtain a rating or ratings assigned to us generally or to our existing indebtedness may be lowered or withdrawn. The market value of the Series B Preferred Shares could be adversely affected if:

•	any ratings assigned to the Series B Preferred Shares in the future or to other securities or debt we issue in the future are lower than market expectations or are subsequently lowered or withdrawn,

•	any ratings assigned to us generally or to our existing indebtedness are subsequently lowered or withdrawn, or

•	ratings for such other securities would imply a lower relative value for the Series B Preferred Shares.

An active trading market may not develop for the Series B Preferred Shares, which could adversely affect the price of the Series B Preferred Shares in the secondary market and your ability to resell the Series B Preferred Shares.

Because the Series B Preferred Shares do not have a stated maturity date, investors seeking liquidity will need to rely on the secondary market. The Series B Preferred Shares are a new issue of securities and there is no established trading market for the Series B Preferred Shares. We intend to apply for listing of the Series B Preferred Shares on the NYSE under the symbol “CODI PR B.” However, there is no guarantee that we will be able to list the Series B Preferred Shares. If the application is approved, we expect trading in the Series B Preferred Shares on the NYSE to begin within 30 days after the Series B Preferred Shares are first issued; however, we cannot make any assurance as to:

•	the development of an active trading market;

•	the liquidity of any trading market that may develop;

•	the ability of holders to sell their Series B Preferred Shares; or

•	the price at which the holders would be able to sell their Series B Preferred Shares.

If a trading market were to develop, the future trading prices of the Series B Preferred Shares will depend on many factors, including prevailing interest rates, our credit ratings published by major rating agencies, the market for similar securities and our operating performance and financial condition. If a trading market does develop, there is no assurance that it will continue. If an active public trading market for the Series B Preferred Shares does not develop or does not continue, the market price and liquidity of the Series B Preferred Shares is likely to be adversely affected and Series B Preferred Shares traded after their purchase may trade at a discount from their purchase price.

Holders of the Series B Preferred Shares will have limited voting rights.

Holders of the Series B Preferred Shares will generally have no voting rights and have none of the voting rights given to holders of our common shares, except that holders of the Series B Preferred Shares will be entitled to the voting rights described in “Description of the Series B Preferred Shares—Voting Rights.” In particular, in the event that six full quarterly distributions (whether or not consecutive) payable on the Series B Preferred Shares are in arrears (a “Nonpayment”), holders of the Series B Preferred Shares, together as a class with holders of any other series of parity shares (as defined in “Description of the Series B Preferred Shares—Distributions”) then outstanding with like voting rights, will be entitled to vote for the election of two additional directors to the board of directors of the company, subject to the terms and to the limited extent described under “Description of the Series B Preferred Shares—Voting Rights.” When all distributions accumulated on the Series B Preferred Shares for all past distribution periods and the then current distribution period have been fully paid, the right of the holders of the Series B Preferred Shares will cease and, unless there are other classes or series of parity shares upon which like voting rights have been conferred and are exercisable, the terms of office of these two directors will forthwith terminate and the number of directors constituting the board of directors of the company will be reduced accordingly.

Redemption may adversely affect your return on the Series B Preferred Shares.

On or after             , 2028, we will have the right to redeem at a price of $25.00 per Series B Preferred Share, plus any accumulated and unpaid distributions thereon (whether or not authorized or declared) to, but excluding, the redemption date, some or all of the Series B Preferred Shares, as described under “Description of the Series B Preferred Shares—Optional Redemption.” In addition, prior to             , 2028, we may redeem the Series B Preferred Shares after the occurrence of a Tax Redemption Event (as defined and described in “Description of the Series B Preferred Shares—Tax Redemption”), at a price of $25.25 per Series B Preferred Share, plus accumulated and unpaid distributions thereon (whether or not authorized or declared) to, but excluding, the redemption date. To the extent that we redeem the Series B Preferred Shares at times when prevailing interest rates may be relatively low compared to rates at the time of issuance of the Series B Preferred Shares, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the distribution rate of the Series B Preferred Shares.

The historical levels of three-month LIBOR are not an indication of the future levels of three-month LIBOR.

From            , 2028, the distribution rate for the Series B Preferred Shares will be determined based on three-month LIBOR. In the past, the level of three-month LIBOR has experienced significant fluctuations. You should note that historical levels, fluctuations and trends of three-month LIBOR are not necessarily indicative of future levels. Any historical upward or downward trend in three-month LIBOR is not an indication that three-month LIBOR is more or less likely to increase or decrease at any time during the Floating Rate Period, and you should not take the historical levels of three-month LIBOR as an indication of its future performance.

You should further note that although the actual three-month LIBOR on a distribution payment date or at other times during a distribution period may be higher than the three-month LIBOR on the applicable distribution determination date, you will not benefit from the three-month LIBOR at any time other than on the distribution determination date for such distribution period. As a result, changes in the three-month LIBOR may not result in a comparable change in the market value of the Series B Preferred Shares from            , 2028.

Changes in banks’ inter-bank lending rate reporting practices or the method pursuant to which LIBOR is determined may adversely affect the value of the Series B Preferred Shares.

LIBOR and other indices which are deemed “benchmarks” are the subject of recent national, international, and other regulatory guidance and proposals for reform. Some of these reforms are already effective while others are still to be implemented. These reforms may cause such benchmarks to perform differently than in the past, or have other consequences which cannot be predicted. In particular, regulators and law enforcement agencies in the United Kingdom and elsewhere are conducting criminal and civil investigations into whether the banks that contribute information to the British Bankers’ Association (the “BBA”) in connection with the daily calculation of LIBOR may have been under-reporting or otherwise manipulating or attempting to manipulate LIBOR. A number of BBA member banks have entered into settlements with their regulators and law enforcement agencies with respect to this alleged manipulation of LIBOR. Actions by the regulators or law enforcement agencies, as well as ICE Benchmark Administration (the current administrator of LIBOR), may result in changes to the manner in which LIBOR is determined or the establishment of alternative reference rates. For example, on July 27, 2017, the U.K. Financial Conduct Authority announced that it intends to stop persuading or compelling banks to submit LIBOR rates after 2021.

At this time, it is not possible to predict the effect of any such changes, any establishment of alternative reference rates or any other reforms to LIBOR that may be implemented in the United Kingdom or elsewhere. Uncertainty as to the nature of such potential changes, alternative reference rates or other reforms may adversely affect the trading market for securities on which the interest or distribution is determined by reference to LIBOR, such as the Series B Preferred Shares. To the extent the three-month LIBOR is discontinued or is no longer quoted, the applicable base rate used to calculate distributions on the Series B Preferred Shares during the Floating Rate

Period will be determined using the alternative methods described in “Description of the Series B Preferred Shares—Distributions.” Any of these alternative methods may result in distributions that are lower than or that do not otherwise correlate over time with the distributions that would have been made on the Series B Preferred Shares during the Floating Rate Period if the three-month LIBOR was available in its current form. The final alternative method sets the distribution rate for a distribution period during the Floating Rate Period at the same rate as the immediately preceding distribution period during the Floating Rate Period or, in the case of the first distribution period in the Floating Rate Period, the most recent distribution rate that could have been determined had the Floating Rate Period been applicable prior to the first distribution period in the Floating Rate Period. More generally, any of the above changes or any other consequential changes to LIBOR or any other “benchmark” as a result of international, national or other proposals for reform or other initiatives or investigations, or any further uncertainty in relation to the timing and manner of implementation of such changes, could have a material adverse effect on the value of and return on any securities based on or linked to a “benchmark,” such as the Series B Preferred Shares.

We are not required to redeem the Series B Preferred Shares when they become redeemable, and we only expect to do so if it is in our best interest as determined by the company in its sole discretion.

The Series B Preferred Shares are a perpetual equity security. This means that they have no maturity or mandatory redemption date and are not redeemable at the option of investors. The Series B Preferred Shares may be redeemed by us at our option on or after             , 2028, either in whole or in part. In addition, prior to             , 2028, after the occurrence of a Tax Redemption Event, we may, but are not required to, redeem the Series B Preferred Shares in whole but not in part. Any decision we may make at any time to redeem the Series B Preferred Shares will be determined by the company in its sole discretion and depend upon, among other things, an evaluation of our capital position, the composition of our shareholders’ equity, our outstanding senior debt and general market conditions at that time.

Upon the occurrence of a Fundamental Change, we may not repurchase the Series B Preferred Shares and may not be able to pay the increased distribution rate per annum if we fail to repurchase them.

Upon the occurrence of a Fundamental Change, we may not offer to repurchase or redeem all the outstanding Series B Preferred Shares, in which case the sole remedy will be the increased per annum distribution rate. In such case, we may not have sufficient financial resources available to pay the increased distribution rate per annum described under “Description of the Series B Preferred Shares—Repurchase at the Option of Holders upon a Fundamental Change.” In addition, we are limited by the credit agreement governing our credit facilities, and may be limited by future financing agreements, from purchasing the Series B Preferred Shares or paying distributions on the Series B Preferred Shares under certain circumstances. In such circumstances, we would need to repay or obtain the requisite consent from the affected lenders to permit the repurchase of such Series B Preferred Shares. Even if we are able to pay the increased distribution rate per annum, increasing the per annum distribution rate by 5.00% may not be sufficient to compensate holders for the impact of the Fundamental Change on the market price of the Series B Preferred Shares.

There is no limitation on our issuance of debt securities or equity securities that rank equally with the Series B Preferred Shares and, under certain circumstances, we may issue equity securities that rank senior to the Series B Preferred Shares.

Other than the allocation interests, which rank senior to the Series B Preferred Shares to the extent provided in the LLC agreement, and our Series A Preferred Shares, which rank equally with the Series B Preferred Shares, we do not currently have any outstanding equity securities that rank equally with or senior to the Series B Preferred Shares. We may issue additional equity securities that rank equally with the Series B Preferred Shares without limitation and, with the approval of the holders of the Series B Preferred Shares and all other series of voting preferred shares (defined below), acting as a single class, as described under “Description of the Series B Preferred Shares—Voting Rights”, any beneficial interests in the trust senior to the Series B

Preferred Shares. The rights allocated to the allocation interests and the issuance of securities ranking equally with or senior to the Series B Preferred Shares may, among other things, reduce the amount available for distributions and the amount recoverable by holders of the Series B Preferred Shares in the event of our liquidation, dissolution or winding-up. In addition, we and our subsidiaries may incur indebtedness that will rank senior to the Series B Preferred Shares.

If the amount of distributions on the Series B Preferred Shares is greater than our gross income (excluding capital gains) in any year, and there is not sufficient gross income (from any source) on liquidation to make up the difference, then the amount that a holder of Series B Preferred Shares would receive upon liquidation may be less than the Preferred Share Liquidation Value.

In general, we will specially allocate to the Series B Preferred Shares items of our gross income (excluding capital gains) in an amount equal to the distributions paid in respect of the Series B Preferred Shares during the taxable year. Allocations of gross income will increase the capital account balance of the holders of the Series B Preferred Shares. Distributions will correspondingly reduce the capital account balance of the holders of the Series B Preferred Shares. So long as our ordinary income (excluding capital gains) equals or exceeds the distributions paid to the holders of the Series B Preferred Shares, the capital account balance of the holders of Series B Preferred Shares will equal the Preferred Share Liquidation Value at the end of each taxable year. If the distributions paid in respect of the Series B Preferred Shares in a taxable year exceed our gross income allocated in respect of the Series B Preferred Shares for such year, however, the capital account balance of the holders of the Series B Preferred Shares with respect to the Series B Preferred Shares will be reduced below the Preferred Share Liquidation Value by the amount of such excess. In addition, a special allocation of gross income (from any source) on liquidation will be made to increase the capital account balance to the Preferred Share Liquidation Value. In the event that there is not sufficient gross income (annually and on liquidation), holders of Series B Preferred Shares would be entitled, upon our liquidation, dissolution or winding up, to less than the Preferred Share Liquidation Value.

The IRS Schedules K-1 we will provide holders of Series B Preferred Shares will be more complicated than the IRS Forms 1099 provided by corporations to their stockholders, and holders of Series B Preferred Shares may be required to request an extension of time to file their tax returns.

Holders of Series B Preferred Shares will be required to take into account their allocable share of our items of gross ordinary income for our taxable year ending within or with their taxable year. We have agreed to furnish holders of Series B Preferred Shares, as soon as reasonably practicable after the close of each calendar year, with tax information (including IRS Schedules K-1), which describes their allocable share of gross ordinary income for our preceding taxable year. However, it may require longer than 90 days after the end of our calendar year to obtain the requisite information so that IRS Schedules K-1 may be prepared by us. Consequently, holders of Series B Preferred Shares who are U.S. taxpayers should anticipate the need to file annually with the IRS (and certain states) a request for an extension past April 15 or the otherwise applicable due date of their income tax return for the taxable year. In addition, each holder of Series B Preferred Shares will be required to report for all tax purposes consistently with the information provided by us for the taxable year. Because holders will be required to report their allocable share of gross ordinary income, tax reporting for holders of our Series B Preferred Shares will be more complicated than for shareholders of a regular corporation.

There are certain tax risks in holding Series B Preferred Shares.

The treatment of interests in a partnership such as the Series B Preferred Shares and the payments received in respect of such interests is uncertain. The IRS may contend that payments on the Series B Preferred Shares represent “guaranteed payments,” which would generally be treated as ordinary income but may not have the same character when received by a holder as our gross income had when earned by us. If distributions on the Series B Preferred Shares were treated as “guaranteed payments,” a holder would always be treated as receiving income equal to the amount distributed, regardless of the amount of our gross income. In that case, the payment of the “guaranteed payment” would be reported to holders of the common interests as a deduction subject to the 2% floor on itemized deductions, and could adversely affect their overall tax position due to an investment in the trust.

The IRS may also claim that the Series B Preferred Shares are more properly treated as a debt instrument, rather than an equity interest in the trust, based on certain characteristics of the Series B Preferred Shares. If the IRS were successful, the tax treatment to the holders of the Series B Preferred Shares and to holders of common interests in the trust would be similar to the treatment described above concerning “guaranteed payments.”

USE OF PROCEEDS

We estimate that our net proceeds from the sale of            Series B Preferred Shares in this offering will be approximately $             million (or approximately $             million if the underwriters’ over-allotment option is exercised in full) after deducting underwriting discounts and commissions of approximately $             million (or approximately $             million if the underwriters’ over-allotment option is exercised in full) and estimated public offering costs of approximately $             .

We intend to use the net proceeds received by us from this offering to repay a portion of the outstanding balance on our revolving credit facility that we entered into with a group of lenders on June 6, 2014, as amended to date, and for general corporate purposes. As of February 28, 2018, subsequent to our acquisitions of Foam Fabricators, Inc. and Rimports, Inc., we had approximately $492.5 million outstanding under our revolving credit facility. Our revolving credit facility will become due on June 6, 2019. We can borrow, prepay and reborrow principal under the revolving credit facility from time to time during its term. Advances under the revolving credit facility can be either London Interbank Offered Rate, or LIBOR, rate loans or base rate loans. LIBOR rate revolving loans bear interest at a rate per annum equal to the LIBOR rate plus a margin ranging from 2.00% to 2.75% based on the consolidated leverage ratio, which is the ratio of consolidated net indebtedness to adjusted consolidated earnings before interest expense, tax expense and depreciation and amortization expenses. Base rate revolving loans bear interest at a fluctuating rate per annum equal to the greatest of (i) the prime rate of interest, (ii) the federal funds rate plus 0.5% or (iii) LIBOR rate plus 1.00, plus a margin ranging from 1.00% to 1.75% based upon the consolidated leverage ratio. The outstanding amount under our revolving credit facility as of February 28, 2018 was comprised of approximately $7.5 million base rate loan with an interest rate of 6.25%. and approximately $485.0 million of LIBOR rate loans with an interest rate of 4.28%

Certain of the underwriters and/or their affiliates are lenders under our revolving credit facility and will receive a portion of the net proceeds from this offering. For more information, see “Underwriting—Conflicts of Interest.”

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED SHARE DISTRIBUTIONS

The following table sets forth our ratios of earnings to combined fixed charges and preferred share distributions for each of the periods indicated:

	Year ended December 31,
	2017	2016	2015	2014	2013
Ratio of earnings to combined fixed charges and preferred share distributions	2.2	3.2	1.3	11.0	4.7

The ratios of earnings to combined fixed charges and preferred share distributions were computed by dividing earnings as adjusted by fixed charges and preferred share distributions (where applicable). For this purpose, earnings consist of net income from continuing operations and fixed charges. Fixed charges consist of interest expense.

CAPITALIZATION

The following table sets forth our unaudited capitalization as of December 31, 2017 on an actual and as adjusted basis, assuming no exercise of the underwriters’ over-allotment option and the application of the estimated net proceeds to us of such sale (after deducting underwriting discounts and commissions and our estimated offering costs). “As Adjusted” reflects the incurrence of $392.5 million of additional debt after December 31, 2017 in connection with the acquisitions of Foam Fabricators, Inc. and Rimports, Inc. and the application of our net proceeds of this offering. This table should be read in conjunction with “Use of Proceeds,” and our audited consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2017.

	As of December 31, 2017
(in thousands)	Actual	As Adjusted
Cash and cash equivalents (1)	$39,885	$

Current maturities of long-term debt	$5,685	$
Long-term debt, excluding current maturities (1)	584,347

Total debt	590,032
Stockholders’ equity
Preferred shares, no par value; 50,000,000 authorized; 4,000,000 shares issued and outstanding actual and issued and outstanding as adjusted for the offering (2)	96,417
Common shares, no par value; 500,000,000 authorized; 59,900,000 shares issued and outstanding actual and 59,900,000 issued and outstanding as adjusted for the offering (3)	924,680

Total stockholders’ equity	925,999

Total capitalization	$1,516,031	$

(1)	Subsequent to December 31, 2017, we incurred $392.5 million of additional debt under our revolving credit facility in connection with the acquisitions of Foam Fabricators, Inc. and Rimports, Inc. The “As Adjusted” column reflects the incurrence of such additional debt and the expected application of the approximately $ million in estimated net proceeds from the sale of the Series B Preferred Shares.

(2)	Each preferred share of the trust represents one undivided beneficial interest in the trust property and corresponds to one underlying trust preferred interest in the company.

(3)	Each common share of the trust represents one undivided beneficial interest in the trust property and corresponds to one underlying trust common interest in the company.

DESCRIPTION OF THE SERIES B PREFERRED SHARES

The following description of the particular terms of the Series B Preferred Shares supplements the description of the general terms and provisions of preferred shares of the trust in the accompanying prospectus. The following description is a summary and it does not describe every aspect of the Series B Preferred Shares. The trust agreement and the LLC agreement, each of which has been filed as an exhibit to the registration statement of which this prospectus supplement is a part and which is incorporated by reference in this prospectus supplement, contain the full legal text of the matters described in this section. This summary is qualified by the trust agreement, including the share designation designating the terms of the Series B Preferred Shares, and the LLC agreement, including the trust interest designation designating the terms of the Series B Trust Preferred Interests. Therefore, you should read carefully the detailed provisions of the trust agreement and the LLC agreement. As used in this section, the “trust” means Compass Diversified Holdings, a Delaware statutory trust, and its successors, but not any of its subsidiaries, and the “company” means Compass Group Diversified Holdings LLC, and its successors, but not any of its subsidiaries.

General

The Series B Preferred Shares are a single series of authorized preferred shares of the trust consisting of                shares (or                shares if the underwriters of this offering exercise their over-allotment option in full), all of which are being initially offered hereby. The trust agreement permits the board of directors of the company to authorize the issuance of up to 50,000,000 preferred shares of the trust, in one or more classes or series without action by holders of outstanding common shares or preferred shares of the trust. The board of directors previously authorized 4,600,000 shares of 7.250% Series A Preferred Shares, no par value, with a liquidation preference of $25.00 per share (the “Series A Preferred Shares”), of which 4,000,000 shares were issued and are outstanding as of the date of this prospectus supplement. The remaining 45,400,000 preferred shares remain unissued blank check preferred shares.

The board of directors of the company may from time to time, without the consent or approval of any holders of outstanding common shares or preferred shares of the trust, cause the trust to issue equity securities that rank equally with or junior to the Series B Preferred Shares. Unless otherwise provided for in the applicable share designation, the board of directors of the company may also from time to time, without the consent or approval of any of holders of outstanding common shares or preferred shares of the trust, cause the trust to issue additional Series B Preferred Shares. The additional Series B Preferred Shares would form a single series with the Series B Preferred Shares offered hereby.

Distributions

Distributions on the Series B Preferred Shares will be payable when, as and if declared by the board of directors of the company out of funds legally available, initially at a rate per annum equal to                % of the $25.00 liquidation preference per share. The liquidation preference per share for purposes of calculating distributions will not be adjusted for any changes to the capital account balance per share as described below under “ —Amount Payable in Liquidation.” A distribution period is the period commencing on and including a distribution payment date to, but excluding, the next distribution payment date, except that (i) the initial distribution period will commence on and include the original issue date of the Series B Preferred Shares and (ii) the distribution period commencing on                , 2028 will commence on                , 2028 irrespective of whether such day is a business day.

Holders of Series B Preferred Shares will be entitled to receive, when, as and if declared by the board of directors of the company, cumulative cash distributions on the liquidation preference of the Series B Preferred Shares at a rate equal to (1)                % per annum of the liquidation preference per share for each quarterly distribution period from the original issue date of the Series B Preferred Shares to, but excluding,                , 2028, which we refer to as the Fixed Rate Period, and (2) the then applicable three-month LIBOR plus a spread

of            % per annum of the liquidation preference per share for each quarterly distribution period from            , 2028 through the redemption date of the Series B Preferred Shares, if any, which we refer to as the Floating Rate Period. In the event we issue additional Series B Preferred Shares after the original issue date, distributions on such additional shares will accrue from the original issuance date of such additional shares. Distributions on the Series B Preferred Shares will accumulate daily and be cumulative from, and including, the date of original issuance. The distributions payable on any distribution payment date shall include distributions accumulated to, but not including, such distribution payment date.

Fixed Rate Period

During the Fixed Rate Period, distributions on the Series B Preferred Shares will be payable quarterly, in arrears, on            ,            ,            and             of each year, each of which we refer to as a distribution payment date, beginning on            , 2018.

Distributions payable on the Series B Preferred Shares for any distribution period that is included in the Fixed Rate Period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upward. During the Fixed Rate Period, if any date on which distributions would otherwise be payable is not a business day, then the distribution will be paid on the next business day as if it were paid on the scheduled distribution payment date, and no interest or other amount will accrue on the distribution so payable for the period from and after that distribution payment date to the date the distribution is paid.

Floating Rate Period

During the Floating Rate Period, distributions on the Series B Preferred Shares will be payable quarterly, in arrears, on            ,            ,            and             of each year, each of which we refer to as a distribution payment date, beginning on            , 2028.

Distributions payable on the Series B Preferred Shares for the Floating Rate Period will be computed based on the actual number of days in a distribution period and a 360-day year. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upward. During the Floating Rate Period, if any date on which distributions would otherwise be payable is not a business day, then payment of any distribution payable on such date will be made on the next succeeding business day unless that day falls in the next calendar month, in which case the distribution payment date will be the immediately preceding business day, and, in either case, distributions will accrue to, but exclude, the actual date the distribution is paid.

The distribution rate during the Floating Rate Period will be reset quarterly (the first day of each distribution period will be a distribution reset date). The distribution rate for each distribution period in the Floating Rate Period will be determined by a calculation agent using three-month LIBOR as in effect on the second London banking day prior to the beginning of the distribution period, which date is the “distribution determination date” for the distribution period. The calculation agent then will add three-month LIBOR as determined on the distribution determination date and the applicable spread. Absent manifest error, the calculation agent’s determination of the distribution rate for a distribution period for the Series B Preferred Shares will be binding and conclusive on you, the transfer agent and us. A “London banking day” is any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

The distribution rate for a distribution period during the Floating Rate Period will be based on the London interbank offered rate, which we refer to as “three-month LIBOR,” and will be determined as follows:

(i)	three-month LIBOR will be equal to the London interbank offered rate for deposits in U.S. dollars having an index maturity of three months, in amounts of at least $1,000,000, as such rate appears on “Reuters Page LIBOR01” at approximately 11:00 a.m. London time on the relevant distribution determination date.

(ii)	If no such rate appears on “Reuters Page LIBOR01” or if the “Reuters Page LIBOR01” is not available at approximately 11:00 a.m. London time on the relevant distribution determination date, then the calculation agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the calculation agent after consultation with us, to provide the calculation agent with its offered quotation for deposits in U.S. dollars for a period of three months, commencing on the related distribution reset date, to prime banks in the London interbank market, at approximately 11:00 a.m. London time on that distribution determination date that is representative of a single transaction in U.S. dollars in amounts of at least $1,000,000 in that market at that time. If at least two quotations are provided, three-month LIBOR will be the arithmetic mean (rounded upward if necessary, to the nearest 0.00001 of 1%) of those quotations. If fewer than two quotations are provided, three-month LIBOR will be the arithmetic mean (rounded upward if necessary, to the nearest 0.00001 of 1%) of the rates quoted at approximately 11:00 a.m. New York City time on that distribution determination date by three major banks in New York, New York, as selected by the calculation agent after consultation with us, for loans in U.S. dollars to leading European banks, for a period of three months commencing on the related distribution reset date that is representative of a single transaction in U.S. dollars in amounts of at least $1,000,000 in that market at that time. If no quotation is provided as described above, then if a calculation agent has not been appointed at such time, we will appoint a calculation agent who shall, after consulting such sources as it deems comparable to any of the foregoing quotations or display page, or any such source as it deems reasonable from which to estimate LIBOR or any of the foregoing lending rates, shall determine LIBOR for the second London banking day immediately preceding the first day of such distribution period in its sole discretion. If the calculation agent is unable or unwilling to determine LIBOR as provided in the immediately preceding sentence, then LIBOR will be equal to Three-Month LIBOR for the then current distribution period, or, in the case of the first distribution period in the Floating Rate Period, the most recent distribution rate that would have been determined based on the last available Reuters Page LIBOR01 has the Floating Rate Period been applicable prior to the first distribution period in the Floating Rate Period.

Notwithstanding the foregoing, if we determine on the relevant distribution determination date that the LIBOR base rate has been discontinued, then we will appoint a calculation agent and the calculation agent will consult with an investment bank of national standing to determine whether there is an industry accepted substitute or successor base rate to Three-Month LIBOR. If, after such consultation, the calculation agent determines that there is an industry accepted substitute or successor base rate, the calculation agent shall use such substitute or successor base rate. In such case, the calculation agent in its sole discretion may (without implying a corresponding obligation to do so) also implement changes to the business day convention, the definition of business day, the distribution determination date and any method for obtaining the substitute or successor base rate if such rate is unavailable on the relevant business day, in a manner that is consistent with industry accepted practices for such substitute or successor base rate. Unless the calculation agent determines that there is an industry accepted substitute or successor base rate as so provided above, the calculation agent will, in consultation with us, follow the steps specified in clause (ii) in the immediately preceding paragraph in order to determine Three-Month LIBOR for the applicable distribution period.

“calculation agent” shall mean a third party independent financial institution of national standing with experience providing such services, which will be appointed by us prior to             , 2028.

Declared distributions will be payable on the relevant distribution payment date to holders of record as they appear on our share register at the close of business, New York City time, on the             ,             ,              and             , as the case may be, immediately preceding the relevant distribution payment date (each, a “record date”). These record dates will apply regardless of whether a particular record date is a business day, provided that if the record date is not a business day, the declared distributions will be payable on the relevant distribution payment date to holders of record as they appear on the trust’s share register at the close of business, New York City time, on the business day immediately preceding such record date. During the Fixed Rate Period, a “business day” means any day other than a Saturday, a Sunday or a day on which banks in The City of New York are required, permitted or authorized, by applicable law or executive order, to be closed for regular banking business, and during the Floating Rate Period, a “business day” means any day that would be considered a business day during the Fixed Rate Period that is also a London banking day.

No distributions on Series B Preferred Shares may be authorized by the board of directors of the company or paid or set apart for payment by us at any time when the terms and provisions of any agreement of ours, including any agreement relating to our indebtedness, prohibit the authorization, payment or setting apart for payment thereof or provide that the authorization, payment or setting apart for payment thereof would constitute a breach of the agreement or a default under the agreement, or if the authorization, payment or setting apart for payment is restricted or prohibited by law. You should review the information appearing above under “Risk Factors—Risks Related to the Series B Preferred Shares—We may not be able to pay distributions on the Series B Preferred Shares” for more information as to, among other things, other circumstances under which we may be unable to pay distributions on the Series B Preferred Shares.

Notwithstanding the foregoing, distributions on the Series B Preferred Shares will accumulate whether or not (i) the terms and provisions of any laws or agreements referred to in the preceding paragraph at any time prohibit the current payment of distributions, (ii) we have earnings, (iii) there are funds legally available for the payment of those distributions and (iv) those distributions are declared. No interest, or sum in lieu of interest, will be payable in respect of any distribution payment or payments on the Series B Preferred Shares which may be in arrears, and holders of Series B Preferred Shares will not be entitled to any distributions in excess of full cumulative distributions described above. Any distribution payment made on the Series B Preferred Shares will first be credited against the earliest accumulated but unpaid distribution due with respect to those shares.

The Series B Preferred Shares will rank junior to the allocation interests to the extent provided in the LLC agreement, and senior to the common shares to the extent provided in the trust agreement, with respect to the payment of distributions. Unless full cumulative distributions on the Series B Preferred Shares have been or contemporaneously are declared and paid or declared and set apart for payment on the Series B Preferred Shares for all past distribution periods, no distribution may be declared or paid or set apart for payment on the common shares (or on any other shares that the trust may issue in the future ranking, as to the payment of distributions, junior to the Series B Preferred Shares (together with the common shares, “junior shares”)), other than distributions paid in junior shares or options, warrants or rights to subscribe for or purchase junior shares, and we and our subsidiaries may not directly or indirectly repurchase, redeem or otherwise acquire for consideration common shares (or any junior shares). These restrictions are not applicable during the initial distribution period, which is the period from the original issue date to but excluding             , 2018.

The board of directors of the company, or a duly authorized committee thereof, may, in its discretion, choose to cause the trust to pay distributions on the Series B Preferred Shares without the payment of any distributions on any junior shares. No distributions may be declared or paid or set apart for payment on any Series B Preferred Shares if at the same time any arrears exist or default exists in the payment of distributions on any outstanding series of senior shares (defined below), if any are issued.

When distributions are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series B Preferred Shares and our parity shares, all distributions declared upon the Series B Preferred Shares and such parity shares must be declared pro rata so that the amount of distributions declared per Series B Preferred Share and such parity shares will in all cases bear to each other the same ratio that accumulated distributions per share on the Series B Preferred Shares and such parity shares (which will not include any accrual in respect of unpaid distributions for prior distribution periods if such other parity shares do not have a cumulative distribution) bear to each other. No interest, or sum of money in lieu of interest, will be payable in respect of any distribution payment or payments on the Series B Preferred Shares which may be in arrears.

Ranking

The Series B Preferred Shares will rank senior to the junior shares with respect to payment of distributions and distribution of the trust’s assets upon the trust’s liquidation, dissolution or winding up.

The Series B Preferred Shares will rank equally with any equity securities, including our Series A Preferred Shares and other preferred shares, that the trust may issue in the future, the terms of which provide that such securities will rank equally with the Series B Preferred Shares with respect to payment of distributions and distribution of the trust’s assets upon its liquidation, dissolution or winding up (“parity shares”).

The Series B Preferred Shares will rank junior to (i) all of the trust’s existing and future indebtedness, and (ii) any of the trust’s equity securities, including preferred shares, that the trust or the company may issue in the future, the terms of which provide that such securities will rank senior to the Series B Preferred Shares with respect to payment of distributions and distribution of the trust’s assets upon its liquidation, dissolution or winding up (such equity securities, “senior shares”). The Series B Preferred Shares will rank junior to the company’s allocation interests with respect to the payment of distributions prior to dissolution of the company, and equally with the company’s allocation interests upon liquidation, dissolution or winding up of the company or the trust; provided however that the rights allocated to the allocation interest may reduce the amount distributable to the Series B Preferred Shares upon the liquidation, dissolution or winding up of the trust. Other than the company’s allocation interests, there are no senior shares or interests in the company outstanding. While any Series B Preferred Shares are outstanding, the trust may not authorize or create any class or series of senior shares without the approval of two-thirds of the votes entitled to be cast by the holders of outstanding Series B Preferred Shares and all other series of voting preferred shares (defined below), acting as a single class. See “—Voting Rights” below for a discussion of the voting rights applicable if the trust seeks to create any class or series of senior shares.

Maturity

The Series B Preferred Shares do not have a maturity date, and the trust is not required to redeem or repurchase the Series B Preferred Shares. Accordingly, the Series B Preferred Shares will remain outstanding indefinitely unless the board of directors of the company decides to cause the trust to redeem or repurchase them.

Optional Redemption

The trust may not redeem the Series B Preferred Shares prior to             , 2028, except as provided below under “—Tax Redemption.” At any time or from time to time on or after             , 2028, the board of directors of the company may cause the trust, at its option, out of funds legally available to redeem the Series B Preferred Shares, in whole or in part, upon not less than 30 nor more than 60 days’ notice, at a price of $25.00 per Series B Preferred Share plus any accumulated and unpaid distributions thereon (whether or not authorized or declared) to, but excluding, the redemption date. If less than all of the Series B Preferred Shares are to be redeemed, the Series B Preferred Shares to be redeemed will be determined either by lot or pro rata. Once proper notice has been given and so long as funds legally available and sufficient to pay the redemption price for all of the Series B Preferred Shares called for redemption have been set aside for payment, from and after the redemption date, distributions on the Series B Preferred Shares called for redemption will cease to accumulate and such Series B Preferred Shares called for redemption will no longer be deemed outstanding, and all rights of the holders thereof will cease other than the right to receive the redemption price, without interest. If any redemption date is not a business day, then the redemption price and accumulated and unpaid distributions if any, payable upon redemption may be paid on the next business day and no interest, additional distributions or other sums will accumulate on the amount payable for the period from and after that redemption date to the next business day.

Immediately prior to any redemption of Series B Preferred Shares, we will pay, in cash, any accumulated and unpaid distributions to, but excluding, the redemption date, unless a redemption date falls after a distribution record date and prior to the corresponding distribution payment date, in which case each holder of Series B Preferred Shares at the close of business on such distribution record date will be entitled to the distribution payable on such shares on the corresponding distribution payment date notwithstanding the redemption of such shares before such distribution payment date. Except as provided above, we will make no payment or allowance for unpaid distributions, whether or not in arrears, on the Series B Preferred Shares to be redeemed.

Unless full cumulative distributions on all Series B Preferred Shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for payment for all past distribution periods, no Series B Preferred Shares may be redeemed unless all outstanding Series B Preferred Shares are simultaneously redeemed, and we may not purchase or otherwise acquire directly or indirectly any Series B Preferred Shares (except by conversion into or exchange for shares of, or options, warrants or rights to purchase or subscribe for, our common stock or other junior shares we may issue or pursuant to a purchase or exchange offer made on the same terms to all holders of Series B Preferred Shares and all parity shares).

Holders of the Series B Preferred Shares will have no right to require the redemption of the Series B Preferred Shares.

Tax Redemption

If a Tax Redemption Event (as defined below) occurs prior to             , 2028, the board of directors of the company may cause the trust, at its option, out of funds received by the trust on the Series B Trust Preferred Interests and legally available, to redeem the Series B Preferred Shares, in whole but not in part, upon at least 30 days’ notice, within 60 days of the occurrence of such Tax Redemption Event, at a price of $25.25 per Series B Preferred Share, plus any accumulated and unpaid distributions thereon (whether or not authorized or declared) to, but excluding, the redemption date.

“Tax Redemption Event” means, after the date the Series B Preferred Shares are first issued, due to (a) an amendment to, or a change in official interpretation of, the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, or administrative guidance or (b) an administrative or judicial determination, (i) we are advised by nationally recognized counsel or a nationally recognized accounting firm that the trust or the company will be treated as an association taxable as a corporation for U.S. federal income tax purposes or otherwise subject to U.S. federal income tax (other than any tax imposed pursuant to Section 6225 of the Code, as amended by the Bipartisan Budget Act of 2015), or (ii) the company files an IRS Form 8832 (or successor form) electing that the trust or the company be treated as an association taxable as a corporation for U.S. federal income tax purposes.

Repurchase at the Option of Holders upon a Fundamental Change

If a Fundamental Change (as defined below) occurs, unless, prior to or concurrently with the time the board of directors of the company is required to cause the trust to make a Fundamental Change Offer (as described below), the board of directors of the company has caused the company to previously or concurrently mail or transmit electronically a redemption notice with respect to all of the outstanding Series B Preferred Shares, the board of directors of the company will cause the trust to make an offer to purchase all of the Series B Preferred Shares pursuant to the offer described below (the “Fundamental Change Offer”), out of funds received by the trust on the Series B Trust Preferred Interests and legally available, at a price in cash (the “Fundamental Change Payment”) of $25.25 per Series B Preferred Share, plus any accumulated and unpaid distributions thereon (whether or not authorized or declared) to, but excluding, the Fundamental Change Payment Date. Within 30 days following any Fundamental Change, the board of directors of the company will cause the trust to send notice of such Fundamental Change Offer by first class mail to each holder of Series B Preferred Shares or otherwise in accordance with the procedures of the Depository Trust Company with the following information:

(1) that a Fundamental Change Offer is being made pursuant to the share designation designating the Series B Preferred Shares and that all Series B Preferred Shares properly tendered pursuant to such Fundamental Change Offer will be accepted for payment by the trust;

(2) the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Fundamental Change Payment Date”);

(3) that any Series B Preferred Share not properly tendered will remain outstanding and distributions will continue to accumulate on such shares;

(4) that, unless the trust defaults in the payment of the Fundamental Change Payment, all Series B Preferred Shares accepted for payment pursuant to the Fundamental Change Offer will be cancelled and cease to be outstanding on the Fundamental Change Payment Date;

(5) the instructions determined by the company, consistent with this covenant, that a holder of Series B Preferred Shares must follow in order to have its Series B Preferred Shares purchased; and

(6) if such notice is mailed prior to the occurrence of a Fundamental Change, that such offer is conditioned on the occurrence of such Fundamental Change.

The company will not be required to cause the trust to make a Fundamental Change Offer upon a Fundamental Change if a third party makes the Fundamental Change Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the share designation designating the Series B Preferred Shares applicable to a Fundamental Change Offer made by the trust and purchases all Series B Preferred Shares validly tendered and not withdrawn under such Fundamental Change Offer.

The company and the trust will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Series B Preferred Shares pursuant to this covenant. To the extent the provisions of any securities laws or regulations conflict with provisions of the share designation designating the Series B Preferred Shares, the company and the trust will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations described in such share designation by virtue thereof.

On the Fundamental Change Payment Date, the board of directors of the company shall cause the trust, to the extent permitted by law and to the extent of funds received by the trust on the Series B Trust Preferred Interests, to:

(1) accept for payment all Series B Preferred Shares properly tendered pursuant to the Fundamental Change Offer;

(2) deposit with the paying agent an amount equal to the aggregate Fundamental Change Payment in respect of all Series B Preferred Shares so tendered; and

(3) cancel the Series B Preferred Shares so accepted.

If (i) a Fundamental Change occurs and (ii) (x) we do not give notice prior to the 31st day following the Fundamental Change of either (1) a Fundamental Change Offer or (2) the intention to redeem all the outstanding Series B Preferred Shares or (y) we default upon our obligation to repurchase or redeem the Series B Preferred Shares on the Fundamental Change Payment Date or redemption date, the distribution rate per annum on the Series B Preferred Shares will increase by 5.00%, beginning on the 31st day following such Fundamental Change. Notwithstanding any requirement that we offer to repurchase or redeem all the outstanding Series B Preferred Shares, the increase in the distribution rate per annum described in the immediately preceding sentence is the sole remedy to holders of Series B Preferred Shares upon the occurrence of any of the events described in the immediately preceding sentence. Following any such increase in the distribution rate per annum, we will be under no further obligation to offer to repurchase or redeem any Series B Preferred Shares.

“Fundamental Change” means the occurrence of the following:

•	the Series B Preferred Shares (or preferred shares into which the Series B Preferred Shares have been converted or for which the Series B Preferred Shares have been exchanged in accordance with the provisions described below under “—Voting Rights”) cease to be listed or quoted on any of the New York Stock Exchange, the Nasdaq Global Select Market or the Nasdaq Global Market (or any of their successors) or another U.S. national securities exchange for a period of 20 consecutive trading days; or

•	the company and the trust (or the issuer of preferred shares into which the Series B Preferred Shares have been converted or for which the Series B Preferred Shares have been exchanged in accordance with the provisions described below under “—Voting Rights”) are no longer subject to, and are not voluntarily filing the annual reports, information, documents and other reports that the company and the trust would be so required to file if so subject to, the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

Voting Rights

Except as indicated below, the holders of the Series B Preferred Shares will have no voting rights.

If and whenever distributions on any Series B Preferred Shares are in arrears for six or more full quarterly distribution periods (whether or not consecutive) (a “Nonpayment”), the number of directors then constituting the board of directors of the company will be increased by two (if not already increased by two by reason of the election of directors by the holders of any other class or series of parity shares upon which like voting rights have been conferred and are exercisable) and the holders of the Series B Preferred Shares, voting together as a single class with the holders of any other series of parity shares then outstanding upon which like voting rights have been conferred and are exercisable (any such other series, the “voting preferred shares”), will have the right to elect these two additional directors at a meeting of the holders of the Series B Preferred Shares and such other voting preferred shares. When all distributions accumulated on the Series B Preferred Shares for all past distribution periods and the then current distribution period have been fully paid, the right of the holders of the Series B Preferred Shares and any other voting preferred shares to elect these two additional directors will cease and, unless there are other classes or series of parity shares upon which like voting rights have been conferred and are exercisable, the terms of office of these two directors will forthwith terminate and the number of directors constituting the board of directors of the company will be reduced accordingly.

The approval of two-thirds of the votes entitled to be cast by the holders of outstanding Series B Preferred Shares and all other series of voting preferred shares, acting as a single class regardless of series, at a meeting of shareholders, is required in order:

(i)	to amend, alter or repeal any provisions of the trust agreement relating to the Series B Preferred Shares or other series of voting preferred shares, whether by merger, consolidation or otherwise, to affect materially and adversely the voting powers, rights or preferences of the holders of the Series B Preferred Shares or other series of voting preferred shares, unless in connection with any such amendment, alteration or repeal, each Series B Preferred Share and any other voting preferred share remains outstanding without the terms thereof being materially changed in any respect adverse to the holders thereof or is converted into or exchanged for preferred shares of the surviving entity having preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption thereof substantially similar to those of the Series B Preferred Shares or any other series of voting preferred shares, as the case may be, or

(ii)	to authorize, create or increase the authorized amount of, any class or series of preferred shares having rights senior to the Series B Preferred Shares with respect to the payment of distributions or amounts upon liquidation, dissolution or winding up, provided that in the case of clause (i) above, if such amendment affects materially and adversely the rights, preferences, privileges or voting powers of one or more but not all of the classes or series of voting preferred shares (including the Series B Preferred Shares for this purpose), only the consent of the holders of at least two-thirds of the outstanding shares of the classes or series so affected, voting as a class, is required in lieu of (or, if such consent is required by law, in addition to) the consent of the holders of two-thirds of the voting preferred shares (including the Series B Preferred Shares for this purpose) as a class.

However, we may create additional series or classes of parity shares and junior shares and issue additional series of parity shares and junior shares without notice to or the consent of any holder of the Series B Preferred Shares.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, the Series B Preferred Shares shall have been redeemed.

Amount Payable in Liquidation

Upon any voluntary or involuntary liquidation, dissolution or winding up of the trust (other than in the case of a voluntary exchange or acquisition exchange (as defined in the trust agreement) of Series B Preferred Shares for Series B Trust Preferred Interests) (“Liquidation”), each holder of the Series B Preferred Shares will be entitled to a payment out of the trust’s assets available for distribution to the holders of the Series B Preferred Shares following the satisfaction of all claims ranking senior to the Series B Preferred Shares. Such payment will be equal to their preferred capital account balance, which is expected to be the sum of the $25.00 liquidation preference per Series B Preferred Share and any accumulated and unpaid distributions thereon (whether or not authorized or declared) to, but excluding, the date of Liquidation (the “Preferred Share Liquidation Value”). For more information about voluntary exchange or acquisition exchange, see the sections entitled “Description of Securities—Voluntary Exchange” and “—Acquisition Exchange and Optional Purchase” in the accompanying prospectus.

The capital account balance for each Series B Preferred Share will equal $25.00 initially and will be increased each year by an allocation of gross income (excluding capital gains) recognized by us (including any gross income recognized in the year of Liquidation). The allocations of gross income to the capital account balances for the Series B Preferred Shares in any year will not exceed the sum of the amount of distributions paid on the Series B Preferred Shares during such year. If the board of directors of the company declares a distribution on the Series B Preferred Shares, the amount of the distribution paid on each such Series B Preferred Share will be deducted from the capital account balance for such Series B Preferred Share, whether or not such capital account balance received an allocation of gross income in respect of such distribution. The allocation of gross income to the capital account balances for the Series B Preferred Shares is intended to entitle the holders of the

Series B Preferred Shares to a preference over the holders of outstanding common shares upon the trust’s Liquidation, to the extent required to permit each holder of a Series B Preferred Share to receive the Preferred Share Liquidation Value in respect of such share. In addition, a special allocation of gross income (from any source) in the year of Liquidation will be made if necessary so that a holder’s preferred capital account balance equals the Preferred Share Liquidation Value. If, however, the trust were to have insufficient gross income to achieve this result, then the amount that a holder of Series B Preferred Shares would receive upon liquidation may be less than the Preferred Share Liquidation Value.

After each holder of Series B Preferred Shares receives a payment equal to the capital account balance for such holder’s shares (even if such payment is less than the Preferred Share Liquidation Value of such holder’s shares), holders will not be entitled to any further participation in any distribution of the trust’s assets.

Based on current information, we believe the trust will have sufficient gross income (excluding capital gains) for the foreseeable future to ensure that holders of Series B Preferred Shares will have capital account balances that entitle each holder, upon Liquidation, to the Preferred Share Liquidation Value, but no assurance can be provided regarding the level of the trust’s future gross income (excluding capital gains).

If upon any Liquidation, the amounts payable with respect to the Series B Preferred Shares and any other outstanding series of parity shares are not paid in full, then the holders of the Series B Preferred Shares and the holders of such parity shares will share equally and ratably in any distribution of the trust’s assets in proportion to the full distributable amounts to which each such holder is entitled.

Neither the voluntary exchange or acquisition exchange (as defined in the trust agreement) of Series B Preferred Shares for Series B Trust Preferred Interests, sale, conveyance, exchange or transfer, for cash, shares of capital stock, securities or other consideration, of all or substantially all of the trust’s property or assets nor the consolidation, merger or amalgamation of the trust with or into any other entity or the consolidation, merger or amalgamation of any other entity with or into the trust will be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the trust, notwithstanding that for other purposes, such as for tax purposes, such an event may constitute a liquidation, dissolution or winding up. The foregoing transactions are referred to as “Permitted Transfers.” For more information about voluntary exchange or acquisition exchange, see the sections entitled “Description of Securities—Voluntary Exchange” and “—Acquisition Exchange and Optional Purchase” in the accompanying prospectus.

No Conversion Rights

The Series B Preferred Shares will not be convertible into common shares or any other class or series of shares or any other security.

Series B Trust Preferred Interests

Each Series B Preferred Share will correspond to one underlying trust preferred interest of the company held by the trust of the same class and series, and with corresponding rights, powers and duties, as the Series B Preferred Shares. Unless the trust is dissolved, it must remain the holder of 100% of the company’s trust interests, including the Series B Preferred Trust Interests, and, at all times, the trust will have outstanding the identical number of common shares and preferred shares, including the Series B Preferred Shares, as the number of outstanding trust common interests and trust preferred interests, including the Series B Preferred Trust Interests, of the company that are of the corresponding class and series.

Transfer Agent, Registrar and Paying Agent

Broadridge Corporate Issues Solutions, Inc. will be the transfer agent, registrar and paying agent for the Series B Preferred Shares.

BOOK-ENTRY ISSUANCE

The Depository Trust Company (“DTC”) will act as securities depositary for the Series B Preferred Shares. We will issue one or more fully registered global securities certificates in the name of DTC’s nominee, Cede & Co. These certificates will represent the total aggregate number of Series B Preferred Shares. We will deposit these certificates with DTC or a custodian appointed by DTC. We will not issue certificates to you for the shares of Series B Preferred Shares that you purchase, unless DTC’s services are discontinued as described below.

Title to book-entry interests in the Series B Preferred Shares will pass by book-entry registration of the transfer within the records of DTC in accordance with its procedures. Book-entry interests in the securities may be transferred within DTC in accordance with procedures established for these purposes by DTC. Each person owning a beneficial interest in the Series B Preferred Shares must rely on the procedures of DTC and the participant through which such person owns its interest to exercise its rights as a holder of the Series B Preferred Shares.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants (“Direct Participants”) deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. Access to the DTC system is also available to others such as securities brokers and dealers, including the underwriters, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The rules applicable to DTC and its Direct and Indirect Participants are on file with the SEC.

When you purchase Series B Preferred Shares within the DTC system, the purchase must be by or through a Direct Participant. The Direct Participant will receive a credit for the Series B Preferred Shares on DTC’s records. You will be considered to be the “beneficial owner” of the Series B Preferred Shares. Your beneficial ownership interest will be recorded on the Direct and Indirect Participants’ records, but DTC will have no knowledge of your individual ownership. DTC’s records reflect only the identity of the Direct Participants to whose accounts Series B Preferred Shares are credited.

You will not receive written confirmation from DTC of your purchase. The Direct or Indirect Participants through whom you purchased the Series B Preferred Shares should send you written confirmations providing details of your transactions, as well as periodic statements of your holdings. The Direct and Indirect Participants are responsible for keeping an accurate account of the holdings of their customers like you.

Transfers of ownership interests held through Direct and Indirect Participants will be accomplished by entries on the books of Direct and Indirect Participants acting on behalf of the beneficial owners.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

We understand that, under DTC’s existing practices, in the event that we request any action of the holders, or an owner of a beneficial interest in a global security, such as you, desires to take any action which a holder is entitled to take under our trust agreement (including the share designation designating the Series B

Preferred Shares), DTC would authorize the Direct Participants holding the relevant shares to take such action, and those Direct Participants and any Indirect Participants would authorize beneficial owners owning through those Direct and Indirect Participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

Any redemption notices with respect to the Series B Preferred Shares will be sent to Cede & Co. If less than all of the outstanding Series B Preferred Shares are being redeemed, DTC will reduce each Direct Participant’s holdings of Series B Preferred Shares in accordance with its procedures.

In those instances where a vote is required, neither DTC nor Cede & Co. itself will consent or vote with respect to the Series B Preferred Shares. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants whose accounts the Series B Preferred Shares are credited to on the record date, which are identified in a listing attached to the omnibus proxy.

Distributions on the Series B Preferred Shares will be made directly to DTC’s nominee (or its successor, if applicable). DTC’s practice is to credit participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on that payment date.

Payments by Direct and Indirect Participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name.” These payments will be the responsibility of the participant and not of DTC, us or any agent of ours.

DTC may discontinue providing its services as securities depositary with respect to the Series B Preferred Shares at any time by giving reasonable notice to us. Additionally, we may decide to discontinue the book-entry only system of transfers with respect to the Series B Preferred Shares. In that event, we will print and deliver certificates in fully registered form for the Series B Preferred Shares. If DTC notifies us that it is unwilling to continue as securities depositary, or it is unable to continue or ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days after receiving such notice or becoming aware that DTC is no longer so registered, we will issue the Series B Preferred Shares in definitive form, at our expense, upon registration of transfer of, or in exchange for, such global security.

According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Initial settlement for the Series B Preferred Shares will be made in immediately available funds. Secondary market trading among DTC’s Participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System.

SUPPLEMENTAL MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain material U.S. federal income tax considerations associated with the purchase, ownership and disposition by U.S. holders and Non-U.S. holders (as such terms are defined in the accompanying prospectus) of the Series B Preferred Shares of the trust and supplements and amends the disclosure provided in the section entitled “Material U.S. Federal Income Tax Considerations” of the accompanying prospectus. Potential holders of Series B Preferred Shares are encouraged to consult their own tax advisors regarding the federal income tax considerations applicable to the acquisition, ownership, and disposition of the Series B Preferred Shares.

Treatment of the Series B Preferred Shares; Allocation of Profits and Losses

We will treat the Series B Preferred Shares as partnership interests in the trust that will be subject to the tax considerations generally discussed in the accompanying prospectus under “Material U.S. Federal Income Tax Considerations—Tax Treatment of Trust Income to Holders” and “—Allocation of Company Profits and Losses.” In general, we will specially allocate to the Series B Preferred Shares items of our gross income (excluding capital gains) in an amount equal to the distributions paid in respect of the Series B Preferred Shares during the taxable year. It is anticipated that such gross income will be wholly or largely interest income. The gross income allocated to a holder of Series B Preferred Shares will generally have the same character as our gross income (interest or dividends). We expect to have sufficient gross income (excluding capital gains) each taxable year to be able to allocate gross income to the Series B Preferred Shares in an amount equal to the distributions paid on the Series B Preferred Shares.

In addition, on liquidation we will specially allocate gross income (from any source) if necessary so that a holder’s capital account balance attributable to the Series B Preferred Shares equals the Preferred Share Liquidation Value.

As described in “Material U.S. Federal Income Tax Considerations—Allocation of Company Profits and Losses” in the accompanying prospectus, allocations of our items of income, gain, loss, deduction and credit will be determined in accordance with our trust agreement and LLC agreement, provided such allocations either have “substantial economic effect” or are determined to be in accordance with such holder’s interest in us. No complete assurance can be provided that our allocation of gross income in respect of the Series B Preferred Shares will be treated as having “substantial economic effect.”

We will treat any distribution on the Series B Preferred Shares as a distribution on a partnership interest subject to the treatment discussed in “Material U.S. Federal Income Tax Considerations—Treatment of Distributions” in the accompanying prospectus. If the distributions paid to a holder of Series B Preferred Shares in a taxable year exceed the amount of the gross income allocated to such holder, then the holder’s capital account balance will be reduced by the excess, which could affect the amount that the holder of Series B Preferred Shares would receive on Liquidation. As noted above, we expect to have sufficient gross income (excluding capital gains) each taxable year to be able to allocate gross income to the Series B Preferred Shares in an amount equal to the distributions paid on the Series B Preferred Shares.

The treatment of interests in a partnership such as the Series B Preferred Shares and the payments received in respect of such interests is uncertain. The IRS may contend that payments on the Series B Preferred Shares represent “guaranteed payments,” which would generally be treated as ordinary income but may not have the same character when received by a holder as our gross income had when earned by us. If distributions on the Series B Preferred Shares were treated as “guaranteed payments,” a holder would always be treated as receiving income equal to the amount distributed, regardless of the amount of our gross income. In that case, the payment of the “guaranteed payment” would be reported to holders of the common interests as a deduction subject to the 2% floor on itemized deductions, and could adversely affect their overall tax position due to an investment in the trust.

The IRS may also claim that the Series B Preferred Shares are more properly treated as a debt instrument, rather than an equity interest in the trust, based on certain characteristics of the Series B Preferred Shares. If the IRS were successful, the tax treatment to the holders of the Series B Preferred Shares and to holders of common interests in the trust would be similar to the treatment described above concerning “guaranteed payments.”

U.S. holders that hold, or subsequently acquire, shares of a different class of our stock should consult their tax advisor to determine the proper treatment of amounts received from us following a Tax Redemption Event or Fundamental Change.

Tax Elections; Tax Basis Adjustments

We have elected under Section 754 of the Code to adjust the tax basis in all or a portion of our assets in the event of a distribution of property to a holder of our shares or in the event of a transfer of an interest in us, including our shares, by sale or exchange or as a result of the death of a holder. See “Material U.S. Federal Income Tax Considerations—Section 754 Election.” The treatment of the Series B Preferred Shares under the Treasury regulations that address the tax basis adjustments is unclear. Tax basis adjustments will not affect the taxable income allocated to a holder of Series B Preferred Shares acquired in this offering. We generally do not intend to adjust the tax basis of our assets with respect to purchasers of Series B Preferred Shares in the secondary market, except in extraordinary circumstances. We believe that treatment is appropriate under the applicable Treasury regulations because the holders of the Series B Preferred Shares would not participate in the income or gain from the sale of our assets and are entitled only to fixed distributions. Moreover, the Series B Preferred Shares are entitled to allocations only of our gross income (excluding capital gains) and not allocations from our gross income from the sale or exchange of our capital assets. As a result, we do not anticipate that allocations of taxable income to holders of Series B Preferred Shares acquired in the secondary market will exceed the amount of gross income that would otherwise be allocated pursuant to our trust agreement. If the IRS successfully challenges our position, a purchaser of Series B Preferred Shares in the secondary market may be allocated taxable income in excess of the amount of gross income that would otherwise be allocated pursuant to our trust agreement. In that event, such a purchaser may be allocated taxable income in excess of our cash distributions paid during the relevant periods. Although our position will not directly affect holders of Series B Preferred Shares acquired in this offering, it may affect the price at which those shares may be sold in the secondary market.

New Tax Law Changes

On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”). The Tax Act makes broad and complex changes to the U.S. tax code which may impact, positively or negatively, the company and its portfolio companies for taxable years ended December 31, 2017 and thereafter. The impact of many provisions of the Tax Act are unclear and subject to interpretation pending further guidance from the Internal Revenue Service. The ultimate impact of the Tax Act on the Company and its portfolio companies is dependent on ongoing review and analysis.

Among other important changes in the Tax Act, the tax rate on corporations was reduced from 35% to 21%; a limitation on the deduction of interest expense was enacted; certain tangible property acquired after September 27, 2017 will qualify for 100% expensing; gain from the sale of a partnership interest by a foreign person will be subject to U.S. tax to the extent that the partnership is engaged in a trade or business; a special deduction for qualified business income from pass-through entities was added; U.S. federal income taxes on foreign earnings was eliminated (subject to several important exceptions), and new provisions designed to tax currently global intangible low taxed income and a new base erosion anti-abuse tax were added. Some of the changes just described could affect the rate at which a U.S. holder is subject to tax on items of our income.

For taxable years beginning after December 31, 2017, a deduction for interest will generally be allowed for any entity only up to 30% of adjusted taxable income (determined without regard to interest income or expense) plus the amount of interest income. Only interest income and expense incurred in a trade or business is taken into account, i.e., investment interest income and deductions are ignored. For partnerships, the limitation is applied at the partnership level and then adjustments are made at the partner level to avoid double counting and to allow an owner to use any excess income in calculating the interest deduction at his or her level. It is not expected that the provision will limit the deduction of interest by the company for 2018 but it may impact the deduction for certain of its portfolio companies.

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC and UBS Securities LLC are acting as joint book-running managers for this offering and representatives of the underwriters named below. Under the terms and subject to the conditions stated in the underwriting agreement dated                 , 2018, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the number of Series B Preferred Shares set forth opposite the underwriter’s name.

Underwriter	Number of Series B Preferred Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Morgan Stanley & Co. LLC
UBS Securities LLC
J.P. Morgan Securities LLC
Janney Montgomery Scott LLC

William Blair & Company, L.L.C.

Total

The underwriting agreement provides that the obligations of the underwriters to purchase the Series B Preferred Shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the Series B Preferred Shares (other than those covered by the underwriters’ over-allotment option described below) if they purchase any of the Series B Preferred Shares.

If the underwriters sell more Series B Preferred Shares than the total number set forth in the table above, we have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an additional          Series B Preferred Shares at the price initially offered to the public, less the underwriting discount and commissions and less any amounts per share equal to any distributions declared by us but not payable on the additional Series B Preferred Shares. The underwriters may exercise the option solely for the purpose of covering over-allotments. To the extent the option is exercised, each underwriter must purchase a number of additional Series B Preferred Shares approximately proportionate to that underwriter’s initial purchase commitment.

Prior to this offering, there has been no public market for the Series B Preferred Shares. Application will be made to list the Series B Preferred Shares on the NYSE under the symbol “CODI PR B.” If the application is approved, trading of the Series B Preferred Shares is expected to commence on the NYSE within a 30-day period after the original issue date of the Series B Preferred Shares. However, there is no guarantee that we will be able to list the Series B Preferred Shares. Even if the Series B Preferred Shares are listed, there may be little or no secondary market for the Series B Preferred Shares. We have been advised by the underwriters that the underwriters intend to make a market in the Series B Preferred Shares, but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of trading markets for the Series B Preferred Shares.

The underwriters propose to offer some of the Series B Preferred Shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the Series B Preferred Shares to dealers at the public offering price less a concession not to exceed $             per share. Any underwriter may allow, and such dealers may reallow, a concession not in excess of $             per Series B Preferred Share to other underwriters or to certain dealers. If all of the Series B Preferred Shares are not sold at the initial offering price, the underwriters may change the public offering price and the other selling terms.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option.

	Per Share	No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discount and commissions	$	$	$
Proceeds, before expenses, to us	$	$	$

We estimate that our total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts and commissions, will be approximately $                .

We have agreed that, for a period of 30 days from the date of this prospectus supplement, we will not, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC and UBS Securities LLC, (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of the trust or any LLC interests of the company, in each case, that is preferred as to the payment of distributions, or as to the distribution of assets upon any liquidation or dissolution of the company or the trust, over LLC interests of any other class of trust interests or shares of the trust of any other class (including any trust interests or shares (other than the Series B Preferred Shares and the Series B Preferred Trust Interests) that ranks equally with the Series B Preferred Shares or the Series B Preferred Trust Interests as to the payment of distributions or as to the distribution of assets upon any liquidation or dissolution of the company or the trust), or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such shares of the trust or trust interests, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of such shares of the trust or trust interests, in cash or otherwise, or (iii) file any registration statement with the SEC relating to the offering of such shares of the trust or trust interests, except for sales to the underwriters pursuant to the underwriting agreement. We have agreed to indemnify the underwriters and persons who control the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make because of any of those liabilities.

In connection with the offering, the underwriters may engage in stabilizing transactions, short sales, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the Series B Preferred Shares so long as the stabilizing bids do not exceed a specified maximum.

•	Short sales involve sales by the underwriters of Series B Preferred Shares in excess of the number of Series B Preferred Shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of additional Series B Preferred Shares purchased by the underwriters is not greater than the number of Series B Preferred Shares that they have the option to additionally purchase. In a naked short position, the number of Series B Preferred Shares involved is greater than the number of Series B Preferred Shares they have the option to additionally purchase. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing Series B Preferred Shares in the open market.

•

Syndicate covering transactions involve purchases of the Series B Preferred Shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of Series B Preferred Shares to close out the short position, the underwriters will consider, among other things, the price of Series B Preferred Shares available for purchase in the open market as compared to the price at which they have their over-allotment option. If the underwriters sell more Series B Preferred Shares than could be covered by their over-allotment option, a naked short position, the position can only be closed out by buying Series B Preferred Shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the Series B Preferred Shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the Series B Preferred Shares originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, short sales, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our Series B Preferred Shares or preventing or retarding a decline in the market price of the Series B Preferred Shares. As a result, the price of our Series B Preferred Shares may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

No action has been or will be taken in any jurisdiction (except in the United States) that would permit a public offering of the Series B Preferred Shares or the possession, circulation or distribution of this prospectus supplement, the accompanying prospectus or any other material relating to us or the Series B Preferred Shares in any jurisdiction where action for that purpose is required. Accordingly, the Series B Preferred Shares may not be offered or sold, directly or indirectly, and this prospectus supplement, the accompanying prospectus or any other offering material or advertisements in connection with the Series B Preferred Shares may not be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

Purchasers of the Series B Preferred Shares offered by this prospectus supplement and the accompanying prospectus may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the offering price on the cover page of this prospectus supplement.

The Series B Preferred Shares are being offered by the underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the underwriters and other conditions. The underwriters reserve the right to withdraw, cancel or modify this offer and to reject orders in whole or in part.

The prospectus supplement and the accompanying prospectus in electronic format may be made available on the website maintained by one or more of the underwriters. The representative may agree to allocate a number of Series B Preferred Shares to underwriters for sale to their online brokerage account holders. The representative will allocate Series B Preferred Shares to underwriters that may make Internet distributions on the same basis as other allocations. In addition, Series B Preferred Shares may be sold by the underwriters to securities dealers who resell Series B Preferred Shares to online brokerage account holders.

Certain of the underwriters and their affiliates have in the past provided to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of their customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future. In addition, certain of the underwriters and/or their affiliates are lenders under our credit facilities and will receive a portion of the net proceeds from this offering. See “—Conflicts of Interest” below.

We expect that delivery of the Series B Preferred Shares will be made against payment therefor on or about the closing date specified on the cover page of this prospectus supplement, which will be on the fifth business day following the date the Series B Preferred Shares are priced (such settlement being referred to as “T+5”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Series B Preferred Shares on the date of pricing or the next two succeeding business days will be required, by virtue of the fact that the Series B Preferred Shares initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

Conflicts of Interest

An affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated is the administrative agent and a lender under our credit facilities and may receive 5% or more of the net proceeds of the offering by reason of the repayment of outstanding amounts under our revolving credit facility. Any such underwriter may be deemed to have a “conflict of interest.”

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at, persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

The Shares are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2002/92/EC (as amended, the “Insurance Mediation Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended, the “Prospectus Directive”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Shares or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling the Shares or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the PRIIPS Regulation. This prospectus supplement has been prepared on the basis that any offer of Shares in the United Kingdom will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of Shares. This prospectus supplement is not a prospectus for the purposes of the Prospectus Directive.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement and the accompanying prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement and the accompanying prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement and the accompanying prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement and the accompanying prospectus. The Series B Preferred Shares to which this prospectus supplement and the accompanying prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the Series B Preferred Shares offered should conduct their own due diligence on the Series B Preferred Shares. If you do not understand the contents of this prospectus supplement and the accompanying prospectus you should consult an authorized financial advisor.

Notice to Prospective Investors in Canada

The Shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

VALIDITY OF SECURITIES

The validity of the Series B Preferred Shares being offered hereby will be passed upon for us by Richards, Layton & Finger, P.A., Wilmington, Delaware. Certain other legal matters in connection with the Series B Preferred Shares being offered hereby will be passed upon for us by Squire Patton Boggs (US) LLP, Cincinnati, Ohio. Attorneys at Squire Patton Boggs (US) LLP beneficially own an aggregate of approximately 111,325 common shares of the trust. Certain legal matters will be passed upon for the underwriters by Freshfields Bruckhaus Deringer US LLP, New York, New York.

EXPERTS

The audited consolidated financial statements, and management’s assessment of the effectiveness of internal control over financial reporting of Compass Diversified Holdings incorporated by reference in this prospectus supplement and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Foam Fabricators, Inc. as of and for the year ended December 31, 2017, which are attached as Exhibit 99.1 to the Form 8-K/A of the trust and the company filed with the SEC on March 2, 2018 and are incorporated by reference into this prospectus supplement, have been so incorporated in reliance on the report of RSM US LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

COMMON SHARES

PREFERRED SHARES

Each Common Share or Preferred Share Represents One

Corresponding Beneficial Interest in Compass Diversified Holdings

We and any selling securityholders may offer and sell, from time to time:

•	common shares of the trust, which we refer to as the common shares, each representing one undivided beneficial interest in the trust property and corresponding to one underlying trust common interest in Compass Group Diversified Holdings LLC; and

•	preferred shares of the trust, which we refer to as the preferred shares, each representing one undivided beneficial interest in the trust property and corresponding to one underlying trust preferred interest in Compass Group Diversified Holdings LLC.

The “selling securityholders” as used herein refers to the selling securityholders identified in this prospectus and such additional selling securityholders as may be named in one or more prospectus supplements. The purpose of Compass Diversified Holdings, which we refer to as the trust, is to hold 100% of the trust interests of Compass Group Diversified Holdings LLC, which we refer to as the company. Each beneficial interest in the trust corresponds to one trust interest of the company in the form of either a trust common interest or trust preferred interest. We and/or any selling securityholders may offer for sale the securities covered by this prospectus directly to purchasers or through underwriters, broker-dealers or agents, in public or private transactions, at prevailing market prices or at privately negotiated prices. For additional information on the methods of sale, you should refer to the section of this prospectus entitled “Plan of Distribution.” We will not receive any of the proceeds from the sale of securities by any selling securityholders.

The common shares trade on the New York Stock Exchange under the symbol “CODI.” On December 6, 2016, the closing price of the common shares on the New York Stock Exchange was $19.30 per share.

We will provide more specific information about the terms of an offering of these securities in supplements or term sheets to this prospectus. This prospectus may not be used to offer or sell securities unless accompanied by a prospectus supplement or term sheet. You should read this prospectus, the prospectus supplements and term sheets carefully before you invest. If any underwriters, broker-dealers or agents are involved in any offering, the names of such underwriters, broker-dealers or agents and any applicable commissions or discounts will be described in the applicable prospectus supplement or term sheet relating to the offering.

The selling securityholders identified in this prospectus acquired the common shares covered by this prospectus in conjunction with the closing of our initial public offering, which we refer to as the IPO, upon the closing of our acquisition of a controlling interest in Anodyne Medical Device, Inc., in conjunction with the closing of our follow-on offering in May 2007, and upon the closing of our acquisition of CamelBak Products, LLC on August 25, 2011, all as further described in the documents incorporated by reference into this prospectus and below under “Selling Securityholders.”

Investing in our shares involves risks. See the description of “Risk Factors” which begins on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 7, 2016

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus may be used only for the purpose for which it has been published, and no person has been authorized to give any information not contained in this prospectus. If you receive any other information, you should not rely on it. We are not making an offer of these securities in any jurisdiction where the offer is not permitted.

NOTE TO READER

In reading this registration statement, references to:

•	the “trust” refer to Compass Diversified Holdings;

•	the “company” refer to Compass Group Diversified Holdings LLC;

•	the “manager” or CGM refer to Compass Group Management LLC;

•	the “businesses” refer to, collectively, the businesses controlled by the company;

•	the “trust agreement” refer to the Second Amended and Restated Trust Agreement of the trust dated as of December 6, 2016;

•	the “LLC agreement” refer to the Fifth Amended and Restated Operating Agreement of the company dated as of December 6, 2016;

•	the “common shares” refer to the common shares of the trust, each representing one undivided beneficial interest in the trust property and corresponding to one underlying trust common interest in the company;

•	the “preferred shares” refer to the preferred shares of the trust, each representing one undivided beneficial interest in the trust property and corresponding to one underlying trust preferred interest in the company;

•	the “shares” refer to the common shares and preferred shares, collectively;

•	the “trust common interests” refer to the trust common interests in the company;

•	the “trust preferred interests” refer to the trust preferred interests in the company;

•	the “trust interests” refer to the trust common interests and trust preferred interests, collectively; and

•	“we,” “us” and “our” refer to the trust, the company and our businesses together.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, which we refer to as the SEC, using a “shelf” registration process. Under this shelf process, we and/or the selling securityholders may sell the shares covered by this prospectus in one or more offerings as described under “Plan of Distribution” in this prospectus.

i

PROSPECTUS SUPPLEMENT OR TERM SHEET

This prospectus provides you with a general description of the securities that we and/or any selling securityholders may offer. Each time that we and/or the selling securityholders offer securities, we will provide a prospectus supplement or term sheet that will contain specific information about the terms of that offering. The prospectus supplement or term sheet to be attached to the front of this prospectus will describe: the applicable public offering price, the price paid for the securities, the net proceeds, the manner of distribution and any underwriting compensation and the other specific material terms related to the offering of securities covered by this prospectus. The prospectus supplement or term sheet may also add to, update or change information contained in this prospectus. You should read in their entirety this prospectus and any accompanying prospectus supplement or term sheet, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

You should not assume that the information in this prospectus, any accompanying prospectus supplement or any term sheet is accurate as of any date other than the date on the front of each document, regardless of the time of delivery of this prospectus, any accompanying prospectus supplement, term sheet or any sale of securities. Our business, financial condition, results of operations and prospectus may have changed since then. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement or term sheet.

For more detail on the terms of the securities, see “Description of Securities” herein.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the sections entitled “Summary” and “Risk Factors,” contains or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, which we refer to as the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, that are based on our current expectations, estimates and projections. Pursuant to those sections, we may obtain a “safe harbor” for forward-looking statements by identifying those statements and by accompanying those statements with cautionary statements, which identify factors that could cause actual results to differ from those expressed in the forward-looking statements. We may, in some cases, use words such as “project,” “predict,” “believe,” “anticipate,” “plan,” “expect,” “estimate,” “intend,” “should,” “would,” “could,” “potentially,” or “may” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements in this prospectus are subject to a number of risks and uncertainties, some of which are beyond our control, including among other things:

•	our ability to successfully operate our businesses on a combined basis, and to effectively integrate and improve future acquisitions;

•	our ability to remove our manager and our manager’s right to resign;

•	our organizational structure, which may limit our ability to meet our distribution policy;

•	our ability to service and comply with the terms of our indebtedness;

•	our cash flow available for distribution and reinvestment and our ability to make distributions in the future to our shareholders;

•	our ability to pay the management fee and profit allocation if and when due;

•	our ability to make and finance future acquisitions;

•	our ability to implement our acquisition and management strategies;

•	the regulatory environment in which our businesses operate;

•	trends in the industries in which our businesses operate;

•	changes in general economic or business conditions or economic or demographic trends in the United States and other countries in which we have a presence, including changes in interest rates and inflation;

•	environmental risks affecting the business or operations of our businesses;

•	our and our manager’s ability to retain or replace qualified employees of our businesses and our manager;

•	costs and effects of legal and administrative proceedings, settlements, investigations and claims; and

•	extraordinary or force majeure events affecting the business or operations of our businesses.

Our actual results, performance, prospects or opportunities could differ materially from those expressed in or implied by the forward-looking statements. A description of some of the risks that could cause our actual results to differ appears under the section “Risk Factors” and elsewhere in this prospectus or incorporated herein by reference. Additional risks of which we are not currently aware or which we currently deem immaterial could also cause our actual results to differ.

In light of these risks, uncertainties and assumptions, you should not place undue reliance on any forward-looking statements. The forward-looking events discussed in this prospectus may not occur. These forward-looking statements are made as of the date of this prospectus or, for information incorporated by reference, as of the dates of that information. We undertake no obligation to publicly update or revise any forward-looking statements after the completion of any offering hereunder, whether as a result of new information, future events or otherwise, except as required by law.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information concerning us can be read and copied at the SEC’s Public Reference Room at 101 F Street, N.E., Washington, D.C. 20549. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of the SEC’s Internet website is http://www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on the operations of the Public Reference Room. We maintain an Internet website at http://www.compassdiversifiedholdings.com. The information on our website is not a part of this prospectus.

We have filed a registration statement on Form S-3 to register with the SEC the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement or our other SEC filings for a copy of the contract or other document.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We “incorporate by reference” into this prospectus some of the information we file with the SEC. This permits us to disclose important information to you by referring you to those filings. The information incorporated by reference is considered to be a part of this prospectus. Any information contained in future SEC filings will automatically update and supersede the information contained in this prospectus. We incorporate by reference the documents listed below that have been filed with the SEC (other than current reports of portions thereof on Form 8-K that are furnished rather than filed):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the SEC on February 29, 2016;

•	the portions of our definitive Proxy Statement, in connection with our 2016 Annual Meeting of Shareholders, filed with the SEC on April 14, 2016, that are incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015;

•	the section entitled “Share Ownership of Directors, Executive Officers and Principal Shareholders” of our definitive Proxy Statement, in connection with our 2016 Special Meeting of Shareholders, filed with the SEC on October 17, 2016;

•	our Current Reports on Form 8-K, filed with the SEC on January 7, 2016, March 16, 2016, April 7, 2016, May 25, 2016, July 7, 2016, August 1, 2016, August 15, 2016, August 19, 2016, August 31, 2016 (as amended on November 1, 2016), October 6, 2016, November 4, 2016, November 22, December 2 and December 7, 2016 (three filings);

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016, June 30, 2016 and September 30, 2016, filed with the SEC on May 4, 2016, August 3, 2016 and November 2, 2016, respectively; and

•	the description of our shares contained in Form 8-A filed with the SEC on October 25, 2010.

We also incorporate by reference any future filings (other than current reports or portions thereof on Form 8-K that are furnished rather than filed) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the termination of the offering of the securities made by this prospectus.

We will provide without charge upon written or oral request a copy of any or all of the documents that are incorporated by reference into this prospectus, other than exhibits unless specifically incorporated by reference into such documents. Requests should be directed to:

Compass Diversified Holdings

Sixty-One Wilton Road

Westport, CT 06880

Telephone number (203) 221-1703

Attention: Investor Relations

SUMMARY

This prospectus summary highlights information contained elsewhere in this prospectus and in the documents we file with the SEC that are incorporated by reference in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in our securities. You should read the entire prospectus and the information incorporated by reference in this prospectus carefully, including “Risk Factors” set forth below and our consolidated financial statements and related notes included in our most recently filed Annual Report on Form 10-K, in each case as updated or supplemented by subsequent periodic reports that we file with the SEC, before making an investment decision. Further, unless the context otherwise indicates, numbers in this prospectus have been rounded and are, therefore, approximate.

Overview

Compass Diversified Holdings, a Delaware statutory trust, which we refer to as the trust, was created in Delaware on November 18, 2005. Compass Group Diversified Holdings LLC, a Delaware limited liability company, which we refer to as the company, was also formed on November 18, 2005. The trust and the company were formed to acquire and manage a group of small and middle-market businesses headquartered in North America. The trust is the sole owner of 100% of the trust interests, as defined in our LLC Agreement, of the company, which consist of trust common interests and trust preferred interests. Pursuant to that LLC Agreement, the trust owns an identical number of trust common interests and trust preferred interests in the company as exist for the number of outstanding common shares and preferred shares of the trust, respectively. Accordingly, the holders of our common shares and preferred shares are treated as beneficial owners of trust common interests and trust preferred interests, respectively, in the company and, as such, are subject to tax under partnership income tax provisions.

The company is an operating entity with a board of directors whose corporate governance responsibilities are similar to that of a Delaware corporation. The company’s board of directors oversees the management of the company and our businesses and the performance of Compass Group Management LLC, which we refer to as our manager. Certain members of our manager indirectly own our allocation interests, as defined in our LLC Agreement, through their ownership of a Delaware limited liability company.

We acquire controlling interests in and actively manage businesses that we believe (i) operate in industries with long-term macro-economic growth opportunities, (ii) have positive and stable cash flows, (iii) face minimal threats of technological or competitive obsolescence and (iv) have strong management teams largely in place.

Our unique public structure provides investors with an opportunity to participate in the ownership and growth of companies which have historically been owned by private equity firms, wealthy individuals or families. Through the acquisition of a diversified group of businesses with these characteristics, we believe we offer investors an opportunity to diversify their own portfolio risk while participating in the ongoing cash flows of those businesses through the receipt of quarterly distributions.

Our disciplined approach to our target market provides opportunities to methodically purchase attractive businesses at values that are accretive to our shareholders. For sellers of businesses, our unique financial structure allows us to acquire businesses efficiently with little or no third-party financing contingencies and, following acquisition, to provide our businesses with substantial access to growth capital.

We believe that private company operators and corporate parents looking to sell their businesses units may consider us an attractive purchaser because of our ability to:

•	provide ongoing strategic and financial support for their businesses;

•	maintain a long-term outlook as to the ownership of those businesses where such an outlook is required for maximization of our shareholders’ return on investment; and

•	consummate transactions efficiently without being dependent on third-party transaction financing.

In particular, we believe that our outlook on length of ownership may alleviate the concern that many private company operators and parent companies may have with regard to their businesses going through multiple sale processes in a short period of time. We believe this outlook reduces both the risk that businesses may be sold at unfavorable points in the overall market cycle and enhances our ability to develop a comprehensive strategy to grow the earnings and cash flows of each of our businesses, which we expect will better enable us to meet our long-term objective of continuing to pay distributions to our shareholders while increasing shareholder value. Finally, it has been our experience that our ability to acquire businesses without the cumbersome delays and conditions typical of third-party transactional financing is appealing to sellers of businesses who are interested in confidentiality and certainty to close.

We believe our management team’s strong relationships with industry executives, accountants, attorneys, business brokers, commercial and investment bankers, and other potential sources of acquisition opportunities offer us substantial opportunities to assess small to middle market businesses available for acquisition. In addition, the flexibility, creativity, experience and expertise of our management team in structuring transactions allows us to consider non-traditional and complex transactions tailored to fit a specific acquisition target.

In terms of the businesses in which we have a controlling interest, we believe that these businesses have strong management teams, operate in strong markets with defensible market niches and maintain long standing customer relationships. The strength of this model, which provides for significant industry, customer and geographic diversity, became even more apparent in a challenging economic environment of the recent past.

Our Manager

We have entered into a management services agreement with Compass Group Management LLC, which we refer to as our manager or CGM, pursuant to which our manager manages the day-to-day operations and affairs of the company and oversees the management and operations of our businesses.

Corporate Structure

The trust is a Delaware statutory trust. Our principal executive offices are located at Sixty One Wilton Road, Second Floor, Westport, Connecticut 06880, and our telephone number is 203-221-1703. Our website is at www.compassdiversifiedholdings.com. The information on our website is not incorporated by reference and is not part of this prospectus.

Each common share of the trust represents one undivided beneficial interest in the trust property and corresponds to one underlying trust common interest in the Company, and each preferred share of the trust represents one undivided beneficial interest in the trust property and corresponds to one underlying trust preferred interest in the Company. The purpose of the trust is to hold the trust interests of the company, which is one of two classes of equity interests in the company—the trust interests in the form of either trust common interests or trust preferred interests, of which 100% are held by the trust, and allocation interests, of which 100% are held by Sostratus LLC. The trust has the authority to issue common shares in one or more series and preferred shares in one or more classes or series. See the section entitled “Description of Securities” for more information about certain terms of the shares, trust interests and allocation interests.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully read and consider all of the risks described below, together with all of the other information contained or referred to in this prospectus, before making a decision to invest in our securities. If any of the following events occur, our financial condition, business and results of operations (including cash flows) may be materially adversely affected. In that event, the market price of our securities could decline, we may be unable to pay distributions on our securities and you could lose all or part of your investment.

See “Item IA—Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015, as updated from time to time in our other SEC filings, which are incorporated by reference into this prospectus. For information on incorporating our filings into this prospectus, see “Incorporation of Certain Documents by Reference” above.

USE OF PROCEEDS

Unless indicated otherwise in the applicable prospectus supplement or term sheet, we expect to use the net proceeds from our sale of securities under this prospectus for general corporate purposes, including to fund new acquisitions, when and if identified. Additional information on the use of net proceeds from the sale of securities offered by us may be set forth in the prospectus supplement or term sheet relating to such offering. We will not receive any proceeds from the sale of our securities by any selling securityholders.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED SHARE DISTRIBUTIONS

The following table sets forth our ratios of earnings to combined fixed charges and preferred share distributions for each of the periods indicated:

	Nine Months Ended September 30,	Fiscal Years Ended December 31,

	2016	2015	2014	2013	2012	2011
Ratio of earnings to combined fixed charges and preferred share distributions (1)	3.2	1.3	11.0	4.7	0.4	7.7

(1)	The ratio of earnings to fixed charges was below one-to-one for the year ended December 31, 2012. The earnings available for fixed charges was $15.7 million less than the total of fixed charges.

The ratios of earnings to combined fixed charges and preferred share distributions were computed by dividing earnings as adjusted by fixed charges and preferred share distributions (where applicable). For this purpose, earnings consist of net income from continuing operations and fixed charges. We currently have no preferred shares outstanding and, therefore, there are no amounts for preferred share distributions included in the above calculation. Fixed charges consist of interest expense.

SELLING SECURITYHOLDERS

This prospectus covers (i) 7,264,333 common shares held by CGI Magyar Holdings, LLC, which is ultimately controlled by Path Spirit Limited, (ii) 1,544,000 common shares held by Concord Equity, Inc., (iii) 64,000.08 common shares held by Alan B. Offenberg, the chief executive officer and a director of the company, a regular trustee of the trust and a partner of Compass Group Management LLC, or CGM, our manager, (iv) 64,000.08 common shares held by Elias J. Sabo, an assistant secretary of the company and a partner of CGM, and (v) 10,666.68 common shares held by David P. Swanson, a partner of CGM. Alan B. Offenberg and Elias J. Sabo serve as the manager of CGM for two-year rotating terms in succession. These selling securityholders acquired such common shares, directly or indirectly, in conjunction with the closing of our IPO, upon the closing of our acquisition of a controlling interest in Anodyne Medical Device, Inc., in conjunction with the closing of our follow-on offering in May 2007, and upon the closing of our acquisition of CamelBak Products, LLC on August 25, 2011.

Additional information about the above selling securityholders and additional selling securityholders, where applicable, including their respective beneficial ownership of our securities, the number of securities being offered and sold, and the number of securities beneficially owned after the applicable offering, will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Exchange Act which are incorporated by reference.

PLAN OF DISTRIBUTION

We and/or any selling securityholders may sell securities in any one or more of the following ways from time to time: (i) through agents; (ii) to or through underwriters; (iii) through brokers or dealers; (iv) directly by us and/or the selling securityholders to purchasers, including through a specific bidding, auction or other process; or (v) through a combination of any of these methods of sale. The applicable prospectus supplement or term sheet will contain the terms of the transaction, name or names of any underwriters, dealers, agents and the respective amounts of securities underwritten or purchased by them, the public offering price of the securities, and the applicable agent’s commission, dealer’s purchase price or underwriter’s discount. Any dealers or agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts.

Any initial offering price, dealer purchase price, discount or commission may be changed from time to time.

The securities may be distributed from time to time in one or more transactions, at negotiated prices, at a fixed price or fixed prices (that may be subject to change), at market prices prevailing at the time of sale, at various prices determined at the time of sale or at prices related to prevailing market prices.

Offers to purchase securities may be solicited directly by us and/or the selling securityholders or by agents designated by us or them from time to time. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities so offered and sold.

If underwriters are utilized in the sale of any securities in respect of which this prospectus is being delivered, such securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale. Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters. If any underwriter or underwriters are utilized in the sale of securities, unless otherwise indicated in the applicable prospectus supplement, the obligations of the underwriters are subject to certain conditions precedent and the underwriters will be obligated to purchase all such securities if any are purchased.

If a dealer is utilized in the sale of securities in respect of which this prospectus is delivered, we and/or the selling securityholders will sell securities to the dealer as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. Transactions through brokers or dealers may include block trades in which the broker or dealer will attempt to sell securities as agent but may position and resell as principal to facilitate the transaction, or in crosses in which the same broker or dealer acts as agent on both sides of the trade. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the securities so offered and sold.

Offers to purchase securities may be solicited directly by us and/or the selling securityholders and the sale thereof may be made by us and/or the selling securityholders directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof.

If so indicated in the applicable prospectus supplement or term sheet, we and/or the selling securityholders may authorize agents and underwriters to solicit offers by certain institutions to purchase securities from us and/or the selling securityholders at the public offering price set forth in the applicable prospectus supplement or term sheet pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the applicable prospectus supplement. Such delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement.

Agents, underwriters and dealers may be entitled under relevant agreements with us and/or the selling securityholders to indemnification by us and/or the selling securityholders against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, underwriters and dealers may be required to make in respect thereof. The terms and conditions of any indemnification or contribution will be described in the applicable prospectus supplement or term sheet.

We and/or the selling securityholders may also sell securities through various arrangements involving mandatorily or optionally exchangeable securities, and this prospectus may be delivered in connection with those sales.

We and/or the selling securityholders may enter into derivative, sale or forward sale transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement or term sheet indicates, in connection with those transactions, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement or term sheet, including in short sale transactions and by issuing securities not covered by this prospectus but convertible into, or exchangeable for, or representing beneficial interests in such securities, or the return of which is derived in whole or in part from the value of such securities. If so, the third party may use securities received under those sales, forward sales or derivative arrangements or securities pledged by us and/or the selling securityholders or borrowed from us and/or the selling securityholders or others to settle those sales or to close out any related open borrowings of securities, and may use securities received from us and/or the selling securityholders in settlement of those transactions to close out any related open borrowings of securities. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment).

Underwriters, broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from us and/or the selling securityholders. Underwriters, broker-dealers or agents may also receive compensation from the purchasers of securities for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular underwriter, broker-dealer or agent might be in excess of customary commissions and will be in amounts to be negotiated in connection with transactions involving securities. In effecting sales, broker-dealers engaged by us may arrange for other broker-dealers to participate in the resales.

Agents, underwriters and dealers may engage in transactions with, or perform services for, us or our manager and our respective subsidiaries in the ordinary course of business.

Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying securities as long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would be otherwise. If commenced, the underwriters may discontinue any of the activities at any time. An underwriter may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

The place and time of delivery for the securities will be set forth in the accompanying prospectus supplement or term sheet for such securities.

DESCRIPTION OF SECURITIES

The following descriptions of the trust agreement and the LLC agreement are subject to the provisions of the Delaware Statutory Trust Act and the Delaware Limited Liability Company Act. Certain provisions of the trust agreement and the LLC agreement are intended to be consistent with the Delaware General Corporation Law, which we refer to as the DGCL, and the powers of the company, the governance processes and the rights of the trust as the holder of the trust interests and the shareholders of the trust are generally intended to be similar in many respects to those of a typical Delaware corporation under the DGCL, with certain exceptions.

The statements that follow are subject to, and are qualified in their entirety by, reference to all of the provisions of each of the trust agreement and the LLC agreement, which will govern your rights as a holder of the shares and the trust’s rights as a holder of trust interests. Each of our trust agreement and LLC agreement has been filed with the SEC as an exhibit to our Current Report on Form 8-K filed on December 7, 2016.

General

The trust is authorized to issue shares each representing one undivided beneficial interest corresponding to one underlying trust interest in the company held by the trust. Shares of the trust may be common shares, which correspond to underlying trust common interests in the company, or preferred shares, which correspond to trust preferred interests in the company.

The trust interests, which consist of trust common interests and trust preferred interests, are one of two classes of equity interests in the company—the trust interests, of which 100% are held by the trust, and the allocation interests, of which 100% are held by Sostratus LLC.

Common Shares in the Trust

Each common share of the trust represents one undivided beneficial interest in the trust property and corresponds to one underlying trust common interest held by the trust. Unless the trust is dissolved, it must remain the holder of 100% of the trust common interests and at all times the company will have outstanding the identical number of trust common interests as the number of outstanding common shares of the trust. Pursuant to the trust agreement, the trust is authorized to issue up to 500,000,000 common shares and the company is authorized to issue a corresponding number of trust common interests. As of December 6, 2016, the trust had 54,300,000 common shares outstanding and the company had an equal number of corresponding trust common interests outstanding. All common shares and trust common interests, when they are issued, will be fully paid and nonassessable. Holders of common shares have no preemptive, subscription or conversion rights. There are no redemption or sinking fund provisions applicable to the common shares. The rights of the holders of common shares will be subject to, and may be adversely affected by, the rights of holders of any preferred shares that may be issued in the future.

Preferred Shares in the Trust

Each preferred share of the trust represents one undivided beneficial interest in the trust property and corresponds to one underlying trust preferred interest held by the trust. Unless the trust is dissolved, it must remain the holder of 100% of the trust preferred interests and at all times the company will have outstanding the identical number of trust preferred interests as the number of outstanding preferred shares of the trust. Pursuant to the trust agreement, the trust is authorized to issue up to 50,000,000 preferred shares and the company is authorized to issue a corresponding number of trust preferred interests. As of December 6, 2016, the trust had no preferred shares outstanding and the company had no corresponding trust preferred interests outstanding. All preferred shares and trust preferred interests, when they are issued, will be fully paid and nonassessable.

The company’s board of directors may determine, without further action by the holders of our shares, the terms, designations, preferences, rights, powers and duties of the preferred shares offered by this prospectus, as reflected in a share designation, including:

•	the right, if any, of such shares to share in the trust’s profits and losses or items thereof;

•	the right, if any, of such shares to share in the trust’s distributions, the dates distributions on such shares will be payable and whether distributions with respect to such shares will be cumulative or non-cumulative;

•	the rights of such shares upon dissolution and liquidation of the trust;

•	whether, and the terms and conditions upon which, the trust may redeem such shares;

•	whether such shares are issued with the privilege of conversion or exchange and, if so, the conversion or exchange price or prices or rate or rates, any rate adjustments, the date or dates on which, or the period or periods during which, such shares will be convertible or exchangeable, and all other terms and conditions upon which the conversion or exchange may be made;

•	the terms and conditions upon which such shares will be issued, evidenced by certificates and assigned or transferred;

•	the method for determining the percentage interest as to such shares;

•	the terms and amounts of any sinking fund provided for the purchase or redemption of such shares;

•	whether there will be restrictions on the issuance of preferred shares of the same class or series or any other class or series; and

•	the right, if any, of the holder of each such share to vote on trust matters, including matters relating to the relative rights, preferences and privileges of such shares.

A share designation (or any resolution of the board of directors of the company amending any share designation) will constitute an amendment to the trust agreement. However, the company’s board of directors will not, without prior shareholder approval, issue or use any preferred shares for any defensive or anti-takeover purpose or for the purpose of implementing any shareholder rights plan.

Equity Interests in the Company

The company is authorized, pursuant to action by the company’s board of directors, to issue up to 500,000,000 trust common interests in one or more series.

The company is authorized, pursuant to action by the company’s board of directors, to issue up to 50,000,000 trust preferred interests in one or more classes or series, with the terms, designations, preferences, rights, powers and duties of any such future trust preferred interests reflected in a trust interest designation.

In addition to the trust common interests and trust preferred interests, which we refer to collectively as the trust interests, the company is authorized, pursuant to action by the company’s board of directors, to issue up to 1,000 allocation interests. In connection with the formation of the company, our manager acquired 100% of the allocation interests so authorized and issued. On June 27, 2013, our manager assigned its allocation interests to Sostratus LLC. All allocation interests are fully paid and nonassessable. Other than the allocation interests held by Sostratus LLC, the company is not authorized to issue any other allocation interests.

Distributions

The company, acting through its board of directors, may declare and pay distributions on the applicable interests of the company, subject to any applicable trust interest designation. Any distributions so declared will be paid on such interests in proportion to the number of such interests held by the holders thereof. The members of our manager currently have a nominal indirect equity interest in the company, which is subject to dilution if additional shares, including the common shares and preferred shares described herein, are offered in the future. The company’s board of directors may, in its sole discretion and at any time, declare and pay distributions from the cash flow available for distributions to the holders of its interests, subject to any applicable trust interest designation.

Upon receipt of any distributions declared and paid by the company, the trust will, pursuant to the terms of the trust agreement, distribute within five business days the whole amount of such distributions in cash to its applicable shareholders, in proportion to their percentage ownership of the common shares or preferred shares on the related record date. The record date for distributions by the company will be the same as the record date for corresponding distributions by the trust.

Certain members of our manager indirectly own allocation interests in the Company through their ownership of Sostratus LLC. The owner of the allocation interests in the company is sometimes referred to herein as the “Allocation Member.” Upon the occurrence of certain events, the company will pay a profit allocation to the Allocation Member, as holder of the allocation interests. See “Certain Relationships and Related Party Transactions” in our definitive Proxy Statement on Schedule 14A filed with the SEC on April 14, 2016, which is incorporated by reference into this prospectus, for more information about the profit allocation to the Allocation Member.

Voting and Consent Rights

General

Each outstanding share, subject to any applicable share designation, is entitled to one vote on any company matter with respect to which the trust is entitled to vote, as provided in the LLC agreement and as detailed below. Pursuant to the terms of the LLC agreement and the trust agreement, the company will act at the direction of the trust only with respect to those matters subject to vote by the holders of trust interests of the company. The company, as sponsor of the trust, will provide to the trust, for transmittal to shareholders of the trust, the appropriate form of proxy to enable shareholders of the trust to direct, in proportion to their percentage ownership of the shares, the trust’s vote with respect to the trust interests. The trust will vote its trust interests in the same proportion as the vote of holders of the shares. For purposes of this summary, the voting rights of holders of the trust interests of the company that effectively will be exercised by the shareholders of the trust by proxy will be referred to as the voting rights of the holders of the shares.

The LLC agreement provides that the holders of trust interests are entitled, at the annual meeting of members of the company, to vote for the election of all of the directors other than any director appointed by our manager, subject to any applicable trust interest designation. Because neither the trust agreement nor the LLC agreement provides for cumulative voting rights, the holders of a plurality of the voting power of the then outstanding shares represented at a shareholders meeting will effectively be able to elect all the directors of the company standing for election, subject to any applicable share designation or trust interest designation.

The LLC agreement further provides that holders of allocation interests will not be entitled to any voting rights, except that holders of allocation interests will have, in accordance with the terms of the LLC agreement:

•	voting or consent rights in connection with certain anti-takeover provisions, as discussed below;

•	a consent right with respect to the amendment or modification of the provisions providing for distributions to the holders of allocation interests;

•	a consent right to any amendment to the provision entitling the holders of allocation interests to appoint directors who will serve on the board of directors of the company;

•	a consent right with respect to any amendment of the provision of the LLC agreement governing amendments thereof; and

•	a consent right with respect to any amendment that would adversely affect the holders of allocation interests.

Board of Directors Appointee

As holder of the allocation interests, our Allocation Member has the right to appoint one director (or two directors if the board size is increased to nine or more directors) to the company’s board of directors. No such appointed director on the company’s board of directors will be required to stand for election by the shareholders. No such appointed director who is also a member of the company’s management will receive any compensation (other than reimbursements that are permitted for directors) or will have any special voting rights.

Right to Bring a Derivative Action and Enforcement of the Provisions of the LLC Agreement by Holders of the Shares and Our Manager

The trust agreement and the LLC agreement both provide that holders of common shares representing at least ten percent of the outstanding common shares shall have the right to directly institute a legal proceeding against the company to enforce the provisions of the LLC agreement. In addition, the trust agreement and the LLC agreement provide that holders of common shares representing at least ten percent of the outstanding common shares have the right to cause the trust to institute any legal proceeding for any remedy available to the trust, including the bringing of a derivative action in the right of the company under Section 18-1001 of the Delaware Limited Liability Company Act relating to the right to bring derivative actions. Holders of common shares will have the right to direct the time, method and place of conducting such legal proceedings brought by the trust. The Allocation Member, as holder of the allocation interests, has the right to directly institute proceedings against the company to enforce the provisions of the LLC agreement.

Acquisition Exchange and Optional Purchase

The trust agreement and the LLC agreement provide that, if at any time more than 90% of the then outstanding voting shares entitled to vote are beneficially owned by one person, who we refer to as the acquirer and which time we refer to as the control date, such acquirer has the right to cause the trust, acting at the direction of the company’s board of directors, to mandatorily exchange all shares then outstanding for an equal number of underlying trust interests, which we refer to as an acquisition exchange, and dissolve the trust. The company, as sponsor of the trust, will cause the transfer agent of the shares to mail a copy of notice of such acquisition exchange to the shareholders of the trust at least 30 days prior to the exchange of shares for underlying trust interests. Upon the completion of such acquisition exchange, each holder of shares immediately prior to the completion of the acquisition exchange will be admitted to the company as a member in respect of an equal number of underlying trust interests and the trust will cease to be a member of the company.

The LLC agreement provides that, following such exchange, the acquirer shall have the right to purchase at the offer price, as defined in the LLC agreement, from the other holders of trust interests for cash all, but not less than all, of the outstanding trust interests that the acquirer does not own as of the control date. While this provision of the LLC agreement provides for a fair price requirement, the LLC agreement does not provide members with appraisal rights to which shareholders of a Delaware corporation would be entitled under Section 262 of the DGCL. The acquirer can exercise its right to effect such purchase by delivering notice to the company and the transfer agent of its election to make the purchase not less than 60 days prior to the control date. The company will cause the transfer agent to mail the notice of the purchase to the record holders of the trust interests at least 30 days prior to the control date. We refer to the date of purchase as the purchase date.

Voluntary Exchange

The trust agreement and the LLC agreement provide that in the event the company’s board of directors determines that:

•	the trust or the company, or both, is, or is reasonably likely to be, treated as a corporation for United States federal income tax purposes, or

•	the existence of the trust otherwise results, or is reasonably likely to result, in a material tax detriment to the trust, the holders of shares, the company or any of the members,

the company, as sponsor of the trust, shall cause the trust to exchange all shares then outstanding for an equal number of underlying trust interests and dissolve the trust. We refer to such an exchange as a voluntary exchange. The company, as sponsor of the trust, will cause the transfer agent for the shares to mail a copy of notice of such voluntary exchange to the shareholders of the trust at least 30 days prior to the exchange of shares for underlying trust interests. Upon the completion of such voluntary exchange, each holder of shares immediately prior to the completion of the voluntary exchange will be admitted to the company as a member in respect of an equal number of underlying trust interests and the trust will cease to be a member of the company.

Election by the Company

In circumstances where the trust has been dissolved, the LLC agreement provides that the company’s board of directors may, without the consent or vote of holders of trust interests, cause the company to elect to be treated as a corporation for United States federal income tax purposes only if the board receives an opinion from a nationally recognized financial adviser to the effect that the market valuation of the company is expected to be significantly lower as a result of the company continuing to be treated as a partnership for United States federal income tax purposes than if the company instead elected to be treated as a corporation for United States federal income tax purposes.

Dissolution of the Trust and the Company

The LLC agreement provides for the dissolution and winding up of the company upon the occurrence of:

•	the adoption of a resolution by a majority vote of the company’s board of directors approving the dissolution, winding up and liquidation of the company and the approval of such action by the affirmative vote of the holders of a majority of the outstanding trust interests entitled to vote thereon;

•	the unanimous vote of the holders of the outstanding trust interests entitled to vote to dissolve, wind up and liquidate the company;

•	a judicial determination that an event has occurred that makes it not reasonably practical to carry on the business of the company in conformity with the LLC agreement as determined in accordance with Section 18-802 of the Delaware Limited Liability Company Act; or

•	the termination of the legal existence of the last remaining member of the company or the occurrence of any other event that terminates the continued membership of the last remaining member of the company, unless the company is continued without dissolution in a manner provided under the LLC agreement or the Delaware Limited Liability Company Act.

The trust agreement provides for the dissolution and winding up of the trust upon the occurrence of:

•	an acquisition exchange or a voluntary exchange;

•	the filing of a certificate of cancellation of the company or its failure to revive its certificate of formation within 10 days following revocation of the company’s certificate of formation;

•	the entry of a decree of judicial dissolution by a court of competent jurisdiction over the company or the trust; or

•	the written election of the company.

We refer to these events as dissolution events. Following the occurrence of a dissolution event with respect to the trust, each share will be mandatorily exchanged for an underlying trust interest of the company. Upon dissolution of the company in accordance with the terms of the LLC agreement, the then holders of trust interests will be entitled to share in the assets of the company legally available for distribution following payment to creditors, subject to any applicable trust interest designation, in accordance with the positive balance in such holders’ capital accounts required by the LLC agreement, including any applicable trust interest designation, after giving effect to all contributions, distributions and allocations for all periods.

Anti-Takeover Provisions

Certain provisions of the management services agreement, the trust agreement and the LLC agreement may make it more difficult for third parties to acquire control of the trust and the company by various means. These provisions could deprive the shareholders of the trust of opportunities to realize a premium on the shares owned by them. In addition, these provisions may adversely affect the prevailing market price of the shares. These provisions are intended to:

•	protect our manager and its economic interests in the company;

•	protect the position of our manager and its rights to manage the business and affairs of the company under the management services agreement;

•	enhance the likelihood of continuity and stability in the composition of the company’s board of directors and in the policies formulated by the company’s board of directors;

•	discourage certain types of transactions which may involve an actual or threatened change in control of the trust and the company;

•	discourage certain tactics that may be used in proxy fights;

•	encourage persons seeking to acquire control of the trust and the company to consult first with the company’s board of directors to negotiate the terms of any proposed business combination or offer; and

•	reduce the vulnerability of the trust and the company to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of the outstanding shares or that is otherwise unfair to shareholders of the trust.

Anti-Takeover Effects of the Management Services Agreement

The limited circumstances in which our manager may be terminated means that it will be very difficult for a potential acquirer of the company to take over the management and operation of our business. Under the terms of the management services agreement, our manager may only be terminated by the company in certain limited circumstances.

Furthermore, our manager has the right to resign and terminate the management services agreement upon 180 days’ notice. Upon the termination of the management services agreement, seconded officers, employees, representatives and delegates of our manager and its affiliates who are performing the services that are the subject of the management services agreement will resign their respective position with the company and cease to work at the date of our manager’s termination or at any other time as determined by our manager. Any appointed director may continue serving on the company’s board of directors subject to our Allocation Member’s continued ownership of the allocation interests.

If we terminate the management services agreement, the company and the trust will agree, and the company will agree to cause its businesses, to cease using the term “Compass,” including any trademarks based on the name of the company and trust owned by our manager, entirely in their businesses and operations within 180 days of such termination. This agreement would require the trust, the company and its businesses to change their names to remove any reference to the term “Compass” or any trademarks owned by our manager.

Anti-Takeover Provisions in the Trust Agreement and the LLC Agreement

A number of provisions of the trust agreement and the LLC agreement also could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of the trust and the company. The trust agreement and the LLC agreement prohibit the merger or consolidation of the trust and the company with or into any limited liability company, corporation, statutory trust, business trust or association, real estate investment trust, common-law trust or any other unincorporated business, including a partnership, or the sale, lease or exchange of all or substantially all of the trust’s or the company’s property or assets unless, in each case, the company’s board of directors adopts a resolution by a majority vote approving such action and unless (i) in the case of the company, such action is approved by the affirmative vote of the holders of a majority of each of the outstanding trust interests and allocation interests entitled to vote thereon or (ii) in the case of the trust, such action is approved by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon.

In addition, the trust agreement and the LLC agreement each contain provisions based on Section 203 of the DGCL which prohibit the company and the trust from engaging in a business combination with an interested shareholder unless (i) in the case of the company, such business combination is approved by the affirmative vote of the holders of 66 2/3% of each of the outstanding trust interests and allocation interests entitled to vote thereon ,or (ii) in the case of the trust, such business combination is approved by the affirmative vote of the holders of 66 2/3% of the outstanding shares entitled to vote thereon, in each case, excluding shares or trust interests, as the case may be, held by the interested shareholder or any affiliate or associate of the interested shareholder.

Subject to the right of our manager to appoint directors and any successor in the event of a vacancy, the LLC agreement authorizes the company’s board of directors to fill vacancies. This provision could prevent a shareholder of the trust from effectively obtaining an indirect majority representation on the company’s board of directors by permitting the existing board of directors to increase the number of directors and to fill the vacancies with its own nominees. The LLC agreement also provides that directors may be removed, with or without cause, only by the affirmative vote of holders of 85% of the outstanding trust interests entitled to vote thereon that so elected or appointed such director. An appointed director may only be removed by the Allocation Member, as holder of the allocation interests.

The trust agreement does not permit holders of the shares to act by written consent. Instead, shareholders may only take action via proxy, which, when the action relates to the trust’s exercise of its rights as a member of the company, may be presented at a duly called annual or special meeting of members of the company and will constitute the vote of the trust. For so long as the trust remains the sole owner of the trust interests, the trust will act as a member of the company by written consent, including to vote its trust interests in a manner that reflects the vote by proxy of the holders of the shares. Furthermore, the trust agreement and the LLC agreement provide that special meetings may only be called by the chairman of the company’s board of directors or by resolution adopted by the company’s board of directors.

The trust agreement and the LLC agreement also provide that members, or holders of shares, subject to any applicable share designation or trust interest designation, seeking to bring business before an annual meeting of members or to nominate candidates for election as directors at an annual meeting of members of the company, must provide notice thereof in writing to the company not less than 120 days and not more than 150 days prior to the anniversary date of the preceding year’s annual meeting of members or as otherwise required by requirements of the Exchange Act. In addition, the member or holder of shares furnishing such notice must be a member or shareholder, as the case may be, of record on both (i) the date of delivering such notice and (ii) the record date for the determination of members or shareholders, as the case may be, entitled to vote at such meeting. The trust agreement and the LLC agreement specify certain requirements as to the form and content of a member’s or shareholder’s notice, as the case may be. These provisions may preclude members or holders of shares from bringing matters before members or holders of shares at an annual meeting or from making nominations for directors at an annual or special meeting of members.

The company’s board of directors is divided into three classes serving staggered three-year terms, which effectively requires at least two election cycles for a majority of the company’s board of directors to be replaced. See our definitive Proxy Statement on Schedule 14A filed on April 14, 2016, which is incorporated by reference into this prospectus, for more information about the company’s board of directors. In addition, the Allocation Member has certain rights with respect to appointing one or more directors, as discussed above.

Authorized but unissued shares are available for future issuance, without approval of the shareholders of the trust. These additional shares may be utilized for a variety of purposes, including future public offerings to raise additional capital or to fund acquisitions, as well as option plans for employees of the company or its businesses. The existence of authorized but unissued shares could render more difficult or discourage an attempt to obtain control of the trust by means of a proxy contest, tender offer, merger or otherwise. However, the company’s board of directors will not, without prior shareholder approval, issue or use any preferred shares for any defensive or anti-takeover purpose or for the purpose of implementing any shareholder rights plan.

In addition, the company’s board of directors has broad authority to amend the trust agreement and the LLC agreement, as discussed below. The company’s board of directors could, in the future, choose to amend the trust agreement or the LLC agreement to include other provisions which have the intention or effect of discouraging takeover attempts.

Amendment of the LLC Agreement

The LLC agreement (including the distribution provisions thereof) may be amended only by a majority vote of the board of directors of the company, except that amending the following provisions requires an affirmative vote of at least a majority of the outstanding trust interests entitled to vote thereon:

•	the purpose or powers of the company;

•	the authorization of an increase in trust interests;

•	the distribution rights of the trust interests;

•	the provisions regarding the right to acquire trust interests after an acquisition exchange described above;

•	the right of holders of shares to enforce the LLC agreement or to institute any legal proceeding for any remedy available to the trust;

•	the hiring of a replacement manager following the termination of the management services agreement;

•	the merger or consolidation of the company, the sale, lease or exchange of all or substantially all of the company’s assets and certain other business combinations or transactions;

•	the right of holders of trust interests to vote on the dissolution, winding up and liquidation of the company; and

•	the provision of the LLC agreement governing amendments thereof.

provided, however, that the company’s board of directors may, without the vote of any outstanding trust interests, adopt any trust interest designation setting forth the terms of the trust preferred interests to be issued, which will amend the LLC agreement, and the board of directors, without the vote of any outstanding trust interests, may otherwise amend the LLC agreement to the extent the board of directors determines that it is necessary or desirable in order to effectuate any issuance of trust preferred interests.

In addition, the Allocation Member, as holder of the allocation interests, will have the rights specified above under “—Voting and Consent Rights.”

Amendment of the Trust Agreement

The trust agreement may be amended, revised, supplemented or otherwise modified, and provisions of the trust agreement waived by the company, as sponsor of the trust, and the regular trustees acting at the company’s direction. However, the company may not, without the affirmative vote of a majority of the outstanding shares entitled to vote thereon, enter into or consent to any modification or waiver of the provisions of the trust agreement that would:

•	cause the trust to fail or cease to qualify for the exemption from the status of an “investment company” under the Investment Company Act;

•	cause the trust to issue a class of common equity securities other than the common shares (as described above under “—Common Shares in the Trust”), or issue any debt securities or any derivative securities or amend the provision of the trust agreement prohibiting any such issuances;

•	affect the exclusive and absolute right of our shareholders entitled to vote to direct the voting of the trust, as a member of the company, with respect to all matters reserved for the vote of members of the company pursuant to the LLC agreement;

•	effect the merger or consolidation of the trust, the sale, lease or exchange of all or substantially all of the trust’s property or assets and certain other business combinations or transactions;

•	amend the distribution rights of the shares;

•	increase the number of authorized shares; or

•	amend the provisions of the trust agreement governing the amendment thereof.

provided, however, that the company’s board of directors may, without the vote of any outstanding shares, adopt any share designation setting forth the terms of the preferred shares to be issued, which will amend the trust agreement, and the board of directors, without the vote of any outstanding shares, may otherwise amend the trust agreement to the extent the board of directors determines that it is necessary or desirable in order to effectuate any issuance of preferred shares.

Trustees

Messrs. Alan B. Offenberg and Ryan J. Faulkingham currently serve as the regular trustees of the trust, and BNY Mellon Trust of Delaware currently serves as the Delaware trustee of the trust.

Transfer Agent and Registrar

The transfer agent and registrar for the shares and the trust interests is Broadridge Corporate Issuer Solutions, Inc.

Our common shares are listed on the New York Stock Exchange under the symbol “CODI.”

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of material U.S. federal income tax considerations associated with the purchase, ownership and disposition of shares by U.S. holders (as defined below) and non-U.S. holders (as defined below). The following summary is based upon current provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, currently applicable United States Treasury Regulations, which we refer to as Regulations, and judicial and administrative rulings as of the date hereof. This summary is not binding upon the Internal Revenue Service, which we refer to as the IRS, and no rulings have been or will be sought from the IRS regarding any matters discussed in this summary. In that regard, there can be no assurance that positions taken with respect to, for example, the status of the trust as a publicly traded partnership exempt from taxation as a corporation, will not be challenged by the IRS. In addition, legislative, judicial or administrative changes may be forthcoming that could alter or modify the tax consequences, possibly on a retroactive basis.

This summary deals only with shares of the trust that are held as capital assets by holders who acquire the shares upon original issuance and does not address (except to the limited extent described below) special situations, such as those of:

•	brokers and dealers in securities or currencies;

•	financial institutions;

•	regulated investment companies;

•	real estate investment trusts;

•	tax-exempt organizations;

•	insurance companies;

•	persons holding shares as a part of a hedging, integrated or conversion transaction or a straddle, or as part of any other risk reduction transaction;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings; or

•	persons liable for alternative minimum tax.

A “U.S. holder” of shares means a beneficial owner of shares that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	a partnership (or other entity treated as a partnership for tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, the interests in which are owned only by U.S. persons;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a federal, state or local court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Regulations to be treated as a U.S. person.

A “non-U.S. holder” of shares means a beneficial owner of shares that is not a U.S. holder.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of the trust, the tax treatment of any non-U.S. partner in such partnership (or other entity) will generally depend upon the status of the partner and the activities of the partnership. If you are a non-U.S. partner of a partnership (or similarly treated entity) that acquires and holds shares of the trust, we urge you to consult your own tax adviser.

No statutory, administrative or judicial authority directly addresses many of the U.S. federal income tax issues pertaining to the treatment of shares or instruments similar to the shares. As a result, we cannot assure you that the IRS or the courts will agree with the positions described in this summary. A different treatment of the shares, the trust or the company from that described below could adversely affect the amount, timing, character and manner for reporting of income, gain or loss in respect of an investment in the shares. If you are considering the purchase of shares, we urge you to consult your own tax adviser concerning the particular U.S. federal income tax consequences to you of the purchase, ownership and disposition of shares, as well as any consequences to you arising under the laws of any other taxing jurisdiction.

Material U.S. federal income tax considerations specific to the preferred shares will be included in the applicable prospectus supplement in connection with the offering of such preferred shares.

Status of the Trust

The trust is intended to be treated as a publicly traded partnership exempt from taxation as a corporation. For purposes of applying the “qualifying income” tests, the trust’s share of the company’s income will be treated as received directly by the trust and will retain the same character as it had in the hands of the company.

If the trust were not treated as a publicly traded partnership exempt from taxation as a corporation and, instead, were to be classified as an association taxable as a corporation, the trust would be subject to federal income tax on any taxable income at regular corporate tax rates, thereby reducing the amount of cash available for distribution to the shareholders. In that event, the holders of shares would not be entitled to take into account their distributive shares of the trust’s deductions in computing their taxable income, nor would they be subject to tax on their respective shares of the trust’s income. Distributions to a holder would be treated as (i) dividends to the extent of the trust’s current or accumulated earnings and profits, (ii) a return of basis to the extent of each holder’s basis in its shares and (iii) gain from the sale or exchange of property to the extent that any remaining distribution exceeds the holder’s basis in its shares. Overall, treatment of the trust as an association taxable as a corporation may substantially reduce the anticipated benefits of an investment in the trust.

A “publicly traded partnership” (as defined in Section 7704 of the Code) is any partnership the interests in which are traded on an established securities market or which are readily tradable on a secondary market (or the substantial equivalent thereof). A publicly traded partnership is treated as a corporation unless 90% or more of its gross income each year is “qualifying income” (generally, passive-type income) and the partnership is not required to register as an investment company under the Investment Company Act of 1940.

Qualifying income includes dividends, interest and capital gains from the sale or other disposition of stocks and bonds held as capital assets. We intend to restrict the sources of our income so that more than 90% of our gross income for each taxable year will constitute qualifying income within the meaning of Section 7704(d) of the Code.

Under current law and assuming full compliance with the terms of the trust agreement (and other relevant documents) and based upon factual representations made by us and assuming that we satisfied the qualifying income tests for earlier years (in light of the risks discussed in the second following paragraph), in the opinion of Squire Patton Boggs (US) LLP, the trust will be classified as a publicly traded partnership exempt from taxation as a corporation for U.S. federal income tax purposes. The factual representations made by us upon which Squire Patton Boggs (US) LLP has relied include: (a) the trust has not elected and will not elect to be treated as a corporation for U.S. federal income tax purposes; and (b) for each taxable year, more than 90% of the gross income of the trust will consist of dividends, interest (other than interest derived in the conduct of a financial or insurance business or interest the determination of which depends in whole or in part on the income or profits of any person) and gains from the sale of stock or debt instruments which are held as capital assets.

Squire Patton Boggs (US) LLP will have no obligation to advise us of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in, or differing IRS interpretation of, the applicable law. Our taxation as a publicly traded partnership exempt from taxation as a corporation will depend on our ability to meet, on a continuing basis, through actual operating results, the “qualifying income exception” (as described above), the compliance with which will not be reviewed by Squire Patton Boggs (US) LLP on an ongoing basis. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy the qualifying income exception. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

There can be no assurance that the IRS will not successfully assert that the trust should be treated as a publicly traded partnership taxable as a corporation. No ruling has been or will be sought from the IRS, and the IRS has made no determination, as to the status of the trust for U.S. federal income tax purposes or whether the company will have sufficient qualifying income under Section 7704(d) of the Code. Whether the company or the trust will continue to meet the qualifying income exception is dependent on the company’s continuing activities and the nature of the income generated by those activities. In this regard, while the company does not anticipate realizing any management fee income, the treatment of income earned by our manager from offsetting management services agreements between our manager and the operating businesses is uncertain. The company’s board of directors will use its best efforts to cause the company to conduct its activities in such a manner that the trust continues to meet the qualifying income exception.

If the trust fails to satisfy the qualifying income exception described above (other than a failure which is determined by the IRS to be inadvertent and which is cured within a reasonable period of time after the discovery of such failure and with respect to which certain adjustments are made), the trust will be treated as if it had (i) transferred all of its assets, subject to its liabilities, to a newly-formed corporation on the first day of the year in which it fails to satisfy the exception, in return for stock in that corporation, and (ii) then distributed that stock to the holders of shares in liquidation of their beneficial interests in the trust. This contribution and liquidation should be tax-free to holders and the trust so long as the trust, at that time, does not have liabilities in excess of its tax basis in its assets. Thereafter, the trust would be treated as a corporation for U.S. federal income tax purposes.

The discussion below is based on the opinion of Squire Patton Boggs (US) LLP that the trust will be classified as a publicly traded partnership exempt from taxation as a corporation for U.S. federal income tax purposes.

Status of the Company

The company is intended to be treated as a partnership for federal income tax purposes.

Tax Considerations for U.S. Holders

Tax Treatment of the Trust

As a publicly traded partnership exempt from taxation as a corporation, the trust itself will not be subject to U.S. federal income tax, although it will file an annual partnership information return with the IRS that will report the results of its activities and will also contain schedules reflecting allocations of profits or losses (and items thereof) to shareholders of the trust.

Tax Treatment of Trust Income to Holders

Each partner of a partnership is required to take into account its share of items of income, gain, loss, deduction and other items of the partnership. Each holder of shares will directly or indirectly own a pro rata share of trust interests in the company, and thus will be required to include on its tax return its allocable share of trust income, gain, loss, deduction and other items without regard to whether the holder receives corresponding cash distributions. Thus, holders of shares may be required to report taxable income without a corresponding current receipt of cash if the trust were to recognize taxable income and not make cash distributions.

The trust’s taxable income is expected to consist mostly of interest income, capital gains and dividends. Interest income will be earned upon the funds loaned by the company to the operating subsidiaries and from temporary investments of the company, and will be taxable to the holders at ordinary income rates. Capital gains or losses will be reported upon the sale of stock or assets by the company, and will be taxed to the holders at the appropriate capital gains rates. Any dividends received by the company from its domestic corporate holdings generally will constitute qualified dividend income, which will qualify for a reduced rate of tax. Any dividends received by the company that do not constitute qualified dividend income will be taxed to holders at the tax rates generally applicable to ordinary income. Dividend income of the company from its domestic operating subsidiaries that is allocated to corporate holders of shares should qualify for the dividends received deduction.

Allocation of Company Profits and Losses

Under Section 704 of the Code, the determination of a partner’s distributive share of any item of income, gain, loss, deduction or credit of a partnership shall be governed by the partnership agreement unless the allocation so provided lacks “substantial economic effect” and is not otherwise in accordance with the partner’s interests in the partnership. Accordingly, a holder’s share of the company’s items of income, gain, loss, deduction and credit will be determined by the trust agreement, unless the allocations under the trust agreement are determined not to have “substantial economic effect” and is not otherwise in accordance with the partner’s interests in the partnership. Subject to the discussion below in this section and under “—Tax Considerations for U.S. Holders,” “—Allocations Among Holders” and “—Section 754 Election,” we believe that the allocations under the trust agreement should be considered to have substantial economic effect. If the allocations were found to lack substantial economic effect, the allocations nonetheless should be deemed to be made in accordance with the “partners’ interests in the partnership,” a facts and circumstances analysis of the underlying economic arrangement of the company’s members.

In general, under the trust agreement, items of ordinary income and loss will be allocated ratably among the holders based on the number of trust interests held. Allocations of capital gains realized by the company will be made first to the Allocation Member to the extent of any profit allocation to the Allocation Member. Thereafter gains and losses from capital transactions will be allocated among the holders, based on the number of trust interests beneficially held. If the allocations provided by the LLC agreement or trust agreement were successfully challenged by the IRS, the amount of income or loss allocated to holders for U.S. federal income tax purposes could be increased or reduced or the character of the income or loss could be modified.

The U.S. federal income tax rules that apply to partnership allocations are complex, and their application, particularly to exchange-traded partnerships, is not always clear. We will apply certain conventions and assumptions intended to achieve general compliance with the intent of these rules, and to report items of income and loss in a manner that generally reflects a holder’s economic gains and losses; however, these conventions and assumptions may not be considered to comply with all aspects of the Regulations. It is, therefore, possible the IRS will successfully assert that certain of the conventions or assumptions are not acceptable, and may require items of company income, gain, loss or deduction to be reallocated in a manner that could be adverse to a holder of shares.

As required by the rules and regulations under Sections 704(b) and 704(c) of the Code (as appropriate), specified items of income, gain, loss and deduction will be allocated to account for the difference between the tax basis and fair market value of property contributed to us and our property that has been revalued and reflected in the partners’ capital accounts upon the issuance of shares in connection with this offering. An allocation of our items of income, gain, loss and deduction, other than an allocation required by the Code to eliminate the difference between a shareholder’s “book” capital account, credited with the fair market value of contributed or adjusted property, and “tax” capital account, credited with the tax basis of contributed or adjusted property, referred to in this discussion as the “book-tax disparity,” will generally be given effect for federal income tax purposes in determining a shareholder’s distributive share of an item of income, gain, loss or deduction only if the allocation has “substantial economic effect” under the Regulations. In any other case, a shareholder’s distributive share of an item will be determined on the basis of the shareholder’s interest in us, which will be determined by taking into account all the facts and circumstances, including the shareholder’s relative contributions to us, the interests of all the shareholders in profits and losses, the interest of all the shareholders in cash flow and other nonliquidating distributions and rights of all the shareholders to distributions of capital upon liquidation. Under the Code, partners in a partnership cannot be allocated more tax depreciation, gain or loss than the total amount of any such item recognized by that partnership in a particular taxable period (the “ceiling limitation”). This “ceiling limitation” is not expected to have significant application to allocations with respect to contributed or adjusted property. However, to the extent the ceiling limitation is or becomes applicable, our partnership agreement requires that certain items of income and deduction be allocated in a way designed to effectively “cure” this problem and eliminate the impact of the ceiling limitation. Such allocations will not have substantial economic effect because they will not be reflected in the capital accounts of our shareholders. The legislative history of Section 704(c) of the Code states that Congress anticipated that Regulations would permit partners to agree to a more rapid elimination of book-tax disparities than required provided there is no tax avoidance potential. Further, Regulations under Section 704(c) of the Code provide that allocations similar to our curative allocations would be allowed.

Treatment of Distributions

Distributions of cash by a partnership generally are not taxable to the distributee-partner to the extent the amount of cash distributed does not exceed the distributee’s tax basis in its partnership interest. Cash distributions made by the company to the trust, which cash distributions the trustee in turn will distribute to the holders of shares, would create taxable gain to a holder only to the extent the distribution were to exceed the holder’s tax basis in the trust interests (see the section entitled “—Tax Basis in Trust Interests”). Any cash distribution in excess of a holder’s tax basis generally will be considered to be gain from the sale or exchange of the shares (see the section entitled “—Disposition of Shares” below).

Cash distributions to the holders of shares generally will be funded by gain realized by the company and payments to the company from the operating subsidiaries, which payments will consist of interest and principal payments on indebtedness owed to the company, and, subject to availability and board of director’s discretion, dividends. After payment of expenses, the company, again subject to the board of director’s discretion, intends to distribute the net cash to the trust, which in turn will distribute the net cash to the holders of shares. Distributions that are attributable to payments in amortization of loans made by the company may exceed the company’s taxable income, thus resulting in distributions to the holders of shares that should constitute a return of their investment. As indicated, if cash distributions to a holder exceed the holder’s adjusted tax basis in the trust interests such holder is treated as beneficially owning, a taxable gain would result.

Disposition of Shares

If a U.S. holder transfers shares, the holder will generally be required to recognize gain or loss measured by the difference between the amount realized on the sale and the holder’s adjusted tax basis in the interests sold. The amount realized will include the holder’s share of the company’s liabilities, as well as any proceeds from the sale. The gain or loss recognized will generally be taxable as capital gain or loss, except that the gain or loss will be ordinary (and not capital gain or loss) to the extent attributable to the holder’s allocable share of unrealized gain or loss in assets of the company described in Section 751 of the Code (including certain unrealized receivables and inventory). Capital gain of non-corporate U.S. holders is eligible to be taxed at reduced rates where the interests sold are held for more than one year. Capital gain of corporate U.S. holders is taxed at the same rate as ordinary income. Any capital loss recognized by a U.S. holder on a sale of shares will generally be deductible only against capital gains, except that a non-corporate U.S. holder may also offset up to $3,000 per year of ordinary income.

Pursuant to certain IRS rulings, a partner is treated as having a single, “unified” basis in all partnership interests that it owns. As a result, if a holder acquires shares at different prices and sells less than all of its shares, such holder will not be entitled to specify particular shares as having been sold (as it could do if the company were a corporation). Rather, the holder should determine its gain or loss on the sale by using an “equitable apportionment” method to allocate a portion of its unified basis to its shares sold. For example, if a holder purchased 200 shares for $10 per share and 200 shares for $20 per share (and assuming no other adjustments to basis), the holder would have “unified” basis of $6,000 in its 400 shares. If the holder sold 100 of its shares, the adjusted basis in the shares sold would be $1,500.

Gain or loss recognized by a holder on the sale or exchange of shares held for more than one year will generally be taxable as long-term capital gain or loss; otherwise, such gain or loss will generally be taxable as short-term capital gain or loss. A special election is available under the Regulations that will allow a holder to identify and use the actual holding periods for the shares sold for purposes of determining long-term capital gain or loss. If a holder fails to make the election or is not able to identify the holding periods for shares sold, the holder likely will have a fragmented holding period in the shares sold.

A holder that sells some or all of its shares is urged to consult its tax advisor to determine the proper application of these rules in light of the holder’s particular circumstances.

Tax Basis in Shares

A U.S. holder’s initial tax basis in its shares will equal the sum of (a) the amount of cash paid by such holder for its shares, and (b) such holder’s share of the company’s liabilities. A U.S. holder’s tax basis in the shares will be increased by (a) the holder’s share of the company’s taxable income, including capital gain, (b) the holder’s share of the company’s income, if any, that is exempt from tax and (c) any increase in the holder’s share of the company’s liabilities. A U.S. holder’s tax basis in the shares will be decreased (but not below zero) by (a) the amount of any cash distributed (or deemed distributed) to the holder, (b) the holder’s share of the company’s losses and deductions, (c) the holder’s share of the company’s expenditures that are neither deductible nor properly chargeable to a capital account and (d) any decrease in the holder’s share of the company’s liabilities.

Treatment of Securities Loans

A U.S. holder whose shares are loaned to a “short seller” to cover a short sale of shares may be considered to have disposed of those shares. If so, such holder would no longer be regarded as a beneficial owner of a portion of the shares with respect to those shares during the period of the loan and may recognize gain or loss from the disposition. As a result, during the period of the loan (i) company income, gain, loss, deduction or other items with respect to those shares would not be includible or reportable by the holder, and (ii) cash distributions received by the holder with respect to those shares could be fully taxable, likely as ordinary income. A holder who participates in any such transaction is urged to consult with its tax adviser.

Limitations on Interest Deductions

The deductibility of a non-corporate U.S. holder’s “investment interest expense” is generally limited to the amount of such holder’s “net investment income.” Investment interest expense would generally include interest expense incurred by the company, if any, and interest expense incurred by the U.S. holder on any margin account borrowing or other loan incurred to purchase or carry shares of the trust. Net investment income includes gross income from property held for investment and amounts treated as portfolio income, such as dividends and interest, under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income. For this purpose, any long-term capital gain or qualifying dividend income that is taxable at long-term capital gains rates is excluded from net investment income unless the holder elects to pay tax on such gain or dividend income at ordinary income rates.

Management Fees and Other Expenses

The company will pay an annual management fee to our manager. The company will also pay certain costs and expenses incurred in connection with activities of our manager. The company intends to deduct such fees and expenses to the extent that they are reasonable in amount and are not capital in nature or otherwise nondeductible. The management fees and other expenses should generally constitute miscellaneous itemized deductions for individual U.S. holders of shares. Accordingly, as described immediately below, certain limitations on deductibility of such fees and expenses by the shareholder could reduce or eliminate any associated tax benefits. Corporate U.S. holders of shares generally will not be subject to these limitations.

In general, a U.S. holder’s share of the expenses incurred by the company that are considered miscellaneous itemized deductions may be deducted by a U.S. holder that is an individual, estate or trust only to the extent that the holder’s share of the expenses exceeds 2% of the adjusted gross income of such holder. In addition, other limitations could apply to reduce the amount of certain otherwise allowable itemized deductions for individuals by an amount equal to the lesser of:

•	3% of the individual’s adjusted gross income in excess of certain threshold amounts; or

•	80% of the amount of certain itemized deductions otherwise allowable for the taxable year.

Organizational and syndication expenses, in general, may not be deducted currently by either the company or any U.S. holder of shares. An election may be made by the company to amortize organizational expenses over a 180-month period. Syndication expenses cannot be amortized or deducted.

The company will report such expenses on a pro rata basis, and each U.S. holder will be required to determine separately to what extent these items are deductible on such holder’s tax return. A U.S. holder’s inability to deduct all or a portion of such expenses could result in such holder’s reporting as its share of company taxable income an amount that exceeds any cash actually distributed to such U.S. holder for the year.

Section 754 Election

Both the trust and the company have made the election permitted by Section 754 of the Code. Such an election, once made, is irrevocable without the consent of the IRS. The election will generally require, in connection with a purchase of shares in the open market, that the trust and the company adjust its proportionate share of the tax basis in the their assets, or the “inside” basis, pursuant to Section 743(b) of the Code to fair market value (as reflected in the purchase price for the purchaser’s shares), as if the purchaser of shares had acquired a direct interest in the assets. The Section 743(b) basis adjustment is attributed solely to a purchaser of shares and does not affect the tax basis of the company’s assets associated with other holders. The Section 754 election, however, could result in adjustments to the “common basis” of the company’s assets, under Section 734, in connection with certain distributions.

Generally, the Section 754 election is intended to eliminate the disparity between a purchaser’s “outside” tax basis in its shares and its share of “inside” tax basis of the assets such that the amount of gain or loss allocable to the purchaser on the disposition by the company of its assets will correspond to the purchaser’s share in the appreciation or depreciation in the value of such assets since the purchaser acquired its shares. The consequences of this basis adjustment may be favorable or unfavorable as to the purchaser-holder.

The calculations under Section 754 of the Code are complex, and there is little legal authority concerning the mechanics of the calculations, particularly in the context of publicly traded partnerships. To help reduce the complexity of those calculations and the resulting administrative costs to the company, the company will apply certain simplifying conventions in determining and allocating these inside basis adjustments. It is possible that the IRS will successfully assert that the conventions utilized by the company do not satisfy the technical requirements of the Code or the Regulations and, thus, will require different basis adjustments to be made. If different adjustments were to be required by the IRS, some holders could be adversely affected.

Limitations on Deductibility of Losses

The deduction by a U.S. holder of its share of the company’s losses, if any, will be limited to the lesser of (i) the tax basis in such holder’s shares or (ii) in the case of a holder that is an individual or a closely-held corporation (a corporation where more than fifty percent (50%) of the value of its stock is owned directly or indirectly by five or fewer individuals or certain tax-exempt organizations), the amount which the holder is considered to be “at risk” with respect to certain activities of the trust. In general, the amount “at risk” includes the holder’s actual amount paid for the shares and any share of company debt that constitutes “qualified nonrecourse financing.” The amount “at risk” excludes any amount the holder borrows to acquire or hold its shares if the lender of such borrowed funds owns shares or can look only to shares for repayment. Losses in excess of the amount at risk must be deferred until years in which the company generates taxable income against which to offset such carryover losses.

Passive Activity Income and Loss

The “passive activity loss” limitations generally provide that individuals, estates, trusts and certain closely-held corporations and personal service corporations can deduct losses from passive activities (generally, activities in which the taxpayer does not materially participate) only to the extent of the taxpayer’s income from passive activities. It is expected that holders will not recognize any passive activity income or passive activity loss as a result of an investment in shares.

Allocations Among Holders

In general, the company’s profits and losses (other than capital gains and losses) will be determined on an annual basis and will be prorated on a monthly basis. The company will use a monthly convention that treats all sales during a month as occurring on the last day of such month. As a result, a seller of shares may be allocated income or deductions realized by the company following the date of sale, and a purchaser will not be allocated income until the following month. Furthermore, all dividends and distributions by the company will be made to the transferor of shares if the record date is on or before the date of transfer; similarly, if the record date is after the date of transfer, dividends and distributions shall be made to the transferee. Thus, a holder who owns shares during any month and who disposes of the shares prior to the record date set for a cash distribution for that month, may be allocated items of income or loss attributable to that month but would not be entitled to receive the cash distribution.

The trust will allocate capital gains and losses to the holders of shares on the actual date on which such gains or losses are realized.

Constructive Termination

The trust will be considered to have terminated for tax purposes if there is a sale or exchange of 50 percent or more of the total shares within a 12-month period. A constructive termination results in the closing of the trust’s taxable year for all holders. In the case of a holder reporting on a taxable year other than a fiscal year ending December 31, the closing of the trust’s taxable year may result in more than 12 months of its taxable income or loss being includable in such holder’s taxable income for the year of termination. The trust would be required to make new tax elections after a termination, including a new election under Section 754. A termination could also result in penalties if the trust were unable to determine that the termination has occurred.

Tax Reporting by the Trust and the Company

Information returns will be filed by the trust and the company with the IRS, as required, with respect to income, gain, loss, deduction and other items derived from the company’s activities. The trust and the company will file a partnership return with the IRS and issue a Schedule K-1. We further expect that the relevant and necessary information for tax purposes also will be readily available electronically through our website. Each holder will be deemed to have consented to provide relevant information, and if the shares are held through a broker or other nominee, to allow such broker or other nominee to provide such information as is reasonably requested by us for purposes of complying with our tax reporting obligations.

Audits and Adjustments to Tax Liability

A challenge by the IRS, such as in a tax audit, to the tax treatment by a partnership of any item generally must be conducted at the partnership, rather than at the partner, level. A partnership ordinarily designates a “tax matters partner” (as defined under Section 6231 of the Code) as the person to receive notices and to act on behalf of the partnership and the partners in the conduct of such a challenge or audit by the IRS. The trust has designated a “tax matters member,” who shall serve as the “tax matters partner” for this purpose.

Our tax matters member, which is required by the trust agreement to notify all holders of any U.S. federal income tax audit of the trust, will have the authority under the trust agreement to conduct, respond to, and if appropriate, contest (including by pursuing litigation) any IRS audit of the trust’s tax returns or other tax-related administrative or judicial proceedings and, if considered appropriate, to settle such proceedings. A final determination of U.S. tax matters in any proceeding initiated or contested by the tax matters member will be binding on all holders of shares who held their shares during the period for which the audit adjustment is made. The tax matters member will have the right on behalf of all holders to extend the statute of limitations relating to the holders’ U.S. federal income tax liabilities with respect to trust items.

A U.S. federal income tax audit of the trust’s information return may result in an audit of the tax return of a holder of shares, which, in turn, could result in adjustments to a holder’s items of income and loss that are unrelated to the company as well as to company-related items. There can be no assurance that the IRS, upon an audit of an information return of the trust or of an income tax return of a U.S. holder, might not take a position that differs from the treatment thereof by the trust or by such holder, possibly resulting in a tax deficiency. A holder would also be liable for interest on any tax deficiency that resulted from any such adjustments. Potential U.S. holders should also recognize that they might be forced to incur legal and accounting costs in resisting any challenge by the IRS to items in their individual returns, even if the challenge by the IRS should prove unsuccessful.

Beginning in 2018, the audit provisions summarized above will be replaced by a new partnership audit regime added by the Bipartisan Budget Act of 2015, P.L. 115-74 (“BBA”). Under the new BBA procedures, audits will be conducted at the partnership level, but any tax due will be payable by the partnership in the year the audit concludes (rather than for the year being audited). The audit is handled by a “partner representative,” which had broad authority to conduct the audit and bind partners. An alternative procedure allows any audit change to be allocated to persons who were partners during the year being audited. The trust agreement and LLC agreement give broad authority to the partner representative to apply the provisions of the BBA rules.

Foreign Tax Credits

Subject to generally applicable limitations, a U.S. holder of shares will be able to claim foreign tax credits with respect to certain foreign income taxes (if any) paid or incurred by the trust or the company, withheld on payments made to the company or paid by the company on behalf of holders. If a holder elects to claim a foreign tax credit, it must include in its gross income, for U.S. federal income tax purposes, both its share of the trust’s items of income and gain and also its share of the amount which is deemed to be the holder’s portion of foreign income taxes paid with respect to, or withheld from, dividends, interest or other income derived by the company. Subject to certain limitations, the U.S. holder may claim as a credit against its U.S. federal income tax the amount of such taxes incurred or withheld. Alternatively, a U.S. holder may elect to treat such foreign taxes as deductions from gross income. Even if the holder is unable to claim a credit or a deduction, he or she must include all amounts described above in income. We urge U.S. holders to consult their tax advisers regarding this election and its consequences to them.

Taxation of Certain Foreign Earnings

Under Subpart F of the Code, certain undistributed earnings and certain passive income of a foreign company constituting a controlled foreign corporation, or CFC, as defined in the Code, are taxed to certain U.S. shareholders prior to being distributed. Other than FHF Holdings Ltd., which we refer to as Manitoba Harvest, none of the businesses in which the company currently holds an interest or intends to invest are CFCs; however, no assurances can be given that other businesses in which the company may invest in the future will not be CFCs. While distributions made by a foreign company could generally constitute “qualified dividend income” eligible for a reduced rate of tax; the Subpart F provisions of the Code may operate to prevent distributions (or deemed distributions) of such earnings from being so regarded. Additionally, if the company were to invest in a passive foreign investment company, or PFIC, a U.S. holder of shares may be subject to certain adverse U.S. federal income tax consequences, including a deferred interest charge upon the distribution of previously accumulated earnings with respect to that investment.

Reportable Transaction Disclosure Rules

There are circumstances under which certain transactions must be disclosed to the IRS in a disclosure statement attached to a taxpayer’s U.S. federal income tax return (a copy of such statement must also be sent to the IRS Office of Tax Shelter Analysis). In addition, the Code imposes a requirement on certain “material advisers” to maintain a list of persons participating in such transactions, which list must be furnished to the IRS upon written request. These provisions can apply to transactions not conventionally considered to involve abusive tax planning. Consequently, it is possible that such disclosure could be required by the company or the holders of shares if, for example, a holder incurs a loss (in excess of a threshold computed without regard to offsetting gains or other income or limitations) from the disposition of shares. While the tax shelter disclosure rules generally do not apply to a loss recognized on the disposition of an asset in which the taxpayer has a qualifying basis (generally a basis equal to the amount of cash paid by the taxpayer for such asset), such rules will apply to a taxpayer recognizing a loss with respect to interests (such as the shares) in a pass-through entity even if its basis in such interests is equal to the amount of cash it paid. We urge U.S. holders to consult their tax advisers regarding the tax shelter disclosure rules and the possible application of these rules to them.

Non-U.S. Holders

A non-U.S. holder will not be subject to U.S. federal income tax on such holder’s distributive share of the trust’s income, provided that such income is not considered to be effectively connected with the conduct of a trade or business within the United States. However, in the case of an individual non-U.S. holder, such holder will be subject to U.S. federal income tax on gains on the sale of shares in the trust or such holder’s distributive share of trust gains if such holder is present in the United States for 183 days or more during a taxable year and certain other conditions are met.

The company should not be treated as “engaged in a trade or business within the United States” and therefore should not realize income that would be treated as effectively connected with the conduct of a U.S. trade or business. If the income from the company is effectively connected with a U.S. trade or business (and, if certain income tax treaties apply, is attributable to a U.S. permanent establishment), then a non-U.S. holder’s share of any company income and of any gain realized upon the sale or exchange of shares will be subject to U.S. federal income tax at the graduated rates applicable to U.S. citizens and residents and domestic corporations, and such non-U.S. holder will be subject to tax return filing requirements in the U.S. Non-U.S. holders that are corporations may also be subject to a 30% branch profits tax (or lower treaty rate, if applicable) on their effectively connected earnings and profits that are not timely reinvested in a U.S. trade or business.

In addition, gains, if any, allocable to a non-U.S. holder and attributable to a sale by the company of a “U.S. real property interest,” or USRPI (other than such gains subject to tax under the rules discussed above), are generally subject to U.S. federal income tax as if such gains were effectively connected with the conduct of a

U.S. trade or business. Moreover, a withholding tax is imposed with respect to such gain as a means of collecting such tax. For this purpose, a USRPI includes an interest (other than solely as a creditor) in a “U.S. real property holding corporation” (in general, a U.S. corporation, at least 50% of whose real estate and trade or business assets, measured by fair market value, consists of USRPIs), as well as an interest in a partnership that holds USRPIs. This withholding tax would be creditable against a non-U.S. holder’s actual U.S. federal income tax liability and any excess withholding tax may generally be eligible for refund. Although a non-U.S. holder who is a partner in a partnership that owns USRPIs is generally subject to tax on its sale or other disposition of its partnership interest to the extent attributable to such USRPIs, no withholding tax is generally imposed on the transfer of publicly traded partnership interests, and gain will not be taxable under the USRPI provisions where the non-U.S. holder owns no more than 10% of a publicly traded entity such as the trust. A non-U.S. holder that owns more than 10% of the company is urged to consult its tax adviser about the potential application of the USRPI provisions. We have made no determination as to whether any of the company’s investments will constitute a USRPI.

While generally not subject to U.S. federal income tax as discussed above, a non-U.S. holder generally will be subject to U.S. federal withholding tax at the rate of 30% (or, under certain circumstances, at a reduced rate provided by an income tax treaty, if applicable) in respect of such holder’s distributive share of dividends from U.S. corporations and certain other types of U.S.-source income realized by the company. To the extent any interest income allocated to a non-U.S. holder that otherwise would be subject to U.S. withholding tax is considered “portfolio interest,” neither the allocation of such interest income to the non-U.S. holder nor a subsequent distribution of such interest income to the non-U.S. holder will be subject to withholding, provided (among other things) that the non-U.S. holder is not otherwise engaged in a trade or business in the U.S. and provides us with a timely and properly completed and executed form W-8BEN or other applicable form and said holder does not directly or indirectly own 10 percent or more of the shares or capital of the interest payor. The withholding tax as described herein will apply upon the earlier of the distribution of income to a non-U.S. holder or, if not previously distributed to a non-U.S. holder, at the time such income is allocated to a non-U.S. holder. Amounts withheld on behalf of a non-U.S. holder will be treated as being distributed to such non-U.S. holder; however, to the extent we are unable to associate amounts withheld with particular shares, the economic burden of any withholding tax paid by us to the appropriate tax authorities will be borne by all holders, including U.S. holders.

A non-U.S. holder will be subject to U.S. federal estate tax on the value of U.S.-situs property owned at the time of his or her death. It is unclear whether partnership interests will be considered U.S.-situs property. Accordingly, a non-U.S. holder is urged to consult its tax advisors to determine whether such holder’s estate would be subject to U.S. federal estate tax on all or part of the value of the shares beneficially owned at the time of his or her death.

Non-U.S. holders will be required to timely and accurately complete a form W-8BEN (or other applicable form) and provide such form to us, for withholding tax purposes. Non-U.S. holders are advised to consult their own tax advisers with respect to the particular tax consequences to them of an investment in the company.

Regulated Investment Companies

Interests in and income from “qualified publicly traded partnerships” satisfying certain gross income tests are treated as qualifying assets and income, respectively, for purposes of determining eligibility for regulated investment company, or RIC, status. A RIC may invest up to 25% of its assets in interests of a qualified publicly traded partnership. The determination of whether a publicly traded partnership such as the trust is a qualified publicly traded partnership is made on an annual basis. The trust likely will not qualify to be treated as a qualified publicly traded partnership. However, because the trust expects to satisfy the gross income requirements of Section 7704(c)(2) (determined as provided in Section 851(h)), the trust anticipates the flow-thru of at least 90% of its gross income to constitute qualifying income for RIC testing purposes.

Tax-Exempt Organizations

With respect to any holder that is an organization that is otherwise exempt from U.S. federal income tax, such holder nonetheless may be subject to taxation with respect to its “unrelated business taxable income,” or UBTI, to the extent that its UBTI from all sources exceeds $1,000 in any taxable year. Except as noted below with respect to certain categories of exempt income, UBTI generally includes income or gain derived (either directly or through a partnership) from a trade or business, the conduct of which is substantially unrelated to the exercise or performance of the organization’s exempt purpose or function.

UBTI generally does not include passive investment income, such as dividends, interest and capital gains, whether realized by the organization directly or indirectly through a partnership (such as the company) in which it is a partner. This type of income is exempt, subject to the discussion of “unrelated debt-financed income” below, even if it is realized from securities trading activity that constitutes a trade or business.

UBTI includes not only trade or business income or gain as described above, but also “unrelated debt-financed income.” This latter type of income generally consists of (1) income derived by an exempt organization (directly or through a partnership) from income-producing property with respect to which there is “acquisition indebtedness” at any time during the taxable year and (2) gains derived by an exempt organization (directly or through a partnership) from the disposition of property with respect to which there is acquisition indebtedness at any time during the twelve-month period ending with the date of the disposition.

The company expects to incur debt that would be treated as “acquisition indebtedness” with respect to certain of its investments. To the extent the company recognizes income in the form of dividends or interest from any investment with respect to which there is “acquisition indebtedness” during a taxable year, the percentage of the income that will be treated as UBTI generally will be equal to the amount of the income from such investment times a fraction, the numerator of which is the “average acquisition indebtedness” incurred with respect to the investment, and the denominator of which is the “average amount of the adjusted basis” of the company’s investment during the period such investment is held by the company during the taxable year.

To the extent the company recognizes gain from the disposition of any company investment with respect to which there is “acquisition indebtedness,” the portion of the gain that will be treated as UBTI will be equal to the amount of the gain times a fraction, the numerator of which is the highest amount of the “acquisition indebtedness” with respect to the investment during the twelve-month period ending with the date of disposition, and the denominator of which is the “average amount of the adjusted basis” of the investment during the period such investment is held by the company during the taxable year.

Certain State and Local Taxation Matters

State and local tax laws often differ from U.S. federal income tax laws with respect to the treatment of specific items of income, gain, loss, deduction and credit. A holder’s distributive share of the taxable income or loss of the trust generally will be required to be included in determining its reportable income for state and local tax purposes in the jurisdiction in which the holder is a resident. Also, the company may conduct business in jurisdictions in which a holder is not a resident that could subject a holder to income tax in that jurisdiction (and require a holder to file an income tax return with that jurisdiction in respect of the holder’s share of the income derived from that business). A prospective holder should consult its tax advisor with respect to the availability of a credit for such tax in the jurisdiction in which the holder is resident. Moreover, prospective holders should consider, in addition to the U.S. federal income tax consequences described above, potential state and local tax considerations in investing in the shares.

Backup Withholding

The trust is required in certain circumstances to withhold tax (called “backup withholding”) on certain payments paid to noncorporate holders of shares who do not furnish their correct taxpayer identification number (in the case of individuals, their social security number) and certain certifications, or who are otherwise subject to backup withholding. Backup withholding is not an additional tax. Any amounts withheld from payments made to you may be refunded or credited against your U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS.

Each holder of shares should be aware that certain aspects of the U.S. federal, state and local income tax treatment regarding the purchase, ownership and disposition of shares are not clear under existing law. Thus, we urge each holder to consult its own tax advisers to determine the tax consequences of ownership of the shares in such holder’s particular circumstances.

LEGAL MATTERS

The validity of the shares being offered hereby will be passed upon for us by Richards, Layton & Finger, P.A., Wilmington, Delaware. Certain legal matters in connection with the shares being offered hereby will be passed upon for us by Squire Patton Boggs (US) LLP, Cincinnati, Ohio. Attorneys at Squire Patton Boggs (US) LLP own an aggregate of approximately 110,885 common shares of the trust. The underwriters, dealers or agents, if any, will be represented by their own legal counsel in connection with any underwritten offering hereby.

EXPERTS

The audited consolidated financial statements and schedule and management’s assessment of the effectiveness of internal control over financial reporting of Compass Diversified Holdings incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon such reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The consolidated balance sheet of 5.11 Acquisition Corp. as of December 31, 2015, and the related consolidated statement of operations and comprehensive income, consolidated statement of convertible preferred stock and stockholders’ deficit and consolidated statement of cash flows for the year ended December 31, 2015, which report appears in the Form 8-K/A of the trust and the company filed with the SEC on November 1, 2016, incorporated by reference into this prospectus, have been so incorporated in reliance on the report of Deloitte & Touche LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

Shares

% Series B Fixed-to-Floating Rate Cumulative

Preferred Shares

Each Preferred Share Represents One Corresponding

Beneficial Interest in Compass Diversified Holdings

Prospectus    Supplement

BofA Merrill Lynch

Morgan Stanley

UBS Investment Bank

J.P. Morgan

Janney Montgomery Scott

William Blair

, 2018